Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 5, 2017

AMONG

ROAN RESOURCES LLC,

AS THE BORROWER,

AND

THE LENDERS

PARTY HERETO,

CITIBANK, N.A.,

AS ADMINISTRATIVE AGENT

AND A LETTER OF CREDIT ISSUER,

PNC BANK, NATIONAL ASSOCIATION

AND

BARCLAYS BANK PLC,

AS CO- SYNDICATION AGENTS

JPMORGAN CHASE BANK, N.A.,

AND

MORGAN STANLEY SENIOR FUNDING, INC.,

AS CO-DOCUMENTATION AGENTS

CITIGROUP GLOBAL MARKETS, INC.

AND

RBC CAPITAL MARKETS LLC,

AS JOINT LEAD ARRANGERS

AND

CITIGROUP GLOBAL MARKETS INC. AS BOOKRUNNER

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(continued)

Page

3.2	Letter of Credit Requests	59

3.3	Letter of Credit Participations	61

3.4	Agreement to Repay Letter of Credit Drawings	63

3.5	Increased Costs	64

3.6	New or Successor Letter of Credit Issuer	65

3.7	Role of Letter of Credit Issuer	66

3.8	Cash Collateral	67

3.9	Applicability of ISP and UCP	67

3.10	Conflict with Issuer Documents	67

3.11	Letters of Credit Issued for Subsidiaries	67

SECTION 4.	FEES; COMMITMENTS	67

4.1	Fees	67

4.2	Voluntary Reduction of Commitments	68

4.3	Mandatory Termination or Reduction of Commitments	69

SECTION 5.	PAYMENTS	69

5.1	Voluntary Prepayments	69

5.2	Mandatory Prepayments	70

5.3	Method and Place of Payment	72

5.4	Taxes	72

5.5	Computations of Interest and Fees	76

5.6	Limit on Rate of Interest	76

SECTION 6.	CONDITIONS PRECEDENT TO INITIAL BORROWING	77

6.1	Credit Documents	77

6.2	Collateral	77

6.3	Legal Opinions	77

6.4	Contribution	77

6.5	Authorization of Proceedings of Credit Parties; Organizational Documents	78

6.6	Fees	78

6.7	Representations	78

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(continued)

Page

6.8	Patriot Act	78

6.9	Pro Forma Financial Information and Projections	79

6.10	Engineering Reports	79

6.11	Title Information	79

6.12	Insurance Certificate	79

6.13	Absence of Litigation	79

6.14	Good Standing Certificates	79

6.15	Solvency	80

6.16	Environmental Conditions	80

6.17	Corporate Structure and Capitalization	80

6.18	Unused Availability	80

6.19	Hedging Transactions	80

6.20	Material Adverse Effect	80

SECTION 7.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS	80

7.1	No Default; Representations and Warranties	80

7.2	Notice of Borrowing	80

SECTION 8.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	81

8.1	Corporate Status	81

8.2	Power and Authority; Enforceability	81

8.3	No Violation	81

8.4	Litigation	82

8.5	Margin Regulations	82

8.6	Governmental Approvals	82

8.7	Investment Company Act	82

8.8	True and Complete Disclosure	82

8.9	Financial Condition; Financial Information	83

8.10	Tax Matters	83

8.11	Compliance with ERISA	83

8.12	Subsidiaries	84

8.13	Intellectual Property	84

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(continued)

Page

8.14	Environmental Laws	84

8.15	Properties	84

8.16	Solvency	85

8.17	Insurance	85

8.18	Hedge Transactions	85

8.19	Patriot Act	85

8.20	Liens Under the Security Documents	85

8.21	No Default	86

8.22	Direct Benefit	86

8.23	Anti-Corruption Laws and Sanctions	86

8.24	EEA Financial Institutions	86

8.25	Deposit Accounts	86

SECTION 9.	AFFIRMATIVE COVENANTS	86

9.1	Information Covenants	87

9.2	Books, Records and Inspections	89

9.3	Maintenance of Insurance	90

9.4	Payment of Taxes	91

9.5	Existence	91

9.6	Compliance with Statutes, Regulations, Etc.	91

9.7	ERISA	91

9.8	Maintenance of Properties	92

9.9	End of Fiscal Years; Fiscal Quarters	93

9.10	Additional Guarantors, Grantors and Collateral	93

9.11	Use of Proceeds	95

9.12	Further Assurances	95

9.13	Reserve Reports	95

9.14	Title Information	96

9.15	Commodity Exchange Act Keepwell Provisions	96

9.16	Post-Closing Covenants	96

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(continued)

Page

SECTION 10.	NEGATIVE COVENANTS	98

10.1	Limitation on Indebtedness	99

10.2	Limitation on Liens	103

10.3	Limitation on Fundamental Changes	106

10.4	Limitation on Sale of Assets	108

10.5	Limitation on Investments	110

10.6	Limitation on Restricted Payments	113

10.7	Limitations on Debt Payments and Amendments	115

10.8	Negative Pledge Agreements	116

10.9	Limitation on Subsidiary Distributions	116

10.10	Hedge Transactions	118

10.11	Financial Performance Covenants	120

10.12	Transactions with Affiliates	120

10.13	Change in Business	121

10.14	Use of Proceeds	121

10.15	Payments for General and Administrative Services	121

10.16	Amendments to Organizational Documents and Material Agreements	122

SECTION 11.	EVENTS OF DEFAULT	122

11.1	Payments	122

11.2	Representations, Etc.	122

11.3	Covenants	122

11.4	Default Under Other Agreements	123

11.5	Bankruptcy, Etc.	123

11.6	ERISA	124

11.7	Guarantee	124

11.8	Security Documents	124

11.9	Judgments	124

11.10	Change of Control	124

SECTION 12.	THE ADMINISTRATIVE AGENT	126

12.1	Appointment	126

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(continued)

Page

12.2	Delegation of Duties	126

12.3	Exculpatory Provisions	127

12.4	Reliance	127

12.5	Notice of Default	128

12.6	Non-Reliance on Administrative Agent and Other Lenders	128

12.7	Indemnification	129

12.8	Agent in Its Individual Capacity	130

12.9	Successor Agent	130

12.10	Withholding Tax	131

12.11	Security Documents and Guarantee	131

12.12	Right to Realize on Collateral and Enforce Guarantee	131

12.13	Administrative Agent May File Proofs of Claim	132

SECTION 13.	MISCELLANEOUS	133

13.1	Amendments, Waivers and Releases	133

13.2	Notices	134

13.3	No Waiver; Cumulative Remedies	135

13.4	Survival of Representations and Warranties	135

13.5	Payment of Expenses; Indemnification	136

13.6	Successors and Assigns; Participations and Assignments	137

13.7	Replacements of Lenders under Certain Circumstances	141

13.8	Adjustments; Set-off	142

13.9	Counterparts	143

13.10	Severability	143

13.11	Integration	143

13.12	GOVERNING LAW	144

13.13	Submission to Jurisdiction; Waivers	144

13.14	Acknowledgments	144

13.15	WAIVERS OF JURY TRIAL	145

13.16	Confidentiality	145

13.17	Release of Collateral and Guarantee Obligations	146

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Page

13.18	USA PATRIOT Act	147

13.19	Payments Set Aside	148

13.20	Reinstatement	148

13.21	Disposition of Proceeds	148

13.22	Collateral Matters; Hedge Transactions	148

13.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	149

13.24	Flood Insurance Provisions	149

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SCHEDULES

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Excluded Stock
Schedule 8.4	Litigation
Schedule 8.18	Hedge Transactions
Schedule 8.25	Deposit Accounts and Securities Accounts
Schedule 10.5	Closing Date Investments
Schedule 10.8	Closing Date Negative Pledge Agreements
Schedule 10.9	Closing Date Restrictions on Subsidiary Distributions
Schedule 10.12	Closing Date Affiliate Transactions
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit A-1	Notice of Account Designation
Exhibit B	Form of Letter of Credit Request
Exhibit C	Form of Guarantee
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Mortgage
Exhibit F	Form of Credit Party Closing Certificate
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Promissory Note

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CREDIT AGREEMENT, dated as of September 5, 2017, among ROAN RESOURCES LLC, a Delaware limited liability company (the “Borrower”) (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), CITIBANK, N.A., as Administrative Agent and as a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party hereto.

PRELIMINARY STATEMENT

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans made available to the Borrower and at any time and from time to time after the Closing Date subject to the Available Commitment, and the Borrower has requested that the Letter of Credit Issuers issue Letters of Credit (subject to the Available Commitment) at any time and from time to time prior to the L/C Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $50,000,000;

WHEREAS, on and after the Closing Date, the proceeds of the Loans and the Letters of Credit will be used by the Borrower and its Subsidiaries to pay the fees and expenses related to the Transactions, to provide for the working capital needs of the Borrower and its Subsidiaries and for other general limited liability company purposes; and

WHEREAS, the Lenders and the Letter of Credit Issuers are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1 Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular):

“ABR” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Rate for an Interest Period of one month plus 1%; each change in the ABR Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate (provided that clause (c) shall not be applicable during any period in which the LIBOR Rate is unavailable or unascertainable). Notwithstanding the foregoing, if the ABR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Additional Lender” shall have the meaning provided in Section 2.16(a).

“Adjusted Total Commitment” shall mean, at any time, the Total Commitment less the aggregate amount of Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citibank, N.A. as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Annualized Consolidated EBITDAX” shall mean (a) with respect to the fiscal quarter ending December 31, 2017, the actual Consolidated EBITDAX for such fiscal quarter multiplied by four (4), (b) with respect to the fiscal quarter ending March 31, 2018, the actual Consolidated EBITDAX for the two fiscal quarters ending March 31, 2018, multiplied by two (2), and (c) with respect to the three fiscal quarters ending June 30, 2018, the actual Consolidated EBITDAX for such fiscal quarters multiplied by four-thirds (4/3).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan, any LIBOR Loan or Commitment Fees, as the case may be, the rate per annum set forth in the grid below based upon the Borrowing Base Utilization Percentage in effect on such day:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	X < 25%	≥ 25% X <50%	≥ 50% X <75%	≥ 75% X <90%	X ≥ 90%
LIBOR Loans	2.250%	2.500%	2.750%	3.000%	3.250%
ABR Loans	1.250%	1.500%	1.750%	2.000%	2.250%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%	0.500%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of engaging in Hedge Transactions for commodity, interest rate or currency risk that has (or the credit support provider of such Person has), at the time Borrower or any Subsidiary enters into a Hedge Transaction with such Person, a long term senior unsecured debt credit rating of A- or better from S&P or A3 or better from Moody’s, (ii) any Hedge Bank, and (iii) with respect to basis hedges in geographical locations in which limited counterparties are available, certain counterparties from time to time identified in writing to, and reasonably acceptable to, the Administrative Agent.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” shall mean (a)Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company, L.P., (c) DeGolyer and MacNaughton, and (d) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean, as to the Borrower, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, any Senior Vice President, any Executive Vice President or any Vice President of the Borrower, or any employee of the Borrower designated in writing as an Authorized Officer by the Borrower; and as to any other Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel, any Senior Vice President, any Executive Vice President, and any manager, sole member, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Commitment” shall mean, at any time, (a) the Loan Limit at such time minus (b) the aggregate Total Exposures of all Lenders at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benefited Lender” shall have the meaning provided in Section 13.8.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Bookrunner” shall mean Citigroup Global Markets, Inc., in its capacity as bookrunner in respect of the Facility.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” shall mean, at any time, an amount equal to the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof.

“Borrowing Base Deficiency” occurs if, at any time, the aggregate Total Exposures of all Lenders exceeds the Borrowing Base then in effect. The amount of the Borrowing Base Deficiency is the amount by which Total Exposures of all Lenders exceeds the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the Initial Reserve Report and thereafter in the most recently delivered Reserve Report delivered pursuant to Section 9.13; provided that for the avoidance of doubt, the Administrative Agent shall not be obligated to release the Lien on any Oil and Gas Property subject of a Mortgage solely for the reason that it is not included in such most recent Reserve Report.

“Borrowing Base Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding 100% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding 100% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Borrowing Base Utilization Percentage” shall mean, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the aggregate Total Exposures of all Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent either (a) on the Closing Date, (b) at the time it provides Cash Management Services to the Borrower or any Subsidiary, or (c) at any time after it has provided any Cash Management Services to the Borrower or any Subsidiary.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957 of the Code.

“Change in Law” shall mean the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Letter of Credit Issuer (or, for purposes of clauses (a)(ii) or (c) of Section 2.10, by any lending office of such Lender or by such Lender’s or such Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a) (i) at any time prior to a Qualifying IPO, (x) the Permitted Holders shall at any time cease to have, directly or indirectly, the power to vote or direct the voting of at least 70% of the Voting Stock of the Borrower or (y) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of a percentage of the voting power of the outstanding Voting Stock of the Borrower that is greater than the percentage of such voting power of such Voting Stock in the aggregate, directly or indirectly, beneficially owned by the Permitted Holders or (ii) at any time on and after a Qualifying IPO, any Person, entity or “group”

(within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of Holdings owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 35% of the ordinary voting power for the election of directors of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless in the case of either clause (i) or (ii) of this clause (a), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Borrower; or

(b) At any time on or after a Qualifying IPO, during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by individuals who were neither (1) nominated and approved by the Board of Directors of the Borrower or a Permitted Holder, (2) appointed and approved by directors so nominated nor (3) appointed and approved by a Permitted Holder.

“Citizen” means Citizen Energy II, LLC.

“Closing Date” shall mean September 5, 2017.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., severally and not jointly, each acting as co-documentation agent (in such capacity, each a “Documentation Agent”) for the Lenders under this Agreement and the other Credit Documents.

“Co-Investors” shall mean Linn and Citizen.

“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein.

“Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment or in the Incremental Agreement pursuant to which such Lender joined this Agreement and made its initial Commitment, in each case as the same may be increased, decreased or otherwise adjusted from time to time pursuant to terms of this Agreement. The Total Commitment as of the Closing Date is $750,000,000.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Commitment on any day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin” and based upon the Borrowing Base Utilization Percentage in effect on such day.

“Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Commitment at such time by (b) the amount of the Total Commitment at such time; provided that at any time when the Total Commitment shall have been terminated, each Lender’s Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Total Exposure at such time by (ii) the aggregate Total Exposures of all Lenders at such time.

“Commodities Account” shall have the meaning ascribed thereto in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Current Assets” means, as of any date of determination, the current assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus, to the extent not already included therein, all Available Commitments as of such date; provided that for purposes of this definition, current assets shall exclude non-cash assets required to be included in consolidated current assets of the Borrower and its Subsidiaries as a result of the application of FASB Accounting Standards Codifications 815 or 410.

“Consolidated Current Liabilities” means, as of any date of determination, the current liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, minus, to the extent included therein, the current portion of long-term Indebtedness outstanding under this Agreement; provided that for purposes of this definition, current liabilities shall exclude non-cash liabilities required to be included in consolidated current liabilities of the Borrower and its Subsidiaries as a result of the application of FASB Accounting Standards Codifications 815 or 410, but shall expressly include any unpaid liabilities for cash charges or payments that have been incurred as a result of the termination of any Hedge Transaction.

“Consolidated EBITDAX” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) (A) Taxes based on income or profits or capital gains payable by the Borrower and its Subsidiaries for such period and (B) Permitted Tax Distributions for such period, (iii) depletion, depreciation, amortization and exploration expense for such period, (iv) all other non-cash items reducing such Consolidated Net Income for such period (including, without limitation, any non-cash charges or losses required to be included in Consolidated Net Income as a result of the application of FASB Accounting Standards Codifications 718, 815, 410 and 360 (but shall expressly exclude any cash charges or payments that have been incurred as a result of the termination of any Hedge Transaction)),

(v) extraordinary or non-recurring losses for such period, and (vi) Transaction Expenses paid prior to the Closing Date or within twelve (12) months following the Closing Date, in a total aggregate amount across all periods not exceeding $10 million, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) all other non-cash items increasing Consolidated Net Income for such period (including, without limitation, any non-cash income or gains required to be included in Consolidated Net Income as a result of the application of FASB Accounting Standards Codifications 718, 815, 410 and 360) and (ii) extraordinary or non-recurring gains for such period; provided that, with respect to the determination of the Borrower’s compliance with the covenant set forth in Section 10.11(a) for any period, Consolidated EBITDAX shall be adjusted (x) with respect to any Qualified Acquisition made during such period, at Borrower’s election (by written notice to the Administrative Agent), to give effect to such Qualified Acquisition on a pro forma basis as if such acquisition had occurred on the first day of such period and (y) with respect to any Qualified Disposition made during such period, to give effect to such Qualified Disposition on a pro forma basis as if such Disposition had occurred on the first day of such period. For purposes of calculating Consolidated EBITDAX for the fiscal quarters ending December 31, 2017, March 31, 2018 and June 30, 2018, Consolidated EBITDAX shall equal the Annualized Consolidated EBITDAX for such fiscal quarters.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses and the net income of any Person (other than the Borrower or a Subsidiary) for that period, except to the extent of the amount of dividends and distributions actually received by the Borrower or a Subsidiary).

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as of any date of determination, all Indebtedness of the types described in clauses (a) and (b) (other than intercompany Indebtedness owing to the Borrower or any Subsidiary), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit) and clauses (e) through (h) of the definition thereof, in each case actually owing by the Borrower and the Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP).

“Consolidated Total Debt to Consolidated EBITDAX Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt less Unrestricted Cash in an amount not to exceed $25,000,000 as of the last day of the most recent Test Period ended on or prior to such date of determination to (b) Consolidated EBITDAX for such Test Period.

“Co-Syndication Agent” shall mean PNC Bank, National Association and Barclays Bank PLC, severally and not jointly, each acting as co-syndication agent (in such capacity, each a “Syndication Agent”) for the Lenders under this Agreement and the other Credit Documents.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Contribution Agreement” means the Contribution Agreement dated as of June 27, 2017, by and among Linn Energy Holdings, LLC, a Delaware limited liability company, Linn Operating, LLC, a Delaware limited liability company, Citizen Energy II, LLC, an Oklahoma limited liability company and Roan Resources LLC, a Delaware limited liability company.

“Control Agreement” shall mean, as to any deposit account, securities account or commodities account held with a financial institution, an agreement or agreements, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the applicable Credit Party and the relevant financial institution with whom such account is maintained. Such agreement shall perfect a first priority Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Credit Party’s Deposit Account (other than an Excluded Account), Securities Account or commodities account, as applicable.

“Controlled Account” shall mean a Deposit Account (other than an Excluded Account) maintained by a Credit Party with a financial institution, as depositary, that is subject to a Control Agreement in favor of the Administrative Agent.

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, the Issuer Documents and any promissory notes issued by the Borrower under this Agreement and any other agreements executed by Credit Parties in connection with this Agreement and expressly identified as “Credit Documents” therein.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Current Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Current Assets as of the last day of the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Current Liabilities as of the last day of such Test Period.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean, subject to Section 2.15, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Letter of Credit Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding, (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to the Borrower, each Letter of Credit Issuer issued and each Lender.

“Deposit Account” shall have the meaning ascribed thereto in the UCC.

“Disposition” shall have the meaning provided in Section 10.4. “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is 91 days after the Maturity Date hereunder in effect at the original issuance of such Stock or Stock Equivalent; provided that: (i) if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; (ii) any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries; (iii) any Stock or Stock Equivalents of such Person which, by its terms, matures or is mandatorily redeemable solely for Stock or Stock Equivalents that is not Disqualified Stock shall not constitute Disqualified Stock; and (iv) any Stock or Stock Equivalents of such Person which, by its terms or at the option of the holder thereof, matures or is mandatorily redeemable as a result of a change of control or asset sale shall not constitute Disqualified Stock.

“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded as an entity separate from its owner for U.S. federal income tax purposes.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Engineering Reports” shall have the meaning provided in Section 2.14(c).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, governmental notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, or local statute, law, rule, regulation, ordinance, code and fundamental principles of the rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” shall mean (a) each account utilized solely to fund payroll, employee wages, benefits or tax obligations of the Borrower and its Subsidiaries, (b) any fiduciary account, trust account or third-party oil and gas royalty account, (c) “zero balance” accounts , and (d) other accounts with funds on deposit so long as the average maximum daily balance in any such bank account, over any thirty (30) day period, does not at any time exceed $1,000,000 and provided that, the Borrower shall not permit the aggregate maximum daily balance for all such bank accounts excluded pursuant to this clause (d) to exceed $5,000,000 at any time.

“Excluded Hedge Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guaranty, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty obligation or other liability or security interest is or becomes illegal.

“Excluded Hedges” means Hedge Transactions that (i) are basis differential only swaps for volumes of crude oil, natural gas and natural gas liquids included under other Hedge Transactions permitted by Section 10.10(a) or (ii) are a hedge of volumes of crude oil, natural gas and natural gas liquids by means of a put or a price “floor” for which there exists no mark-to-market exposure to the Borrower.

“Excluded Stock” shall mean (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Stock or Stock Equivalents of (i) any Foreign Corporate Subsidiary or (ii) any Domestic Subsidiary owned directly or indirectly by a CFC or that is a FSHCO, to secure the Obligations, any Stock or Stock Equivalents of such Foreign Corporate Subsidiary or Domestic Subsidiary, owned directly or indirectly by a CFC or that is a FSHCO, other than 65% of the outstanding Voting

Stock or Stock Equivalents of such Foreign Corporate Subsidiary or Domestic Subsidiary directly owned by the Borrower or any Domestic Subsidiary (other than an Excluded Subsidiary), (c) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Stock or Stock Equivalents of any Immaterial Subsidiary, (f) the Stock or Stock Equivalents of any Subsidiary of a Foreign Subsidiary, (g) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (h) any Stock or Stock Equivalents set forth on Schedule 1.1(b) which have been identified on or prior to the Closing Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary that does not constitute a Material Subsidiary (but only for so long as such Subsidiary does not constitute a Material Subsidiary), (b) each Domestic Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 or Section 9.16 (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (c) any Domestic Subsidiary that is a FSHCO, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement (but only to the extent such Contractual Requirement is not entered into in contemplation of such prohibition) or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (unless such consent, approval, license or authorization has been received), (e) each Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Corporate Subsidiary, (f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.1(i) and permitted by the proviso to subclause (C) of Section 10.1(j) and each Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations and (g) any other Domestic Subsidiary with respect to which (x) in the reasonable judgment of the Administrative Agent (as acknowledged in writing by the Administrative Agent) and the Borrower, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by net income (however denominated and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), branch profits Taxes, and franchise (and similar) Taxes, in each case (A) imposed by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or (B) imposed as a result of any present or former connection between such recipient and the jurisdiction imposing such Tax (other than any such connection arising from such recipient having executed this Agreement or any other Credit Documents or engaged in any transactions contemplated thereunder), (ii) in the case of a Lender, any United States federal withholding Tax imposed on amounts payable to or for the account of such Lender hereunder or under any other Credit Document pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.7) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office or (iii) Taxes attributable to such recipient’s failure to comply with Section 5.4(e) or Section 5.4(h) or (iv) any United States federal withholding Tax imposed under FATCA.

“Facility” shall mean this Agreement and the Commitments and the extensions of credit made hereunder.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 10.11.

“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean a Domestic Subsidiary (including any Disregarded Entity) that owns (directly or through its Subsidiaries) no material assets other than the Stock or indebtedness of one or more Foreign Subsidiaries.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Approval Properties” shall mean those Oil and Gas Properties for which federal, state or tribal approval is required in order for the Borrower or such Subsidiary to be recognized by such Governmental Authority as the owner of such Oil and Gas Properties.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any tribe, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean each Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10, Section 9.16 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedge Agreements.

“Hedge Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) that is a Lender, an Affiliate of a Lender, the Administrative Agent or the Lead Arrangers either (a) on the Closing Date, (b) at the time it enters into a Hedge Transaction with the Borrower or any Subsidiary, or (c) at any time after it has entered into a Hedge Transaction with the Borrower or any Subsidiary.

“Hedge PV” shall mean, with respect to any commodity Hedge Transaction, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or the Subsidiaries under such Hedge Transaction netted against the amount obtained by multiplying the notional volumes under such Hedge Transaction by the applicable prices from the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(h); provided, however, that the “Hedge PV” shall never be less than $0.00.

“Hedge Transaction” shall mean any trade or other transaction entered into by a Person under a Hedge Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under a Hedge Transaction.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means each Domestic Subsidiary other than a Material Subsidiary.

“Increasing Lender” shall have the meaning provided in Section 2.16(a).

“Incremental Agreement” shall have the meaning provided in Section 2.16(c).

“Incremental Increase” shall have the meaning provided in Section 2.16(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but if such Indebtedness has not been assumed, limited to the lesser of the amount of such Indebtedness and the Fair Market Value of the property securing such Indebtedness), (f) the principal component of all Capitalized Lease Obligations of such Person, (g) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than (x) obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business and (y) any Production Payment, (h) all Disqualified Stock, and (i) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses of such Person arising in the ordinary course of business, (ii) deferred or prepaid revenue of such Person, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller to such Person, (iv) in the case of the Borrower and its Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (v) any obligation in respect of a farm-in agreement, joint development agreement, joint operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (vi) any obligations in respect of any Hedge Transaction that is permitted under this Agreement, (vii) prepayments for gas or crude oil production not in excess of $1,000,000 in the aggregate at any time outstanding and (viii) any deferred purchase price or net profits arrangement that burdens or encumbers or is payable only from the Oil and Gas Properties acquired by the Borrower or any Subsidiary after the Closing Date (provided that such arrangement has been disclosed to the Administrative Agent).

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to, any payment made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes and (b) any interest, penalties or expenses caused by the Administrative Agent’s or Lender’s gross negligence or willful misconduct.

“Industry Investment” shall mean Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Initial Reserve Report” shall mean the reserve engineers’ report (or reports) with respect to the Oil and Gas Properties of the Credit Parties described in Section 6.10.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14.

“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture) or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; provided that, in the event that any Investment is made by the Borrower or any Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5. For the avoidance of doubt, the acquisition of Oil and Gas Properties by the Borrower or any Subsidiary shall not constitute an Investment for purposes of this Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the applicable Letter of Credit Issuer and the Borrower (or any Subsidiary) or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five (5) Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lead Arrangers” shall mean Citigroup Global Markets, Inc. and RBC Capital Markets LLC in their capacities as joint lead arrangers in respect of the Facility.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof or (ii) an Undisclosed Administration pursuant to the laws of the Netherlands.

“Letter of Credit” shall have the meaning provided in Section 3.1.

“Letter of Credit Commitment” shall mean, with respect to each Letter of Credit Issuer, $25,000,000 or such larger amount as such Letter of Credit Issuer agrees, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to a Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to a Letter of Credit Issuer pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean Citibank, N.A. or any of its Affiliates, or any additional issuer or replacement or successor appointed pursuant to Section 3.6. References herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the applicable Letter of Credit Issuer in respect of the applicable Letter of Credit or to the applicable Letter of Credit Issuer, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“LIBOR” means, for any interest rate calculation with respect to a LIBOR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Business Days prior to the first day of the applicable Interest Period; provided, that with respect to any Interest Period that does not coincide to a length or period published by Reuters (or any applicable successor page or source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) the “LIBOR” rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period. If for any reason rates are not available through Reuters or any applicable successor page, then “LIBOR” shall be determined using other such benchmark rate available to the Administrative Agent and agreed upon by the Borrower. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 – Eurodollar Reserve Percentage

Notwithstanding the foregoing, if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Linn” means, collectively, Linn Energy Holdings LLC and Linn Operating LLC.

“Loan” shall mean any loan made by a Lender to the Borrower pursuant to this Agreement.

“Loan Limit” shall mean, as of any time, the least of (i) the Maximum Aggregate Amount at such time, (ii) the Total Commitments at such time, and (iii) the Borrowing Base at such time (including as it may be reduced pursuant to Section 2.14(g)).

“Management Fees” means the fee of $1,250,000 per month to each of Linn Operating, LLC and Citizen Energy II, LLC pursuant to their respective Management Services Agreements.

“Management Services Agreements” means the Master Services Agreements each dated as of August 31, 2017, 2017, by and between the Borrower and Linn Operating, LLC, and the Borrower and Citizen Energy II, LLC respectively.

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Commitment at such date, or (b) if the Total Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or under any of the other Credit Documents, taken as a whole.

“Material Subsidiary” shall mean, at any date of determination, each Domestic Subsidiary of the Borrower that is a Subsidiary of the Borrower whose Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Subsidiaries at such date, determined in accordance with GAAP.

“Maturity Date” shall mean September 5, 2022.

“Maximum Aggregate Amount” shall mean $1,000,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit E (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Administrative Agent.

“Mortgaged Property” shall mean, the Oil and Gas Properties with respect to which a Mortgage is required to be granted pursuant to Section 6.2, Section 9.10 or Section 9.16; provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a written request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Transaction, in each case, entered into with the Borrower or any of its Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document. Notwithstanding the foregoing, (a) the obligations of the Borrower or any Subsidiary under any Secured Hedge Transaction and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Transactions or of the holders of Cash Management Obligations under Secured Cash Management Agreements and (c) solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedge Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Ongoing Hedges” shall have the meaning provided in Section 10.10(a).

“Other Taxes” shall mean any and all present or future stamp, documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) that are Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or an applicable Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 13.6(c).

“Participant Register” shall have the meaning provided in Section 13.6(c).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition” shall mean the non-hostile acquisition, by merger or otherwise, by the Borrower or any of the Subsidiaries of any assets (including assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Stock or Stock Equivalents of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Stock becoming a Subsidiary and, to the extent required by Section 9.10 or Section 9.16, a Guarantor; (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired to the extent required by Section 9.10 or Section 9.16; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with Section 10.13; and (f) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist pursuant to Section 10.1(i), and any related pro forma adjustment), with the Financial Performance Covenants, as such covenants are recomputed as of the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Debt” shall mean unsecured senior, senior subordinated or subordinated Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 180th day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants (other than financial covenants), events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not, in the aggregate, materially more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement as in effect at the time of such issuance or incurrence, (c) the financial covenants of which are not, taken as a whole, more restrictive than the financial covenants contained in this Agreement as in effect at the time of such issuance or incurrence, (d) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (e) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness. The incurrence of Permitted Additional Debt by the Borrower or any Guarantor shall constitute confirmation of the Borrower’s good faith determination that the terms and conditions of such Permitted Additional Debt satisfy the foregoing requirements.

“Permitted Holders” shall mean (i) the Co-Investors, (ii) officers, directors, employees and other members of management of the Borrower or any of its Subsidiaries who are or become holders of Equity Interests of the Borrower, (iii) any Person that has no material assets other than the capital stock of the Borrower and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower , and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than 30% (or, following a Qualifying

IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests thereof and (iv) the respective Affiliates of the Co-Investors, (v) any equity owners of the Persons described in clauses (i) and (iv) above, (vi) to the extent any Permitted Holder is a natural person, such Person’s immediate family, trust, family limited partnership, or other estate planning vehicle established for the exclusive benefit of any of the foregoing and (vii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) and (ii)) beneficially owns more than 30% (or, following a Qualifying IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 12 months from the date of acquisition thereof;

(b) securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than 12 months after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(e) repurchase agreements with a term of not more than 180 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f) marketable short-term money market and similar funds either (i) having assets in excess of $100,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h) in the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a) Liens for Taxes, assessments or governmental charges or claims not yet overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property Taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge or claim is to such property;

(b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as landlords’, vendors’, suppliers’, carriers’, warehousemen’s, repairmens’, construction contractors’, workers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9;

(d) Liens incurred or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;

(e) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f) easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, deficiencies or irregularities in title, encroachments, protrusions, servitudes, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Borrowing Base Property;

(g) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(j) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(m) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Liens referred to in this clause do not in the aggregate have a Material Adverse Effect;

(n) royalties, overriding royalties, reversionary interests, production payments and similar burdens granted by the Borrower or any Subsidiary with respect to its respective Oil and Gas Properties to the extent such burdens do not reduce the Borrower’s or such Subsidiary’s net interests in production in its respective Oil and Gas Properties below the interests reflected in each Reserve Report or the interests warranted under this Agreement, the Mortgages or any other Security Document and do not operate to deprive the Borrower or such Subsidiary of any material rights in respect of its assets or properties (except for rights customarily granted with respect to such interests);

(o) all contracts, agreements and instruments, and all defects and irregularities and other matters affecting the Borrower’s or any Subsidiary’s assets and properties that were in existence at the time the Borrower’s or such Subsidiary’s assets and properties were originally acquired by the Borrower or such Subsidiary, which contracts, agreements, instruments, defects, irregularities and other matters and routine operational agreements do not reduce the Borrower’s or such Subsidiary’s net interest in production in its Oil and Gas Properties below the interests reflected in each Reserve Report or the interests warranted under this Agreement, the Mortgages or any other Security Document and do not interfere materially with the operation, value or use of the Borrower’s or such Subsidiary’s assets and properties;

(p) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole; and

(q) Liens arising pursuant to the Oklahoma Oil and Gas Owners’ Lien Act of 2010 or other similar statutory provisions of other states with respect to production purchased from others.

The parties acknowledge and agree that no intention to subordinate the priority afforded the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (b) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(h) or 10.1(i), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor), (c) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, and (d) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(h) or 10.1(i)), the terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums). The incurrence of Permitted Refinancing Indebtedness by the Borrower or any Guarantor shall constitute confirmation of the Borrower’s good faith determination that the terms and conditions of such Permitted Refinancing Indebtedness satisfy the foregoing requirements.

“Permitted Tax Distribution” means any distributions made pursuant to Section 10.6(i).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Platform” shall means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledge Agreement” shall mean the Pledge Agreement entered into by the Borrower, the other pledgors party thereto and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Financial Information and Projections” shall mean the pro forma financial information and projections of the Borrower and its Subsidiaries delivered pursuant to Section 6.9.

“Production Payment” means a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Subsidiaries (whether conveyed by the Borrower or any of its Subsidiaries to the purchaser thereof or assumed by the Borrower or any of its Subsidiaries after its original conveyance in connection with the acquisition by the Borrower or such Subsidiary of the Oil and Gas Properties burdened thereby) that is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Projections” shall have the meaning provided in Section 9.1(g).

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Developed Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated using the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(h).

“Qualified Acquisition” means an acquisition or a series of related acquisitions in which the consideration paid by the Credit Parties exceeds the greater of (a) $25,000,000 or (b) 2.0% of Consolidated Total Assets.

“Qualified Disposition” means a Disposition or a series of related Dispositions in which the consideration received by the Credit Parties exceeds the greater of (a) $25,000,000 or (b) 2.0% of Consolidated Total Assets.

“Qualifying IPO” shall mean the issuance by the Borrower of its Equity Interests generating (individually or in the aggregate together with any prior initial public offering) gross proceeds to the Borrower exceeding $250 million in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering).

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, representatives and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty (30)-day notice period has been waived.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66- 2⁄3% of the Adjusted Total Commitment at such date or (b) if the Total Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66- 2⁄3% of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each June 30th and December 31st (or such other date in the event of certain Interim Redeterminations) the Proved Reserves of the Borrower and the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based on the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(h); provided, that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of 2.14(b), the Borrower will be required, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and relating information that are the subject of such acquisition.

“Restricted Payments” shall have the meaning provided in Section 10.6.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(i).

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Transaction” shall mean any Hedge Transaction by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, each Letter of Credit Issuer, each Lender, each Hedge Bank that is party to any Secured Hedge Transaction, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Documents.

“Securities Account” shall have the meaning ascribed thereto in the UCC.

“Security Documents” shall mean, collectively, (a) the Pledge Agreement, (b) the Mortgages, (c) the Control Agreements, and (d) each other security agreement or instrument or document executed and delivered pursuant to Section 9.10, 9.12 or 9.16, pursuant to any other such Security Documents, or otherwise, to secure or perfect the security interest in any or all of the Obligations.

“Solvent” shall mean, with respect to any Person, the time of determination thereof, (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Hedge Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedge Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Transactions (which may include a Lender or any Affiliate of a Lender).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Commitment shall have terminated.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been delivered to the Administrative Agent, provided that, for the avoidance of doubt, for purposes of calculating the Section 9.1 Financials for the fiscal quarters ending December 31, 2017, March 31, 2018, and June 30, 2018, Consolidated EBITDAX shall be calculated in the manner described the last sentence of the definition of Consolidated EBITDAX.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” shall mean as of any date of determination the sum of the Commitments of the Lenders at such date.

“Total Letter of Credit Commitment” shall mean $50,000,000, in the aggregate for all Letters of Credit, as the same may be reduced from time to time pursuant to Section 3.1.

“Total Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement, the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the execution, delivery and performance of this Agreement, the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the payment of Transaction Expenses on the Closing Date and the other transactions contemplated by this Agreement and the Credit Documents.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under FASB Accounting Standards Codification 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the date hereof, exceeds the Fair Market Value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “Restricted”, on a consolidated balance sheet of the Borrower or any of its Subsidiaries and is not be subject of a Lien in favor of any Person other than (i) liens in favor of the Administrative Agent for the benefit of the Secured Parties (other than Liens in favor of the Administrative Agent of on cash or cash equivalents constituting cash collateral for Letters of Credit)) and (ii) setoff rights of a depositary institution created by operation of applicable law.

“U.S. Lender” means any Lender that is a “United States person” under Section 7701(a)(30) of the Code.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means each Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Section 9.1 Financials, except as otherwise specifically prescribed herein; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable).

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).

SECTION 2. Amount and Terms of Credit

2.1 Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make Loans denominated in Dollars to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Termination Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Total Exposure at such time exceeding such Lender’s Commitment Percentage at such time of the Loan Limit and (v) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the aggregate amount of all Lenders’ Total Exposures at such time exceeding the Loan Limit.

(b) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing shall be in a minimum amount of at least $1,000,000 and in a multiple of $100,000 in excess thereof (except for any Borrowing in an aggregate amount that is equal to the entire unused balance of aggregate Commitments) (except that Loans to reimburse a Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Sections 3.3 or 3.4, as applicable). More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3 Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent irrevocable prior written notice in the form of a Notice of Borrowing not later than noon (i) on the same Business Day as each ABR Loan and (ii) at least three (3) Business Days before each LIBOR Loan, of its intention to borrow (other than borrowings to repay Unpaid Drawings), specifying (A) the date of such Borrowing, which shall be a Business Day, (B) the amount of such Borrowing, (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto and if no Interest Period is selected, it will be deemed to have specified an Interest Period of one month (provided that if the Borrower wishes to request LIBOR Loans having an Interest Period of twelve months in duration, such notice must be received by the Administrative Agent not later than noon four (4) Business Days prior to the requested date of such borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them), (D) the amount of the then effective Borrowing Base, and (E) a representation that the pro forma aggregate Total Exposures (after giving effect to the requested Borrowing ) of all Lenders will not exceed the Loan Limit. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as ABR Loans. A Notice of Borrowing received after 12:00 noon shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing

(b) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4 Disbursement of Funds. Not later than 1:00 p.m. on the proposed borrowing date each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds shall be made available by 10:00 a.m. (New York City time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.4 in immediately available funds by crediting or wiring such proceeds to the deposit account of the

Borrower identified in the most recent notice substantially in the form attached as Exhibit A-1 (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans. Subject to the terms of this Section 2.4, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.4 attributable to any Lender that has not made available to the Administrative Agent its pro rata Commitment of such Loan.

Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the applicable Lenders, on the Maturity Date, the then outstanding principal amount of all Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the

Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit H hereto. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.6 Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) (1) at least three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR

Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Revolving Loans subject to an interest rate Hedge Transaction as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Transaction; provided that any Notice of Conversion or Continuation delivered pursuant to this clause (c) shall include a schedule attaching the relevant interest rate Hedge Transaction or related trade confirmation.

2.7 Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable by a Credit Party hereunder or under any Credit Document shall not be paid when due (whether at stated maturity, by acceleration including as a result of the occurrence of an Event of Default of the type specified in Section 11.5, or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate described in Section 2.8(a) plus 2% or (B) in the case of any overdue interest or any other amount, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a 12-month period requested by the Borrower; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Closing Date may be for a period less than one month if agreed upon by the Borrower, the Administrative Agent and each of the Lenders.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Majority Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market, (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR, or (C) the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or

(ii) that, due to a Change in Law occurring at any time or after the Closing Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than thirty (30) days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than thirty (30) days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) The agreements in this Section 2.10 shall survive the termination of this Agreement, and the repayment of the Loans and payment of all other amounts payable hereunder.

2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within thirty (30) days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement, and the repayment of the Loans and payment of all other amounts payable hereunder.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Closing Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $200,000,000, subject to the rights of the Borrower and the Required Lenders to invoke an optional redetermination. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.14(e).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semiannually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders on April 1st and October 1st of each year, commencing October 1, 2017. In addition, the Borrower may at any time (including prior to the first Scheduled Redetermination date of October 1, 2017), by notifying the Administrative Agent thereof, not more than once between Scheduled Redeterminations, and the Administrative Agent, at any time (including prior to the first Scheduled Redetermination date of October 1, 2017), may, at the direction of the Required Lenders, by notifying the Borrower thereof, not more than once between Scheduled Redeterminations, in each case, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14. In addition to, and not including and/or limited by the Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event the Borrower or any other Credit Party acquires Oil and Gas Properties with Proved Reserves that are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 10.0% of the Borrowing Base in effect immediately prior to such acquisition.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report, and (B) such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Administrative Agent or the Required Lenders (the Reserve Report and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Transactions or any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as it exists at the particular time.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely manner, then on or before March 15th and September 15th, respectively, of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received all of the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Borrowing Base Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.14(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Lenders constituting at least the Required Lenders in each such Lender’s sole discretion and consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.14(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Borrowing Base Required Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). If, however, at the end of such 15-day period, the Borrowing Base Required Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Borrowing Base) or a number of Lenders sufficient to constitute the Required Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d). It is expressly understood that the Administrative Agent and Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the exercise of their discretion, whether in relation to the Total Commitment, the Maximum Aggregate Amount or otherwise, and no Lender shall be required to increase its Commitment amount under the Revolving Facility in connection with an increase in the Borrowing Base. For the avoidance of doubt, any Lender that approves a Proposed Borrowing Base shall be deemed to have approve a Proposed Borrowing Base that is less than the Proposed Borrowing Base approved by such Lender.

(d) Effectiveness of a Redetermined Borrowing Base. Subject to Section 2.14(g), after a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely and complete manner, on April 1st and October 1st, respectively, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 9.13(a) and (b) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.14(g), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.14(e). Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Reduction of Borrowing Base Upon Asset Dispositions or Termination of Hedge Positions. If (i) (1) the Borrower or one of the other Credit Parties Disposes of Oil and Gas Properties or Disposes of any Stock or Stock Equivalents in any Subsidiary owning Oil and Gas Properties, and such Disposition involves Borrowing Base Properties included in the most recently delivered Reserve Report, or (2) the Borrower or any Subsidiary shall unwind, terminate or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Transaction) and (ii) the sum of (1) in the case of clause (i)(1) the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed of since the later of (A) the last Scheduled Redetermination Date (or, if prior to October 1, 2017, the Closing Date) and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(e), and (2) in the case of clause (i)(2), the Hedge PV (as calculated at the time of any such unwind, termination or creation of off-setting positions) of such unwound, terminated and/or offsetting positions (after taking into account any other Hedge Transaction, executed contemporaneously with the taking of such actions) during such period, collectively, exceeds 5% of the then-effective Borrowing Base, then, after the Administrative Agent has received the notice required to be delivered by the Borrower pursuant to Section 10.4(b) or Section 10.4(l), as applicable, no later than one Business Day after the date of such consummation of any such Disposition, or no later than five (5) Business Days after any such unwind, termination or off-set, as the case may be, the Required Lenders shall have the right to adjust the Borrowing Base in an amount equal to the sum of the Borrowing Base value, if any, attributable to such Borrowing Base Properties Disposed of plus the Borrowing Base value, if any, attributable to such unwound, terminated or off-setting hedge positions in the calculation of the then-effective Borrowing Base and, if the Required Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base value, if any, attributable to such Borrowing Base Properties Disposed of in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount. For purposes of this clause (e), the parties hereby agree that (i) the Borrowing Base value shall be determined by the Administrative Agent and approved by the Required Lenders and (ii) the Lenders shall be deemed to have relied on the Proved Reserves of the Borrower and its Subsidiaries set forth in the Reserve Report received in connection with the determination of such Borrowing Base and any commodity hedge position entered into on or prior to the most recent Redetermination Date (whether evidenced by a floor, put or Hedge Agreement) in their determination of such Borrowing Base.

(f) Reduction of Borrowing Base Upon Issuance of Permitted Additional Debt. Upon the issuance or incurrence of any Permitted Additional Debt in accordance with Section 10.1(d) and Section 10.1(m), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Permitted Additional Debt (without regard to any original issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance or incurrence, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders on such date until the next redetermination or modification thereof hereunder.

(g) Borrower’s Right to Elect Reduced Borrowing Base. Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, that the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base. The Borrower’s notice under this Section 2.14(g) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(h) Administrative Agent Data. The Administrative Agent hereby agrees to provide, promptly, and in any event within 3 Business Days, following its receipt of a request by the Borrower, an updated Bank Price Deck. In addition, the Administrative Agent and the Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

2.15 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b) The Commitment and Total Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders or Borrowing Base Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 13.1 or requiring the consent of each affected Lender pursuant to Section 13.1(i), shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender;

(c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Total Exposure may not in any event exceed the Commitment Percentage of the Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) subject to Section 13.23, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent or such Letter of Credit Issuer, Cash Collateralize for the benefit of such Letter of Credit Issuer’ only the Borrower’s or its Subsidiary’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 2.15(c), then the Letter of Credit Fees payable for the account of the Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Commitment Percentages and the Borrower shall not be required to pay any Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of any Letter of Credit Issuer or any Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each applicable Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d) So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to such Letter of Credit Issuer, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) If the Borrower, the Administrative Agent, and the Letter of Credit Issuers agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Letter of Credit Issuer hereunder; third, to Cash Collateralize the Letter of Credit Issuers’ fronting exposure with respect to such Defaulting Lender in accordance with Section 3, fourth as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata to (x) satisfy Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuers’ future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 3, sixth to the payment of any amounts owing to the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Letter of Credit Issuer against that Defaulting Lender as a result of that

Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16 Increase of Total Commitment.

(a) Subject to the conditions set forth in Section 2.16(b), the Borrower may, from time to time (including in connection with any redetermination of the Borrowing Base), increase the Total Commitment then in effect (any such increase an “Incremental Increase”) by either or both (as determined by the Borrower) requesting an increase in the Commitment of one or more Lenders (an “Increasing Lender”) or by causing one or more Persons that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b) Any increase in the Total Commitment shall be subject to the following additional conditions:

(i) such increase shall not be less than $5,000,000 (and increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Total Commitment would exceed the Maximum Aggregate Amount;

(ii) no Event of Default shall have occurred and be continuing after giving effect to such increase;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) the Administrative Agent and each Letter of Credit Issuer must consent to the increase in Commitments of an Increasing Lender and the addition of any Additional Lender, in each case, such consent not to be unreasonably withheld or delayed;

(v) the maturity date of such increase shall be the same as the Maturity Date and the Commitments under the Incremental Increase shall have no mandatory prepayment or commitment reduction other than as provided hereunder; and

(vi) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase) (provided that the Applicable Margin of the Facility may be increased to be consistent with that for such Incremental Increases).

(c) Each Increasing Lender or Additional Lender shall execute and deliver to the Borrower, the Administrative Agent and the Letter of Credit Issuers customary documentation (any such documentation, an “Incremental Agreement”) implementing any Incremental Increase. Upon receipt by the Administrative Agent of one or more executed Incremental Agreements increasing the Commitments of Lenders and/or adding Commitments from Additional Lenders as provided in this Section 2.16, (i) the Total Commitment shall be increased automatically on the effective date set forth in such Incremental Agreements by the aggregate amount indicated in such Incremental Agreements without further action by the Borrower, the Administrative Agent, any Letter of Credit Issuer or any Lender, (ii) Schedule 1.1(a) and the Register shall each be amended to add such Additional Lender’s Commitment or to reflect the increase in the Commitment of an Increasing Lender, and the Commitment Percentages of the Lenders shall be adjusted accordingly to reflect the Incremental Increase of each Additional Lender and/or each Increasing Lender, (iii) the Administrative Agent shall distribute to the Borrower, the Administrative Agent, the Letter of Credit Issuers and each Lender the revised Schedule 1.1(a), (iv) any such Additional Lender shall be deemed to be a party in all respects to this Agreement and any other Credit Documents to which the Lenders are a party, and (v) upon the effective date set forth in such Incremental Agreement, any such Lender party to the Incremental Agreement shall purchase a pro rata portion of the outstanding Loans (including participations in L/C Obligations) of each of the current Lenders such that each Lender (including any Additional Lender, if applicable) shall hold its respective Commitment Percentage of the outstanding Loans (and participation interests in participations in L/C Obligations) as reflected in the revised Schedule 1.1(a) required by this Section 2.16.

SECTION 3. Letters of Credit

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the L/C Maturity Date, each Letter of Credit Issuer agrees (severally, and not jointly), in reliance upon the agreements of the Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by such Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Subsidiary.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued by a Letter of Credit Issuer if the Stated Amount of such Letter of Credit, when added to the Letters of Credit Outstanding at such time issued by such Letter of Credit Issuer, would exceed such Letter of Credit Issuer’s Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to all other Letters of Credit Outstanding at such time, would exceed the Total Letter of Credit Commitment then in effect, (iii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of all Lenders’ Total Exposures at such time to exceed the Loan Limit then in effect, (iv) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, unless otherwise agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the applicable Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (provided, however, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date), (iv) each Letter of Credit shall be denominated in Dollars, (v) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (C) that such Default or Event of Default is no longer continuing.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the applicable Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Total Letter of Credit Commitment in whole or in part, which (in the case of a reduction) shall be applied pro rata to all Letter of Credit Issuers; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Total Letter of Credit Commitment.

(d) Notwithstanding anything herein to the contrary, no Letter of Credit Issuer shall have an obligation hereunder to issue, and no Letter of Credit Issuer shall issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

3.2 Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer) Business Days prior to the proposed date of issuance. Each notice shall be executed by the Borrower and shall be in the form of Exhibit B or such other form (including by electronic or fax transmission) as reasonably agreed between the Borrower, the Administrative

Agent and the applicable Letter of Credit Issuer (each a “Letter of Credit Request”). The applicable Letter of Credit Issuer shall not issue any Letters of Credit unless such Letter of Credit Issuer shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given (i) if such Letter of Credit Issuer has not received notice from the Administrative Agent that the conditions to such issuance have not been met within two Business Days after the date of the applicable Letter of Credit Request or (ii) if the aggregate amount of Letters of Credit Outstanding issued by such Letter of Credit Issuer then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Administrative Agent and such Letter of Credit Issuer, and the Administrative Agent has not otherwise notified such Letter of Credit Issuer that it may no longer rely on this clause (i).

(b) If the Borrower so requests in any applicable Letter of Credit Request, the applicable Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to such Letter of Credit Issuer to Cash Collateralize (or satisfactory to such Letter of Credit Issuer in its sole discretion to otherwise backstop) such Letter of Credit have been made (but no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date); provided, however, that such Letter of Credit Issuer shall not permit any such extension if (i) such Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(c) Each Letter of Credit Issuer (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, each Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have an obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) such Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by such Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

(c) In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Letter of Credit Issuer pursuant to Section 3.4(a), or if any reimbursement payment is required to be refunded to the Borrower, such Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of such Letter of Credit Issuer its Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer (as determined in a final and non appealable judgment by a court of competent jurisdiction). Each L/C Participant shall make available to the Administrative Agent for the account of such Letter of Credit Issuer such L/C Participant’s Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on the first Business Day after the date notified by such Letter of Credit Issuer in immediately available funds. If and to the extent such L/C Participant shall not have so made its Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the

Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Letter of Credit Issuer its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of any Letter of Credit Issuer its Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Commitment Percentage of any such payment.

(d) Whenever a Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of any Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of any Letter of Credit Issuer its Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by any Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non appealable judgment by a court of competent jurisdiction).

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse each applicable Letter of Credit Issuer by making payment in Dollars to the Administrative Agent for the account of such Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if such Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day (from the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and such Letter of Credit Issuer prior to 11:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse such Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each Letter of Credit Participant of such drawing and the amount of its Loan to be made in respect thereof, and each Letter of Credit Participant shall be irrevocably obligated to make a Loan to the Borrower in the manner deemed to have been requested in the amount of its Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Loan available to the Administrative Agent. Such Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the limits of Section 2.2 and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Loans solely for purpose of reimbursing the applicable Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that such Letter of Credit Issuer shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the each applicable Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against such Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of such Letter of Credit Issuer (as determined in a final and non appealable judgment by a court of competent jurisdiction).

3.5 Increased Costs. If, after the Closing Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on any Letter of Credit Issuer or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (in each case, other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than thirty (30) days) after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that a Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Closing Date (except as otherwise set forth in the definition of Change in Law). A certificate submitted to the Borrower by a Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6 New or Successor Letter of Credit Issuer.

(a) A Letter of Credit Issuer may resign as a Letter of Credit Issuer upon thirty (30) days’ prior written notice to the Administrative Agent, the Lenders, and the other Letter of Credit Issuers and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to such Letter of Credit Issuer and the Administrative Agent and may add Letter of Credit Issuers at any time upon notice to the Administrative Agent with the consent, in each case, of such replacement or new Letter of Credit Issuer. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor issuer of Letters of Credit or a new Letter of Credit Issuer, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents or such new Letters of Credit Issuer shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or new issuer of Letters of Credit effective upon such appointment. The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a new issuer or as a successor issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7 Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuers shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuers shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, exemplary or punitive, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence (as determined in a final and non appealable judgment by a court of competent jurisdiction) or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Cash Collateral.

(a) Upon the request of the Administrative Agent, any Letter of Credit Issuer or the Majority Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing, the Majority Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Lenders shall be required.

(c) For purposes of this Agreement, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuers and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent.

3.9 Applicability of ISP and UCP. Unless otherwise expressly agreed by an applicable Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 4. Fees; Commitments

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender, subject to Section 2.15(a) (in each case pro rata according to the respective Commitment Percentages of the Lenders) a commitment fee (the “Commitment Fee”) for each day from the Closing Date until but excluding the Termination Date,. Each Commitment Fee shall be payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c) The Borrower agrees to pay to the applicable Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum (or such other amount as may be agreed in a separate writing between the Borrower and such Letter of Credit Issuer) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and such Letter of Credit Issuer). Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d) The Borrower agrees to pay directly to the applicable Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as such Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e) The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2 Voluntary Reduction of Commitments.

(a) Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Commitments, as determined by the Borrower, in whole or in part;

provided that (i) any such termination or reduction shall apply ratably to reduce each Lender’s Commitment, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and in an integral multiple of $100,000 in excess thereof and (c) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of all Lenders’ Total Exposures shall not exceed the Loan Limit.

(b) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer, or any Lender may have against such Defaulting Lender.

4.3 Mandatory Termination or Reduction of Commitments.

The Total Commitment shall terminate at 5:00 p.m. (New York City time) on the Termination Date.

SECTION 5. Payments

5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b) each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such LIBOR Loans; and

(c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.1 may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided that any notice of prepayment made pursuant to this Section 5.1 shall be subject to any applicable breakage costs described in Section 2.11 incurred as a result of any conversion of LIBOR Loans in anticipation of such a prepayment.

5.2 Mandatory Prepayments.

(a) Repayment following Optional Reduction of Commitments. If, after giving effect to any termination or reduction of the Commitments pursuant to Section 4.2(a), the aggregate Total Exposures of all Lenders exceeds the Loan Limit (as reduced), then the Borrower shall on the same Business Day (i) prepay the remaining Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the applicable Letter of Credit Issuers and the L/C Participants an amount in cash equal to such excess to be held as cash collateral as provided in Section 3.8.

(b) Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i) Upon any redetermination of the Borrowing Base in accordance with Section 2.14(b) if the aggregate Total Exposures of all Lenders exceeds the redetermined Borrowing Base, then the Borrower shall, within 10 Business Days after its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to: (A) within thirty (30) days following such election prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay the Loans in six equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/6th of the aggregate principal amount of such excess, (C) within thirty (30) days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C); provided that if, because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, the Borrower shall Cash Collateralize such remaining Borrowing Base Deficiency as provided in Section 3.8; provided further, that all payments required to be made pursuant to this Section 5.2(b)(i) must be made on or prior to the Termination Date. In the event that the Borrower shall not have notified the Administrative

Agent of its election within such 10 Business Days, then the Borrower shall be deemed to have elected the option set forth in clause (B) above. In the event that the Borrower proposes delivering additional Collateral pursuant to the foregoing clause (b)(ii)(C) and the Administrative Agent shall no later than five (5) Business Days after the date the Borrower elects to deliver such additional Collateral determine that the proposed Collateral is “not acceptable” (which such determination is made in the Administrative Agent’s sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time), then the Borrower shall be obligated to make the prepayment and/or Cash Collateralize such excess on the date or dates provided above with respect to the foregoing clause (A) or clause (B) as elected by the Borrower.

(ii) Upon any adjustment to the Borrowing Base pursuant to Section 2.14(e) or Section 2.14(f) if the aggregate Total Exposures of all Lenders exceeds the Borrowing Base, as adjusted, then the Borrower shall (A) prepay the Loans in an aggregate principal amount equal to such excess and (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8. The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral no later than two Business Days following the date it receives written notice from the Administrative Agent of the adjustment of the Borrowing Base and the resulting Borrowing Base Deficiency; provided that all payments required to be made pursuant to this clause must be made on or prior to the Termination Date.

(c) Application to Loans. With respect to each prepayment of Loans elected under Section 5.1 or required by Section 5.2, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid; provided that (A) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuers entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Letter of Credit Issuers, as applicable, entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Taxes.

(a) Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made without deduction or withholding for any Indemnified Taxes or Other Taxes, except as required by applicable Requirements of Law. If an applicable Withholding Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall make such deductions or withholdings as it reasonably determines to be required by any applicable Requirement of Law, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and, to the extent such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) the Administrative Agent, any Letter of Credit Issuer or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Letter of Credit Issuer or Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Letter of Credit Issuer or Lender, acting reasonably) received by the Borrower showing payment thereof. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent (and such other reasonably requested information) as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Without limiting the generality of the foregoing:

(i) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form) (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender); (B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (C) executed copies of IRS Form W-8ECI (or any applicable successor form); or (D) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any applicable successor form), accompanied by all necessary attachments (including the forms described in clauses (A) through (C) above, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable). Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each recipient agrees that if any form or certification it previously delivered pursuant to this Section 5.4(e) and Section 5.4(i), below, expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor (including by the payment of additional amounts pursuant to this Section) pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such

Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as such Lender or the Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). Each Lender and the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or the Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) The Administrative Agent shall deliver to the Borrower and each U.S. Lender shall deliver to the Borrower and the Administrative Agent two executed copies of IRS Form W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender or the Administrative Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes each Letter of Credit Issuer and the term “applicable law” includes FATCA.

(k) The agreements in this Section 5.4 shall survive the termination of this Agreement, and the repayment of the Loans and payment of all other amounts payable hereunder.

5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, Interest on LIBOR Loans and ABR Loans calculated by reference to LIBOR shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Borrowing

The initial Credit Event under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

6.1 Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly Authorized Officer of each of the Borrower, the Administrative Agent, each Lender and each Letter of Credit Issuer; and

(b) to the extent requested by a Lender, a Note payable to each such Lender or its registered assigns executed by the Borrower.

6.2 Collateral.

All documents and instruments, including Uniform Commercial Code or other applicable personal property financing statements and Mortgages, constituting at least 70% of the PV-9 of all of the Proved Reserves evaluated in the Initial Reserve Report, reasonably requested by the Administrative Agent to be filed, registered or recorded to create, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by such Security Document, shall have been delivered to the Administrative Agent for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 10.2. For the avoidance of doubt, such Mortgages shall include a grant of “Mortgaged Property” (as defined in the applicable Mortgage) that is related to such Proved Reserves.

6.3 Legal Opinions. The favorable, signed opinions of (i) Vinson & Elkins, LLP, special counsel to the Credit Parties, and (ii) McAfee & Taft, PC, special Oklahoma counsel to the Credit Parties including an opinion that the Mortgages covering any Mortgaged Property located in the State of Oklahoma are each in proper form for recordation in the State of Oklahoma, and in each case of the opinions in items (i)-(ii) above, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

6.4 Contribution. The Administrative Agent shall have received: (A) reasonably satisfactory evidence that the Borrower has (or contemporaneously with the funding of the Loans hereunder on the Closing Date shall have) acquired, as a result of an equity contribution by the Co-Investors pursuant to the Contribution Agreement, title in the aggregate to at least 95% (by PV-9 value) of the Oil and Gas Properties included in the Initial Reserve Report, free of any Liens other than Permitted Liens and Liens in favor of the Administrative Agent; (B) a certificate of an Authorized Officer of the Borrower (1) certifying that the Borrower has acquired at least

95% (by PV-9 value) of the Oil and Gas Properties included in the Initial Reserve Report; and (C) duly executed releases and/or terminations of any financing statements or mortgages specifically referencing and burdening the Oil and Gas Properties contributed to the Borrower pursuant to the Contribution Agreement and included in the Initial Reserve Report, to the extent applicable.

6.5 Authorization of Proceedings of Credit Parties; Organizational Documents. The Administrative agent shall have received:

A certificate (substantially in the form of Exhibit F attached hereto) of one or more Authorized Officers of the Borrower certifying, inter alia, (1) true and correct copies of resolutions adopted by the Board of Directors of the Borrower (A) authorizing the execution, delivery and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated thereby, (B) authorizing officers and other representatives of the Borrower to negotiate the Credit Documents on behalf of the Borrower and the other Guarantors and (C) authorizing officers and other representatives and authorized signers of the Borrower to execute and deliver the Credit Documents and any related documents, including, without limitation, any agreement or security document contemplated by this Agreement, (2) that attached thereto are true and correct copies of the certificate of organization and the limited liability company agreement of the Borrower, as in effect on the Closing Date, (3) that attached thereto is a true and complete copy of the resolutions described in the foregoing clause (1), (4) the incumbency and specimen signatures of the officers and other representatives and authorized signers of the Borrower executing any documents on behalf of it, (5) that attached thereto are the applicable good standing certificates required by Section 6.14 and (6) certifying that attached thereto is a true and correct complete executed copies of the Contribution Agreement and the Management Services Agreement.

6.6 Fees. All fees required to be paid on the Closing Date pursuant to any fee letter previously agreed in writing between the Administrative Agent, the Lead Arrangers, the Bookrunner and the Borrower and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to any commitment letter in respect of the Commitments as agreed in writing between the Administrative Agent, the Lead Arrangers, the Bookrunner and the Borrower, to the extent invoiced at least one Business Day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial Borrowings hereunder, have been, or will be substantially simultaneously, paid.

6.7 Representations. On the Closing Date, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case such representations and warranties shall be true and correct in all respects.

6.8 Patriot Act. The Administrative Agent, the Bookrunner, each Letter of Credit Issuer and each Lender shall have received all documentation and other information about the Borrower as shall have been reasonably requested in writing by the Administrative Agent or the Bookrunner at least seven calendar days prior to the Closing Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

6.9 Pro Forma Financial Information and Projections. The Administrative Agent shall have received (a) pro forma financial information for the Borrower and its Subsidiaries as of the Closing Date and (b) financial projections for the Borrower and its Subsidiaries for period ending December 31, 2019, each in form, scope, substance and reasonable detail satisfactory to the Administrative Agent, and prepared by the Borrower based on historical data and good faith estimates and assumptions believed by the Borrower to be reasonable at the time made (it being recognized by the Administrative Agent and the Lenders that, with respect to any projections delivered pursuant to the foregoing clause (b), such projections concern future events and are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies (many of which are beyond the control of the Borrower and the Subsidiaries), no assurance can be given that any particular projections will be realized and actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material).

6.10 Engineering Reports. The Administrative Agent shall have received an engineering report dated effective as of April 1, 2017, prepared with respect to Oil and Gas Properties of the Borrower by an Approved Petroleum Engineer, in form and substance reasonably satisfactory to the Administrative Agent.

6.11 Title Information. The Administrative Agent shall have received satisfactory title information with respect to the Oil and Gas Properties of the Borrower comprising at least 70% of the PV-9 of all of the Proved Reserves evaluated in the Initial Reserve Report as the Administrative Agent shall reasonably request.

6.12 Insurance Certificate. The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower pursuant to Section 9.3.

6.13 Absence of Litigation. The Administrative Agent shall have received a certificate of one or more Authorized Officers of the Borrower certifying that no litigation by any Person shall be pending or threatened with respect to this Agreement, any other Credit Document or the Transactions contemplated hereby that could reasonably be expected to have a Material Adverse Effect or materially and adversely affect this Agreement, any other Credit Document or the Transactions contemplated hereby.

6.14 Good Standing Certificates. The Administrative Agent shall have received certificates of appropriate public officials as to (1) the existence or qualification to do business, as applicable, of the Borrower in the State of Oklahoma and (2) the existence or qualification to do business, as applicable, and good standing of the Borrower in each other state in which it operates if the failure to be in good standing could reasonably be expected to have a Material Adverse Effect and to the extent that the Borrower is required to be qualified to do business in each such state.

6.15 Solvency. The Administrative Agent shall have received a certificate signed by the Chief Financial Officer of the Borrower, certifying that the Borrower is Solvent.

6.16 Environmental Conditions. The Administrative Agent shall be reasonably satisfied with the environmental condition of the Borrowing Base Properties.

6.17 Corporate Structure and Capitalization. The Administrative Agent shall be otherwise reasonably satisfied with the corporate structure and capitalization of the Borrower.

6.18 Unused Availability. The Borrower shall have Available Commitments of at least seventy-five percent (75%) of the Borrowing Base on the Closing Date after giving effect to the application of the proceeds of the Borrowings incurred on the Closing Date.

6.19 Hedging Transactions. The Administrative Agent shall have received the schedule of Hedge Transactions described in Section 8.18.

6.20 Material Adverse Effect. After giving effect to such Credit Event, no event or circumstance shall exist which could reasonably be expected to result in a Material Adverse Effect.

SECTION 7. Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of each Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction of the following conditions precedent:

7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification in which case such representations and warranties shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as applicable, as of such earlier date).

7.2 Notice of Borrowing.

(a) Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders and the Letter of Credit Issuers to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit (as applicable) as provided for herein, the Borrower makes, on the Closing Date and on each other date as required or otherwise set forth in this Agreement, the following representations and warranties to, and agreements with, the Lenders and the Letter of Credit Issuers, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1 Corporate Status. The Borrower and each Subsidiary (a) is a duly organized and validly existing corporation, partnership, limited liability company or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (c) has duly qualified and is authorized to do business and is in good standing (if applicable, or has “active” status in the case of the State of Texas) in all jurisdictions where it is required to be so qualified, and (d) is in compliance with all Requirements of Law, except in each case referred to in clauses (b), (c) and (d), where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8.2 Power and Authority; Enforceability. The Borrower and each other Credit Party has the corporate, partnership, limited liability company or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate, partnership, limited liability company or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. The Borrower and each other Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3 No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Subsidiaries.

8.4 Litigation. Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (excluding Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6 Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, the Lead Arrangers, the Bookrunner and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) or delivered hereunder or under any of the other Credit Documents contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9 Financial Condition; Financial Information.

(a) The Pro Forma Financial Information and Projections present fairly in all material respects the projected financial position of the Borrower and its consolidated Subsidiaries at the date of such information and for the period covered thereby. Since August 31, 2017, there has been no Material Adverse Effect.

(b) As of the Closing Date, neither the Borrower nor any Subsidiary has any material Indebtedness (including Disqualified Stock), any material guarantee obligations, contingent liabilities, off balance sheet liabilities, or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Pro Forma Projections, except as would not reasonably be expected to result in a Material Adverse Effect.

8.10 Tax Matters. Except where the failure to file tax returns or pay taxes of which would not be reasonably expected to have a Material Adverse Effect, each of the Borrower and the Subsidiaries has filed or caused to be filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid or caused to be paid all material taxes payable by it that have become due, other than taxes (i) not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.

8.11 Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred with respect to any Plan; no written notice of any insolvency of a Multiemployer Plan has been given to the Borrower or any ERISA Affiliate; no Plan has an accumulated or waived funding deficiency; on and after the effectiveness of the Pension Act, each Plan that is subject to Title IV of ERISA has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code, or to or on account of a Multiemployer Plan pursuant to Section 515, 4201 or 4204 of ERISA or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan, as applicable; no proceedings have been instituted to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan or Multiemployer Plan, except to the extent that a breach of any of the representations or warranties in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11, other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination of such Multiemployer Plans under ERISA, are made to the best knowledge of the Borrower.

8.12 Subsidiaries. The Borrower has no Subsidiaries as of the Closing Date.

8.13 Intellectual Property. The Borrower and each of the Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights would not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any of their actual or alleged liability for any Environmental Claim or any other liability under any Environmental Law, which has not been fully resolved; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any real property location; and (iv) to the knowledge of the Borrower, no underground storage tank or related piping, or any surface impoundment or disposal area containing Hazardous Materials is located at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Subsidiaries.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or leased Oil and Gas Properties in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under Environmental Law.

8.15 Properties.

(a) Each Credit Party has good title to the Borrowing Base Properties evaluated in the most recently delivered Reserve Report (other than those (i) disposed of in compliance with Section 10.4 since delivery of such Reserve Report, (ii) leases that have expired in accordance with their terms and (iii) with title defects disclosed in writing to the Administrative Agent), and good title to all its material personal properties, in each case, free and clear of all Liens other than Liens permitted by Section 10.2, except where the failure to have good title could not reasonably be expected to have a Material Adverse Effect. After giving full effect to the Liens permitted by Section 10.2, the Borrower or the Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the material costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Subsidiary’s net revenue interest in such property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d) All of the properties of the Borrower and the Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. On the Closing Date (after giving effect to the consummation of the Transactions), the Borrower, on a consolidated basis with its Subsidiaries, is Solvent.

8.17 Insurance. The properties of the Borrower and the Subsidiaries are insured in the manner contemplated by Section 9.3.

8.18 Hedge Transactions. Schedule 8.18 sets forth, as of the Closing Date, a true and complete list of all material commodity Hedge Transactions of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last Business Day of the most recent fiscal quarter preceding the Closing Date and for which a mark to market value is reasonably available) and all credit support agreements relating thereto (including any margin required or supplied).

8.19 Patriot Act. Each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent and the Lenders all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and the Lenders and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

8.20 Liens Under the Security Documents. Upon the execution and delivery of the Security Documents in accordance herewith, and where appropriate the filing and recordation thereof with the appropriate filing or recording officers in each of the necessary jurisdictions, the Liens granted and to be granted by any Credit Party to the Administrative Agent for the benefit of the Secured Parties, constitute validly created, perfected and first priority Liens, subject only to Liens permitted under Section 10.2.

8.21 No Default. No Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document. Each of the Borrower and each Subsidiary is in compliance in all material respects with the Requirements of Law applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.22 Direct Benefit. The initial Borrowing hereunder and all additional Borrowings are for the direct benefit of the Borrower and its Subsidiaries. The Borrower and its Subsidiaries shall engage as an integrated group in the business of oil and gas exploration and related activities and certain other legal business purposes, and any benefits to the Borrower and its Subsidiaries is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and its Subsidiaries is dependent upon the continued successful performance of the functions of the integrated group as a whole.

8.23 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and to the knowledge of the Borrower its directors and agents and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions. None of the Borrower or its Subsidiaries operates in a Sanctioned Country.

8.24 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

8.25 Deposit Accounts. Schedule 8.25 sets forth, as of the Closing Date, a true and complete list of all Deposit Accounts of each Credit Party (other than Excluded Accounts).

SECTION 9. Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitments and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the applicable Letter of Credit Issuer following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Transactions, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year (or in the case of the fiscal year ending December 31, 2017, within one hundred fifty (150) days), copies of the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year commencing with the fiscal year ending December 31, 2017 and audited consolidated statements of income and partners’ capital and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal year commencing with the fiscal year ending December 31, 2017, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by an opinion thereon of independent accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (y) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period.

(b) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters (or in the case of the fiscal quarter ending September 30, 2017, within seventy five (75) days), copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such period, and unaudited consolidated statements of income, partners’ capital and cash flows of the Borrower and its Subsidiaries for that fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, partners’ capital and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be and (ii) a specification of any change in the identity of the Material Subsidiaries, and Guarantors as at the end of such fiscal year or period, as the case may be, from the Material Subsidiaries, and Guarantors, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(d) Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains actual knowledge thereof, written notice from an Authorized Officer of the Borrower of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e) Environmental Matters. Promptly, but no later than ten (10) Business Days after Borrower’s obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, written notice from an Authorized Officer of the Borrower of:

(i) any pending or threatened Environmental Claim against any Credit Party or any real property interests of any Oil and Gas Properties;

(ii) any condition or occurrence on any real property interests of any Oil and Gas Properties that (A) would reasonably be expected to result in a violation of Environmental Law by any Credit Party or (B) would reasonably be expected to result in the issuance of an Environmental Claim against any Credit Party or any real property interests of any Oil and Gas Properties;

(iii) any condition or occurrence on any real property interests of any Oil and Gas Properties that would reasonably be expected to result in restrictions on the Borrower’s ownership, occupancy, use or transferability of such interests of any Oil and Gas Properties under any Environmental Law; and

(iv) Borrower’s or any Subsidiary’s conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any real property interests of any Oil and Gas Properties.

All such notices shall describe in reasonable detail, based on the information then available, the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f) Other Information.

(i) Promptly after the sending or filing thereof, copies of all press releases and material information, communications or notices that the Borrower sends to any holders of its Stock or Stock Equivalents (to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement);

(ii) Promptly, but subject to the limitations set forth in the last sentences of Section 9.2(a) and Section 13.6, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g) Projections. Within one hundred twenty (120) days after the end of each fiscal year (beginning with the fiscal year ending on or about December 31, 2017) of the Borrower, a reasonably detailed consolidated budget and cash flow forecast for the following fiscal year as customarily prepared in good faith by management of the Borrower for its internal use and projected capital expenditures (collectively, the “Projections”) in form and substance satisfactory to the Administrative Agent.

(h) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Subsidiary (i) enters into a definitive agreement to Dispose of any Oil and Gas Properties or any Stock or Stock Equivalents in any Subsidiary owning Oil and Gas Properties, or (ii) unwinds, terminates, or creates offsetting positions with respect to, any Hedge Transactions in respect of commodities, in each case, that could reasonably be expected to exceed 5% of the then-effective Borrowing Base, when aggregated with other Dispositions or Hedging Transactions since the later of the most recent Scheduled Redetermination Date and the last adjustment to the Borrowing Base made pursuant to Section 2.14(e), prior written notice thereof in accordance with Section 10.4(b).

Documents required to be delivered pursuant to Sections 9.1(a) and (b) and Section 9.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 13.2, or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (x) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 9.1(c) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2 Books, Records and Inspections.

(a) The Borrower will, and will cause each Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such

Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, and (ii) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1(f)(ii) or this Section 9.2, neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrower will, and will cause each of the Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

9.3 Maintenance of Insurance. The Borrower will, and will cause each Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if casualty insurance is obtained, the Administrative Agent shall be a loss payee under any such casualty insurance; provided that, to the extent that the Administrative Agent, any Letter of Credit Issuer or any Lender receives proceeds of such casualty insurance and so long as no Event of Default has occurred and is then continuing, the Administrative Agent, such Letter of Credit Issuer or such Lender, as applicable, will deliver such proceeds to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. All policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such insurance (or at least 10 day’s prior written notice in the case of cancellation of such insurance due to non-payment of premiums).

9.4 Payment of Taxes. The Borrower will, and will cause each of the Subsidiaries to, pay or discharge all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto; provided that neither the Borrower nor any of the Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim (a) that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or (b) where the failure to pay or discharge such tax, assessment, charge, levy or claim would not reasonably be expected to result in a Material Adverse Effect.

9.5 Existence. The Borrower will, and will cause each of its Subsidiaries to, preserve and maintain such Person’s existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified as a foreign limited partnership, limited liability company or corporation in each jurisdiction in which such qualification is material to the business and operations of the Borrower or any of its Subsidiaries or the ownership or leasing of the Properties of the Borrower or its Subsidiaries except (other than with respect to the existence of the Borrower) where the failure could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures, to the extent applicable to its business, designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.7 ERISA.

(a) Promptly after the Borrower knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or an ERISA Affiliate is required or proposes to take, together with any notices given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred with respect to any Plan; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability or a Multiemployer Plan has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code or to or on account of a Multiemployer Plan pursuant to Section 515, 4201 or 4204 of ERISA.

(b) Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, following any request by the Administrative Agent, the Borrower, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, except in each case, where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a) operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in good working order and condition as would a reasonably prudent oil and gas exploration and production operator in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair and working order (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c) to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts consistent with its rights under applicable operating agreements to cause the operator to comply with this Section 9.8.

9.9 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause each of its, and each of its Subsidiaries’, fiscal years and fiscal quarters to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10 Additional Guarantors, Grantors and Collateral.

(a) Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within thirty (30) days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to (1) execute a supplement to each of the Guarantee and the Pledge Agreement, if any, substantially in the form of Annex A or Exhibit 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a pledgor under the Pledge Agreement and (2) execute a Mortgage or a joinder and supplement to an existing Mortgage or enter into a security agreement as provided in Section 9.16(c).

(b) Subject to any applicable limitations set forth in the Pledge Agreement, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10(a)) or Section 9.16(c) to pledge, to the Administrative Agent, for the benefit of the Secured Parties all of the Stock (other than any Excluded Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 9.10(a) or Section 9.16(c)), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to the Pledge Agreement or pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, as applicable.

(c) In connection with each redetermination (but not any adjustment) of the Borrowing Base, the Borrower shall review the applicable Reserve Report and the list of current Mortgaged Properties to ascertain whether the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) is no less than 85% of the net present value of the Proved Reserves included in the Reserve Report after giving effect to exploration and production activities, acquisitions, Dispositions and production. In the event that additional Oil and Gas Properties need to be mortgaged in order to satisfy the requirements set forth in the preceding sentence, then the Borrower shall, and shall cause its Credit Parties to, grant, within 60 days after delivery of the applicable Reserve Report (or such longer period as the Administrative Agent may agree in its reasonable discretion) to the Administrative Agent as security for the Obligations a first priority Lien (subject to Liens permitted by Section 10.2) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents sufficient to meet such requirement. All such Liens will be created and perfected by and in accordance with the provisions of the Security Documents, including, if applicable, any additional Mortgages. In order to comply with the foregoing, if any Subsidiary places a Lien on its property and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with the provisions of Sections 9.10(a) and (b) and Section 9.16. For the avoidance of doubt, such Mortgages shall include a grant of “Mortgaged Property” (as defined in the applicable Mortgage) that is related to such Proved Reserves.

(d) The Borrower will promptly notify the Administrative Agent if the Borrower or any other Credit Party establishes a Deposit Account or a Commodities Account after the Closing Date (or if any Deposit Account that was previously an Excluded Account ceases to be an Excluded Account), and the Borrower will, and will cause each other Credit Party to, in connection with any such Deposit Account or Commodities Account established by a Credit Party (other than Deposit Accounts that are Excluded Accounts, but only for so long as it is an Excluded Account) promptly, but in any event on or before the earlier of (x) 30 days after the establishment of such Deposit Account or Commodities Account (or by such later date as the Administrative Agent shall reasonably agree) or (y) the first date on which the funds or contracts in such Deposit Account or Commodities Account would exceed $1,000,000, enter into a Control Agreement with the Administrative Agent and the depositary bank for such Deposit Account (other than an Excluded Account or the commodities intermediary), on terms reasonably satisfactory to the Administrative Agent.

(e) The Borrower will promptly notify the Administrative Agent if the Borrower or any other Credit Party establishes a Securities Account after the Closing Date and the Borrower will, and will cause each other Credit Party to, in connection with any such Securities Account established by a Credit Party promptly, but in any event on or before the earlier of (x) 30 days after the establishment of such Securities Account (or by such later date as the Administrative Agent shall reasonably agree) or (y) the first date on which the securities and funds in such Securities Account would either (i) pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, cause the securities intermediary to agree to comply without further consent of Borrower or such Credit Party, with entitlement orders originated by the Administrative Agent with respect to the financial assets carried in such securities account, or (ii) arrange for the Administrative Agent to become the entitlement holder of the securities intermediary with respect to the securities account, with Borrower or such Credit Party being permitted, only with the consent of the Administrative Agent, to originate entitlement orders with respect to the financial assets carried in such securities account. The Administrative Agent shall not give any such entitlement orders unless an Event of Default has occurred and is continuing.

(f) The Borrower shall execute and deliver such other closing documents, certificates and legal opinions as the Administrative Agent may reasonably request in connection with the foregoing (a) through (e).

9.11 Use of Proceeds.

(a) The Borrower will use the proceeds of the Loans (i) to pay fees and expenses related to the Transactions, (ii) to provide for working capital needs of the Borrower and its Subsidiaries and (iii) for other general limited liability company purposes of the Borrower and its Subsidiaries.

(b) The Borrower will use Letters of Credit for general limited liability company purposes, including to satisfy deposit requirements under purchase agreements for the acquisition of Oil and Gas Properties.

9.12 Further Assurances.

(a) Subject to the applicable limitations set forth in the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Administrative Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Subsidiaries.

(b) Notwithstanding anything herein to the contrary, if the Administrative Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

9.13 Reserve Reports.

(a) On or before August 15th and February 15th of each year, commencing August 15, 2017, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding June 30th and December 31st, respectively, the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the Borrowing Base. Each Reserve Report as of December 31 shall be prepared at the Borrower’s election, by one or more Approved Petroleum Engineers. Each Reserve Report as of June 30 shall be prepared by or under the supervision of the chief engineer of the Borrower, provided that the Borrower may elect to have such Reserve Report prepared by one or more Approved Petroleum Engineers. In any event, the Reserve Report shall be in a form reasonably acceptable to the Administrative Agent.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or by or under the supervision of the chief engineer of the Borrower. For any Interim Redetermination pursuant to Section 2.14(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent, as soon as possible, but in any event no later than thirty (30) days, in the case of any Interim Redetermination requested by the Borrower or 45 days, in the case of any Interim Redetermination requested by the Administrative Agent or the Lenders, following the receipt of such request.

(c) At the time of delivery of any Reserve Report pursuant to clauses (a) or (b) of this Section 9.13, the Borrower shall also deliver to the Administrative Agent a true and complete list of all commodity Hedge Transactions of each Credit Party (including the type, applicable commodity prices and notional amounts or volumes).

9.14 Title Information. On or before the date of delivery to the Administrative Agent of each Reserve Report required by Section 9.13(a), the Borrower will use commercially reasonable efforts to deliver, if requested by the Administrative Agent, title consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Subsidiaries.

9.15 Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under its respective Guaranty Agreement including obligations with respect to Hedge Transactions (provided, however, that the Borrower shall only be liable under this Section 9.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.15, or otherwise under this Agreement or any Credit Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 9.15 shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Commitments are terminated. The Borrower intends that this Section 9.15 constitute, and this Section 9.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.16 Post-Closing Covenants.

(a) Required Hedging Transactions. (i) If at any time the Borrowing Base Utilization Percentage exceeds 50%, the Borrower shall be required to enter into and maintain on a quarterly basis Hedge Transactions permitted by Section 10.10 with Approved Counterparties with respect to not less than 50% of reasonably anticipated quarterly production volumes for oil and natural gas from Proved Developed Producing Reserves (as forecast based upon the most recent Reserve Report) for the eight (8) calendar quarters following the date the Borrowing Base Utilization Percentage first exceeds 50% (the “Trigger Date”); provided that,

(A) the Borrower shall have sixty (60) days following the Trigger Date to have entered into the Hedge Transactions required by this Section 9.16(a)(i), (B) the Borrower is required to enter into such Hedge Transactions within such sixty (60) days, even if at any time during such sixty (60) day period the Borrowing Base Utilization Percentage is less than 50% and (ii) if during any calendar quarter following the Trigger Date the Borrowing Base Utilization Percentage exceeds at any time 50%, the Borrower will be required to enter into and maintain on a quarterly basis Hedge Transactions permitted by Section 10.10 with Approved Counterparties with respect to not less than 50% of reasonably anticipated quarterly production volumes for oil and natural gas from Proved Developed Producing Reserves (as forecast based upon the most recent Reserve Report for the 8 calendar quarters following such calendar quarter in which the Borrowing Base Utilization Percentage exceeds 50%; provided that (A) the Borrower shall have sixty (60) days following the date during such calendar quarter that the Borrowing Base Utilization Percentage exceeds 50% to have entered into the Hedge Transactions required by this Section 9.16(a)(ii) and (B) the Borrower is required to enter into such Hedge Transactions within such sixty (60) days, even if during such sixty (60) day period the Borrowing Base Utilization Percentage is less than 50%. The Borrower’s failure to comply with the terms of this Section 9.16(a) shall not be considered a Default or an Event of Default under Section 11.3(b) of this Agreement, or a default or event of default under any other Credit Document, but shall result in the Administrative Agent and the Lenders having the right to redetermine the Borrowing Base at such time, pursuant to the terms of Section 2.14, and such redetermination shall not be deemed an Interim Redetermination.

(b) Required Title Information and Mortgages. Within sixty (60) days after the Closing Date the Borrower shall deliver to the Administrative Agent (i) additional title information with respect to Oil and Gas Properties of the Borrower and its Subsidiaries such that the Administrative Agent shall have received satisfactory title information comprising at least 80% of the PV-9 of all of the Proved Reserves evaluated in the Initial Reserve Report and (ii) Mortgages in form and substance satisfactory to the Administrative Agent on additional Oil and Gas Properties of the Borrower and its Subsidiaries such that the Administrative Agent has perfected Liens on at least 85% of the PV-9 of all Proved Reserves evaluated in the Initial Reserve Report together with such other closing documents, certificates, resolutions and legal opinions as the Administrative Agent may reasonably request and none of the Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted under Section 10.2; provided that, notwithstanding anything to the contrary in this Agreement, the Borrower’s failure to comply with the terms of this Section 9.16(b) shall not be deemed a Default or an Event of Default under Section 11.3(b) of this Agreement, or a default or event of default under any other Credit Document, but shall result in the Administrative Agent and the Lenders having the right to redetermine the Borrowing Base at such time, pursuant to the terms of Section 2.14 and such redetermination shall not be deemed an Interim Redetermination.

(c) Security Documents. Within thirty (30) days of such time, if any, that (i) the Borrower shall acquire any direct or indirect Domestic Subsidiary (other than an Excluded Subsidiary) or (ii) that any Domestic Subsidiary of the Borrower ceases to be an Excluded Subsidiary, the Borrower will and will cause each such Domestic Subsidiary (other than any Excluded Subsidiary), to execute and deliver to the Administrative Agent (a) a Guarantee or a supplement to the Guarantee, as applicable, (b) a Pledge Agreement or a supplement to the Pledge Agreement, as applicable, (c) a Mortgage on, or a joinder and supplement to an existing

Mortgage on, such Domestic Subsidiary’s Oil and Gas Properties or, in lieu of a Mortgage or joinder and supplement to an existing Mortgage, at the Borrower’s option, but subject to the requirements of Section 9.10(c), a security agreement in form and substance satisfactory to the Administrative Agent granting a first and prior Lien in favor of the Administrative Agent for the benefit of the Secured Parties on such Domestic Subsidiary’s personal property, (d) a certificate (substantially similar to the form of Exhibit F attached hereto) of an officer of the Borrower and each such Domestic Subsidiary, certifying inter alia, (1) true and correct copies of resolutions adopted by the appropriate governing entity or body of such Credit Party (A) authorizing the execution, delivery and performance by such Credit Party of the Guarantee or such supplement, the Pledge Agreement or such supplement, the Mortgage or such supplement or other security agreement to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (B) authorizing officers of such Credit Party to negotiate the Guarantee or such supplement, the Pledge Agreement or such supplement, the Mortgage or such supplement or security agreement to which such Credit Party is a party and (C) authorizing officers of such Credit Party to execute and deliver the Guarantee or such supplement, the Pledge Agreement or such supplement, the Mortgage or such supplement or security agreement to which such Credit Party is a party and any related documents, (2) that attached thereto is a true and complete copy of the limited liability company agreement, operating agreement, bylaws or partnership agreement of such Credit Party as in effect on the date of the resolutions described in the foregoing clause (1), and (3) the incumbency and specimen signatures of the officers of the Credit Party executing any such documents on behalf of such Credit Party, (e) a favorable signed opinion of Vinson & Elkins, LLP, or another law firm acceptable to the Administrative Agent, as special counsel to the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent as to the Guarantee or such supplement, the Pledge Agreement or such supplement, the Mortgage or such supplement or other security agreement and (f) to the extent applicable, all Stock (other than Excluded Stock) of each Guarantor directly or indirectly owned by the Borrower or any Subsidiary Guarantor shall have been pledged pursuant to the Pledge Agreement and the Administrative Agent shall have received all certificates, if any, representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and/or undated powers endorsed in blank.

(d) Control Agreements. Within forty-five (45) days of the Closing Date (or such later date as may be agreed by the Administrative Agent), the Borrower shall enter into and shall cause each depository, securities intermediary or commodities intermediary to enter into a Control Agreement with respect to each of the accounts set forth on Schedule 8.25; provided, however, that no control agreement shall be required with respect to any Excluded Accounts.

SECTION 10. Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the applicable Letter of Credit Issuer following the termination of the Total Commitment) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedging Obligations under Secured Hedge Transactions, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness arising under the Credit Documents or otherwise constituting an Obligation;

(b) [Reserved];

(c) Indebtedness of (i) the Borrower or any Guarantor owing to the Borrower or any Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Guarantor shall be permitted so long as such Indebtedness is evidenced by an intercompany note and subject to subordination terms acceptable to the Administrative Agent, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences, (ii) any Subsidiary that is not a Guarantor owing to any other Subsidiary that is not a Guarantor and (iii) to the extent permitted by Section 10.5, any Subsidiary that is not a Guarantor owing to the Borrower or any Guarantor;

(d) Indebtedness in respect of Permitted Additional Debt and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness; provided that after giving effect to the incurrence or issuance thereof, (i) the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants as such covenants are recomputed as of the last day of the most recently ended Test Period as if such incurrence or issuance had occurred on the first day of such Test Period and (ii) the Borrowing Base shall be adjusted as set forth in Section 2.14(f);

(e) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Subsidiaries in respect of Indebtedness of the Borrower or other Subsidiaries that is permitted to be incurred under this Agreement (except that a Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(e) guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Subsidiary of any Permitted Additional Debt shall be permitted unless such Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(f) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), (h), (p), (q) and (r);

(g) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets (including equipment) to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets; (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Closing Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in compliance on a pro forma basis after giving effect to the incurrence of such Indebtedness with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such incurrence had occurred on the first day of such Test Period); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(h) [Reserved];

(i) (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Subsidiary, in each case, after the Closing Date as the result of a Permitted Acquisition; provided that:

(A) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and the aggregate principal amount of such Indebtedness does not, at the time such Person became a Subsidiary or such acquisition was consummate, then exceed the Fair Market Value of such Person or the assets to which such Indebtedness attaches,

(B) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries),

(C) (1) the Stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.10(b) and Section 9.16 and (2) such Person executes a supplement to each of the Guarantee and the Pledge Agreement, in each case, to the extent required under Section 9.10 and Section 9.16; provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 10.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that the requirements of this clause (C) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(g), and

(D) after giving effect to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such assumption and acquisition had occurred on the first day of such Test Period; and

(ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(j) (i) Indebtedness incurred to finance a Permitted Acquisition; provided that:

(A) (1) to the extent such Permitted Acquisition includes the acquisition of the Stock of another Person, such acquired Stock is pledged to the Administrative Agent to the extent required under Section 9.10(b) and Section 9.16 and (2) such Person executes a supplement to each of the Guarantee and the Pledge Agreement and delivers any other Security Documents, in each case, to the extent required under Section 9.10 and Section 9.16;

(B) after giving effect to the incurrence of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants, as such covenant are recomputed as at the last day of the most recently ended Test Period as if such incurrence and acquisition had occurred on the first day of such Test Period;

(C) the maturity of such Indebtedness is not earlier than, and no mandatory repayment or redemption (other than customary change of control or asset sale offers or upon any event of default) is required prior to, 180 days after the Maturity Date (determined at the time of issuance or incurrence);

(D) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary Guarantor except to the extent permitted under Section 10.5;

(E) after giving effect to the incurrence of any such Indebtedness, no Default or Event of Default shall have occurred; and

(F) the aggregate principal amount of such Indebtedness does not, at the time of such Permitted Acquisition, then exceed the Fair Market Value of the Stock, Stock Equivalents or assets acquired; and

(ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(k) Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(m) (i) other additional Indebtedness and (ii) any Permitted Refinancing Indebtedness issued as incurred to Refinance such Indebtedness; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (m) shall not at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, exceed the greater of $10,000,000 and 5% of the then-effective Borrowing Base (measured as of the date such Indebtedness is incurred based upon the financial statements most recently available prior to such date), and the Borrowing Base shall be adjusted as set forth in Section 2.14(f);

(n) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(o) Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(p) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(q) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder;

(r) Indebtedness of the Borrower or any Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(s) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Subsidiaries incurred in the ordinary course of business;

(t) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(u) Indebtedness consisting of obligations of the Borrower and the Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(v) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business; and

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (v) above.

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(b) Permitted Liens;

(c) (x) Liens (including liens arising under Capital Leases to secure Capitalized Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(g); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (y) Liens on the assets of a Subsidiary that is not a Credit Party securing Indebtedness permitted pursuant to Section 10.1(m);

(d) [Reserved];

(e) (i) the modification, replacement, extension or renewal of any Lien permitted by clauses (a), (b), (c), (f) and (s) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clauses (f) and (s), subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof or (ii) Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of secured Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 10.1;

(f) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(i); provided that such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(i), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Permitted Acquisition;

(g) Liens placed upon the Stock and Stock Equivalents of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition, or the assets of such a Subsidiary, in each case, to secure Indebtedness incurred pursuant to Section 10.1(j); provided that such Liens attach at all times only to the Stock and Stock Equivalents or assets so acquired;

(h) Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of a Credit Party and (ii) of any Subsidiary that is not a Credit Party in favor of any Subsidiary that is not a Credit Party;

(i) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q) Liens in respect of Production Payments (i) with respect to non-Borrowing Base Properties acquired in connection with a Permitted Acquisition or a direct acquisition of Oil and Gas Properties and (ii) with respect to Borrowing Base Properties provided such Lien may result in adjustment of the Borrowing Base as set forth in Section 2.14(e) to the extent required under Section 10.4(b);

(r) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t) Liens on Stock in a joint venture that does not constitute a Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(u) Liens securing any Indebtedness permitted by Section 10.1(k);

(v) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607(l), or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Subsidiary that is reasonably likely to exceed $5,000,000;

(w) Liens on any property of the Borrower or any Subsidiary, other than property or assets securing the Obligations or any Borrowing Base Properties, to secure Indebtedness and obligations of the Borrower or such Subsidiary under Hedge Transactions permitted under Section 10.10 with counterparties other than a Hedge Bank;

(x) additional Liens on property not constituting Borrowing Base Properties so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed $5,000,000; and

(y) Liens on any cash amounts (i) raised and received under any indenture or other debt agreement issued in escrow and held by a trustee pursuant to customary escrow arrangements pending the release thereof, or (ii) held by a trustee under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions and, in each case, solely with respect to transactions permitted hereunder, including Sections 10.1 and 10.7).

10.3 Limitation on Fundamental Changes. Except as permitted by Sections 10.4 or 10.5, the Borrower will not, and will not permit any of the Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (F) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (G) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(b) any Subsidiary of the Borrower or any other Person (other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Subsidiaries, (A) a Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary) to become a Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Pledge Agreement and any applicable Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower, (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5;

(c) any Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Subsidiary of the Borrower;

(d) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, an “Investment” and subject to the limitations set forth in Section 10.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Credit Party, any assets or business of such Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(f) to the extent that no Borrowing Base Deficiency, Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, distribute, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Subsidiary’s Stock and Stock Equivalents, except that:

(a) the Borrower and the Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Stock or Stock Equivalents of any Subsidiary owning Oil and Gas Properties (and including, but without limitation, Dispositions in respect of Production Payments and in connection with net profits interests, operating agreements, farm-outs, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Stock or Stock Equivalents of any Subsidiary owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report and the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed, when aggregated with the Hedge PV (as calculated at the time of any such termination or creation of off-setting positions) of terminated and/or offsetting positions (after taking into account any other Hedge Transaction, executed contemporaneously with the taking of such actions), since the later of (i) the last Scheduled Redetermination Date (or, if prior to October 1, 2017, the Closing Date) and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e) exceeds 5% of the then-effective Borrowing Base, then no later than five (5) Business Days prior to the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(c) the Borrower and the Subsidiaries may Dispose of property or assets to the Borrower or to a Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 10.5;

(d) the Borrower and any Subsidiary may affect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e) the Borrower and the Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions constituting like-kind exchanges of Borrowing Base Properties to the extent that (i) either (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, and (ii) after giving effect to such Disposition, the difference between (x) the Borrowing Base in effect immediately prior to such Disposition minus (y) the PV-9 (calculated at the time of such Disposition) of the Borrowing Base Properties Disposed of since the later of (i) the last Scheduled Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e) exceeds the Loan Limit in effect immediately prior to such Disposition;

(g) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5(h);

(i) [Reserved];

(j) transfers of property subject to a (i) Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;

(k) Dispositions of accounts receivable (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(l) the unwinding, terminating and/or offsetting of any Hedge Transaction (subject to the terms of Section 2.14(e)); provided, that if the Hedge PV of the unwound, terminated and/or offsetting positions (as calculated at the time of any such unwind, termination or creation of off-setting positions, after taking into account any other Hedge Transaction, executed contemporaneously with the taking of such actions) when aggregated with the aggregate PV-9 of all Borrowing Base Properties Disposed (calculated at the time of such Disposition) included in the most recently delivered Reserve Report, since the later of (i) the last Scheduled Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e), exceeds 5% of the then-effective Borrowing Base, then no later than two Business Days’ after the date of consummation of any unwinding, terminating and/or offsetting of any Hedge Transaction, the Borrower shall provide notice to the Administrative Agent of such unwinding, terminating and/or offsetting of any Hedge Transaction and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such unwinding, terminating and/or offsetting of any Hedge Transaction, after the consummation of such unwinding, terminating and/or offsetting of any Hedge Transaction, the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(m) Dispositions of Oil and Gas Properties and other assets not included in the Borrowing Base as then in effect; provided, that, to the extent a Borrowing Base Deficiency exists at such time, such Disposition shall be for cash consideration and the net cash proceeds received from such Disposition shall be used to repay outstanding Loans in an amount equal to the lesser of the amount of such net cash proceeds or the amount of such Borrowing Base Deficiency;

(n) Disposition of any asset between or among the Borrower and/or its Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (m) above; and

(o) transfers, assignments or exchanges of interests in any of the Oil and Gas Properties of the Borrower or any Subsidiary resulting from exploration, pooling or unitization agreements or arrangements entered into in the ordinary course of business and on terms customary in the industry.

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Subsidiaries to, make any Investment except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b) Investments in assets that constituted Permitted Investments at the time such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $5,000,000;

(d) (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date as set forth on Schedule 10.5, (ii) Investments existing on the Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (d) is not increased at any time above the amount of such Investment set forth on Schedule 10.5;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower (or any direct or indirect parent thereof);

(g) Investments by the Borrower or any Subsidiary in any (other) Subsidiary that is not an Excluded Subsidiary of the type listed in clauses (b) through (h) of the definition of “Excluded Subsidiary” (provided that if any such Subsidiary becomes a Material Subsidiary as a result of such Investment, the Borrower shall comply, and cause such Subsidiary to comply, with Section 9.10(a) and (b) and Section 9.16 of this Agreement, if applicable);

(h) Investments (including but not limited to (i) Permitted Acquisitions (to the extent otherwise constituting an Investment) and (ii) Investments in respect of royalty trusts and master limited partnerships), in each case, so long as, after giving pro forma effect to the making of any such Investment, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Borrower shall have Available Commitments of not less than 15% of the then effective Loan Limit (on a pro forma basis after giving effect to such Investment), and (3) as of the most recently ended fiscal quarter for which Section 9.1 Financials are available after giving pro forma effect to any such Investment, the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 3.00 to 1.00;

(i) Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 10.4;

(j) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(k) Investments comprising purchases of Permitted Additional Debt to the extent permitted pursuant to Section 10.7;

(l) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Payments to the extent permitted to be made to such parent in accordance with Section 10.6;

(m) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(n) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(o) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(p) guarantee obligations of the Borrower or any Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q) Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments in Industry Investments (to the extent otherwise constituting an Investment) and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(s) [Reserved];

(t) Investments in Hedge Transactions permitted by Section 10.1 and Section 10.10;

(u) Investments consisting of Indebtedness, fundamental changes, Dispositions and Payments permitted under Sections 10.1, 10.3, 10.4 and 10.6 (other than 10.6(c)); and

(v) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

10.6 Limitation on Restricted Payments. The Borrower will not pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof), now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock) of the Borrower;

(b) the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year does not exceed the $10,000,000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $5,000,000 in the aggregate;

(c) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5;

(d) to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 10.3;

(e) the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower or any of the Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) so long as, after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g) the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h) so long as, after giving pro forma effect thereto, together with any concurrent Restricted Payments being paid under Section 10.6(j), (i) no Event of Default shall have occurred and be continuing, (ii) Available Commitment is not less than 15% of the then-effective Loan Limit (on a pro forma basis after giving effect to such Restricted Payment), and (iii) as of the most recently ended fiscal quarter for which Section 9.1 Financials are available after giving pro forma effect to any such Restricted Payment, the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 3.00 to 1.00, the Borrower may make, declare and pay additional Restricted Payments without limit in cash or otherwise to the holders of its Stock and Stock Equivalents; provided, that, in the case of any Restricted Payment in the form of assets other than cash, no such Restricted Payment shall be made if a Borrowing Base Deficiency would result from an adjustment to the Borrowing Base resulting from such Restricted Payment (unless the Borrower shall have cash on hand sufficient to eliminate any such potential Borrowing Base Deficiency);

(i) the Borrower may make payments described in Sections 10.12(a), (b), (d), (e), (f), (g) and (j) (subject to the conditions set out therein);

(j) the Borrower may make distributions in order to provide the Borrower’s direct and indirect members with funds sufficient to satisfy their tax liabilities, or estimated tax liabilities, associated with their direct or indirect allocable share of taxable income attributable to each member of the Borrower (which distributions shall be calculated in accordance with applicable law for the periods for which such distributions are made multiplied by the combined maximum federal and applicable state and local income tax rates applicable to individual taxpayers in New York, New York).

To the extent that the actual taxable income for any member exceeds the sum of the estimated taxable income for any period, then the Borrower shall be entitled to make additional distributions in an amount equal to the anticipated taxes on such excess. To the extent that actual taxable income of the Borrower is less than the sum of the estimated taxable income for any period, then the Borrower shall deduct an amount equal to the anticipated taxes on such difference from the amounts it is otherwise entitled to distribute in future periods.

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Subsidiary to, prepay, repurchase or redeem or otherwise defease any Permitted Additional Debt comprised of senior subordinated or subordinated Indebtedness (it being understood that payments of regularly scheduled cash interest in respect of the Permitted Additional Debt shall be permitted); provided, however, that the Borrower or any Subsidiary may prepay, repurchase, redeem or defease any such Permitted Additional Debt (A) with the proceeds of any Permitted Refinancing Indebtedness or any Permitted Additional Debt, (B) by converting or exchanging any such Permitted Additional Debt to Stock (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent or (C) so long as, after giving pro forma effect thereto, (1) no Event of Default has occurred and is continuing, (2) Available Commitment is not less than 15% of the then-effective Loan Limit (on a pro forma basis after giving effect to such prepayment, repurchase, redemption or defeasance), and (3) as of the most recently ended fiscal quarter for which Section 9.1 Financials are available after giving pro forma effect to any such prepayment, repurchase, redemption or defeasance, the Consolidated Total Debt to Consolidated EBITDAX Ratio is not greater than 3.00 to 1.00;

(b) The Borrower will not amend or modify the documentation governing any senior subordinated or subordinated Permitted Additional Debt or the terms applicable thereto to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Administrative Agent or the Lenders in any material respect or (ii) the provisions of the documentation governing any senior subordinated or subordinated Permitted Additional Debt, as so amended or modified, would not be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt that was issued at such time; and

(c) Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Administrative Agent instructing it not to make or permit the Borrower and/or the Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer.

10.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of secured Indebtedness otherwise permitted hereunder) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) represent Indebtedness of a Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 10.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 10.4 and applicable solely to assets under such sale, transfer, lease or other Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 10.5 and applicable solely to such joint venture or otherwise arise in agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements and other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by Applicable Law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being refinanced, (xiv) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation and (xv) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property).

10.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to pay dividends or make any other distributions to the Borrower or any Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date that are described on Schedule 10.9 or pursuant to the Credit Documents;

(b) [Reserved].

(c) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on transferring the property so acquired;

(d) Requirement of Law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;

(g) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or preferred stock of Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Closing Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;

(j) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(l) provisions in organizational documents of, or agreements among the owners of the Stock of, Subsidiaries that are not wholly-owned, directly or indirectly, by the Borrower or other Credit Parties, in each case, entered into in the ordinary course of business;

(m) provisions of agreements or contracts requiring that funds be segregated and maintained in accounts for the purpose of paying a Subsidiary’s plugging and abandoning liabilities or other similar contingent obligations in the ordinary course of business; and

(n) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10 Hedge Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any Hedge Transactions at any time or with any Person, other than:

(a) Hedge Transactions entered into by the Borrower or any Subsidiary with an Approved Counterparty that are non-speculative (including Hedge Transactions entered into to unwind or offset other permitted Hedge Transactions); provided that:

(i) any such Hedge Transaction does not have a term greater than sixty (60) months from the date such Hedge Transaction is entered into;

(ii) at all times, on a net basis, the aggregate notional volume for each of natural gas, natural gas liquids, and crude oil, calculated separately, covered by Hedge Transactions for any fiscal quarter during the forthcoming sixty (60) month period (other than Excluded Hedges) shall not exceed 85% of the projected volume for such fiscal quarter, as forecasted based upon the most recent Reserve Report, of natural gas, natural gas liquids and crude oil production, calculated separately, for each such quarter in the then forthcoming sixty (60) month period (the “Ongoing Hedges”);

(iii) in addition to, and notwithstanding the limitations set forth in clause (ii) of this Section 10.10(a), in contemplation of, and prior to the consummation of, an acquisition of Oil and Gas Properties (whether as a direct acquisition of Oil and Gas Properties or through a Permitted Acquisition) by the Borrower or any of its Subsidiaries, the Borrower or any other Credit Party may enter into additional Hedge Transactions such that the aggregate notional volumes for each of natural gas, natural gas liquids and crude oil, calculated separately, for each fiscal quarter in the forthcoming 60 month period covered by such additional Hedge Transactions do not exceed 85% of the projected volume of natural gas, natural gas liquids and crude oil production, calculated separately, from the reasonable estimated projected production from Proved Developed Producing Reserves to be acquired for each fiscal quarter in such forthcoming period; provided that such additional Hedge Transactions are entered into during the period between (A) the date on which such Credit Party signs a definitive acquisition agreement in connection with such acquisition and (B) the earliest of (1) the date such acquisition is consummated, (2) the date such acquisition is terminated and (3) 90 days after such definitive agreement was executed (or such longer period as to which the Administrative Agent may agree); provided further that all such incremental hedging contracts entered into with respect to such acquisition shall be terminated or unwound not later than the earlier of (x) if the acquisition has not yet been consummated, 90 days (or such longer period to the extent that such longer period is approved in writing by the Administrative Agent) following the date on which such Credit Party signs a definitive acquisition agreement in connection with such acquisition and (y) thirty (30) days following the date such acquisition is terminated, in each case, to the extent the aggregate notional volumes hedged in anticipation of such acquisition exceed the volumes permitted for Ongoing Hedges; and

(iv) any such Hedge Transaction that might require an Approved Counterparty to make a payment to the Borrower or a Subsidiary of the Borrower (whether a termination payment or otherwise) shall have as a counterparty a Lender or an Affiliate of a Lender at the time such Hedge Transaction is entered into.

For purposes of this Section 10.10(a), so long as the Borrower properly identifies and consistently reports such hedges, the Borrower may utilize crude oil hedges as a substitute for hedging natural gas liquids.

(b) Hedge Transactions entered into by the Borrower with the purpose and effect of (i) fixing or limiting interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a variable rate or (ii) obtaining variable interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a fixed rate (in each case including Hedge Transactions entered into to unwind or offset other permitted Hedge Transactions), provided that the aggregate notional amount of such Hedge Transactions does not (on a net basis) exceed the outstanding principal balance of the variable or fixed rate, as the case may be, Indebtedness of the Credit Parties at the time such Hedge Transaction is entered into.

(c) It is understood that for purposes of clauses (a) and (b) of this Section 10.10, the following Hedge Transactions with Approved Counterparties shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedging Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Subsidiaries (whether or not contracted) and (ii) any Hedge Transaction intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Subsidiaries may have to counterparties under other Hedge Transactions such that the combination of such Hedge Transactions is not speculative taken as a whole.

10.11 Financial Performance Covenants.

(a) Consolidated Total Debt to Consolidated EBITDAX Ratio. Commencing with the Test Period ending December 31, 2017, the Borrower will not permit the Consolidated Total Debt to Consolidated EBITDAX Ratio for any Test Period ending on the last day of any fiscal quarter to be greater than 4.00 to 1.00.

(b) Current Ratio. Commencing with the Test Period ending December 31, 2017, the Borrower will not permit the Current Ratio for any Test Period ending on the last day of any fiscal quarter to be less than 1.00 to 1.00.

10.12 Transactions with Affiliates. The Borrower will not, and will not permit any of the Subsidiaries to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction) on terms other than those that are substantially as favorable to the Borrower or such Subsidiary as it would obtain at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the Borrower or the board of directors or managers of such Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a) the payment of Transaction Expenses;

(b) the Management Services Agreements;

(c) [Reserved];

(d) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Section 10;

(e) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Borrower (or any direct or indirect parent thereof);

(f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries;

(g) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect;

(h) Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6 and Section 10.7;

(i) any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Borrower (or any direct or indirect parent thereof);

(j) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(k) payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; and

(l) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

10.13 Change in Business. The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries on the Closing Date and other business activities incidental or reasonably related to any of the foregoing.

10.14 Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loans or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.15 Payments for General and Administrative Services. The Borrower will not, and will not permit any of the Subsidiaries to, make payments or compensation of any kind to any Affiliate of the Borrower for any given calendar year for any general and administrative services, including land, legal, accounting, administrative, management, geological and engineering services and rent, salaries, utilities and other costs required to maintain offices, in excess of the Management Fee, provided that the foregoing restriction on payments or compensation shall not apply to bona fide payments by the Borrower or any Subsidiary to any third party that is not an Affiliate of the Borrower for (i) fees and expenses for legal, accounting, engineering and other professional services, (ii) costs and expenses accounted for under ASC 805 in respect of business combinations or acquisitions of Oil and Gas Properties by the Borrower or any Subsidiary or (iii) fees and expenses related to this Agreement, or any other financing transaction permitted hereunder. For the avoidance of doubt, it is expressly acknowledged that (x) capital expenditures related to the Oil and Gas Properties of the Borrower or any Subsidiary and other assets, and (y) lease operating expenses, operator’s overhead charges and other amounts payable under joint operating agreements or other similar agreements related to the Oil and Gas Properties of the Borrower or any Subsidiary paid to the third parties do not constitute payments or compensation for general and administrative services.

10.16 Amendments to Organizational Documents and Material Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend or modify its organizational documents (including its limited liability company agreement) or the Management Services Agreement, if such amendment or modification could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or could have a material adverse effect on the Borrower, its Subsidiaries or the Administrative Agent, any Letter of Credit Issuer or any Lender.

SECTION 11. Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause (a) above).

11.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d)(i), 9.5 (solely with respect to the existence of the Borrower), 9.6, 9.16(c), 9.16(d) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3, or in Section 9.16(a) or 9.16(b)) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least thirty (30) days after receipt of written notice thereof by the Borrower from the Administrative Agent.

11.4 Default Under Other Agreements.

(a) The Borrower or any of the Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 11.1) or Hedge Obligations in excess of $10,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Hedge Obligation was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or Hedge Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (1) with respect to any Hedge Obligations, termination events or equivalent events pursuant to the terms of the related Hedge Agreements and (2) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(b) without limiting the provisions of clause (a) above, any such Indebtedness or Hedge Obligations shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, (i) with respect to any Hedge Obligations, other than due to a termination event or equivalent event pursuant to the terms of the related Hedge Agreements and (ii) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof.

11.5 Bankruptcy, Etc. The Borrower, any Guarantor or any Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”); or (b) in the case of any Foreign Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors, in each case as now or hereafter in effect, or any successor thereto; or an involuntary case, proceeding or action is commenced against the Borrower, any Guarantor or any Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such involuntary proceeding or action, or the Borrower, any Guarantor or any Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower, any Guarantor or any Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower, any Guarantor or any Subsidiary; or there is commenced against the Borrower or any Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower, any Guarantor or any Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower, any Guarantor or any Subsidiary makes a general assignment for the benefit of creditors.

11.6 ERISA.

(a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code or to or on account of a Multiemployer Plan pursuant to Section 515, 4201 or 4204 of ERISA (including the giving of written notice thereof);

(b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and

(c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect.

11.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.

11.8 Security Documents. The Pledge Agreement, the Mortgage or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Pledge Agreement, the Mortgage or any other Security Document.

11.9 Judgments. One or more monetary judgments or decrees shall be entered against the Borrower or any of the Subsidiaries involving a liability of $10,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

11.10 Change of Control. A Change of Control shall occur.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower or any Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (d) below shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (c) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (d) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower or any Subsidiary, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, to the Secured Parties, an amount equal to all Obligations comprising accrued and unpaid interest and fees and expenses due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and

(iii) third, to the Secured Parties, an amount equal to all Obligations comprising the principal amount of the Loans, any Unpaid Drawings and payment obligations under Secured Hedge Transactions and Secured Cash Management Agreements, in each case, then due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and

(iv) fourth, pro rata to any other Obligations then due and owing; and

(v) fifth, to the Administrative Agent to Cash Collateralize any outstanding Letters of Credit; and

(vi) sixth, any surplus then remaining, after all of the Obligations then due shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.

Notwithstanding the foregoing, amounts received from the Borrower or any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedge Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Hedge Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause second above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause second above by the holders of any Excluded Hedge Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause second above).

SECTION 12. The Administrative Agent

12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(b) with respect to the Lead Arrangers, the Bookrunner, the Co-Syndication Agents and the Co-Documentation Agents and Section 12.9 with respect to the Borrower) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) Each of the Co-Syndication Agents, the Co-Documentation Agents, the Lead Arrangers and the Bookrunner, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents,

employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE)) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 and Section 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

12.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender or any Letter of Credit Issuer. Each Lender and each Letter of Credit Issuer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to the actual or alleged presence, release or threatened release of Hazardous Materials; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct. The agreements in this Section 12.7 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder.

12.8 Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9 Successor Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower. If the Administrative Agent becomes a Distressed Person (as defined in the definition of “Lender-Related Distress Event”), then such Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Borrower and the Required Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of the resignation of the Administrative Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.10 Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. For the avoidance of doubt, for purposes of this Section 12.10, the term “Lender” includes the Letter of Credit Issuers.

12.11 Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented, (c) release any Guarantor from the Guarantee with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

12.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the

Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

12.13 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 11.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 13.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 13. Miscellaneous

13.1 Amendments, Waivers and Releases. Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall: (i) forgive or reduce, or extend the date of payment of, any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or the Maturity Date (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby; or (ii) amend, modify or waive any provision of this Section 13.1, or amend or modify any of the provisions of Section 5, Section 13.8(a) or any other provision of this Agreement to the extent it would alter the ratable allocation of payments thereunder or the allocation of reductions in commitments or in the Borrowing Base, or alter the ratable treatment of the Lenders (other than with respect to Defaulting Lenders), or reduce the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application or ratable allocation of payments set forth in the final paragraph of Section 11 or modify any definition used in such final paragraph if the effect thereof would be to alter the order or ratable allocation of payment specified therein, in each case without the written consent of each Lender directly or adversely affected thereby; or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, as applicable, or any other former Administrative Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person; or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of each Letter of Credit Issuer to whom Section 3 then applies in a manner that directly and adversely affects such Person; or (v) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender; or (vi) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender; or (vii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby; or (viii) increase the Borrowing Base without the written consent of the Borrowing Base Required Lenders (other than Defaulting Lenders), decrease or maintain the Borrowing Base without the written consent of the Required Lenders or otherwise modify Section 2.14(b), (c), (d) or (e) in any manner that is adverse to the Lenders in any material respect without the written consent of Borrowing Base Required Lenders (other than Defaulting Lenders); provided that a Scheduled Redetermination may be postponed by the Majority Lenders; or (ix) affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent under this Agreement or any other Credit Document without the prior written consent of the Administrative Agent; provided, further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

13.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or any Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Letter of Credit Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Letter of Credit Issuers and the other Lenders by posting the Communications on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Letters of Credit Issue, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Credit Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Letter of Credit Issuer by means of electronic communications pursuant to this Section, including through the Platform.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Willkie Farr & Gallagher LLP, in its capacity as counsel to the Administrative Agent, and one counsel in each appropriate local jurisdiction (other than any allocated costs of in-house counsel), (b) to pay or reimburse the Administrative Agent, each Letter of Credit Issuer or each Lender for all of its reasonable and documented out-of-pocket costs and expenses incurred during any workout or restructuring, or negotiations in respect thereof, or in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, in each case, whether before or after the occurrence of an Event of Default, including the reasonable fees, disbursements and other charges of one counsel, one counsel in each appropriate local jurisdiction and one financial advisor to the Administrative Agent, (c) to pay, indemnify, and hold harmless each Lender, each Letter of Credit Issuer, each Co-Syndication Agent, Co-Documentation Agent and the Administrative Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, each Letter of Credit Issuer, each Co-Syndication Agent and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any other documents contemplated or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Administrative Agent, any Letter of Credit Issuer, any Co-Syndication Agent, Co-Documentation Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, EACH LETTER OF CREDIT ISSUER, EACH CO-SYNDICATION AGENT, EACH CO-DOCUMENTATION AGENT AND THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION 13.5 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES WARRANT THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section 13.5, nor the Borrower or any of its Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this Section 13.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive the termination of this Agreement and the repayment of the Loans and payment of all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Sections 2.10 and 3.5.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuers and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries, their Affiliates or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not be unreasonably conditioned, withheld or delayed; it being understood that the Borrower shall have the right to withhold or delay its consent to any assignment solely if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing or if the assignment is from a Lender to an Affiliate or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received written notice thereof; and

(B) the Administrative Agent and each Letter of Credit Issuer (in each case, not to be unreasonably withheld or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof, unless each of the Borrower, the Letter of Credit Issuers and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations and any payment made by a Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuers and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Letter of Credit Issuers, sell participations to one or more banks or other entities (other than the Borrower, its Subsidiaries, their Affiliates, a Defaulting Lender or its Affiliates or any natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii), (v) and (vi) of the proviso to Section 13.1 that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders”, “Required Lenders” or “Borrowing Base Required Lenders”. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 and Section 13.7. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 13.7 with respect to any Participant. To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6 and it shall be reasonable to withhold such consent where the participation will result in any greater payment to the Borrower. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H, evidencing the Loans owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

13.7 Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (and if a Commitment is being assigned, each of the Letter of Credit Issuers), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) (i) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or the Required Lenders and with respect to which the Majority Lenders shall have granted their consent, (ii) does not approve a proposed increase of the Borrowing Base with respect to which the Required Lenders shall have approved such proposed increase, or (iii) does not agree to increase its Commitment pursuant to Section 2.16 to the prior maximum level of its Commitment before giving effect to any mandatory reduction in its Commitment pursuant to Section 5.2(c) (but after giving effect to any Assignment and Assumption occurring after such reduction), then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and if a Commitment is being assigned, each of the Letter of Credit Issuers); provided that: (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, agency or Affiliate thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing in this agreement or in any other Credit Document shall affect any right that the Administrative Agent or any other Secured Party may have to bring any enforcement action or proceeding in the courts of any jurisdiction.

13.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the

Administrative Agent and the Lenders, on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Bookrunner, the Lead Arrangers, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent the Bookrunner, the Lead Arrangers or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, the Bookrunner, the Lead Arrangers or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LETTER OF CREDIT ISSUER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. The Administrative Agent, each other Agent, each Letter of Credit Issuer and each other Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, such Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (b) to such Lender’s or the Administrative Agent’s, such Letter of Credit Issuer’s or such other Agent’s attorneys, advisors, financial or business consultants, accountants, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization; (f) to any other party to this Agreement, (g) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 13.16, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations provided that in no event shall any Lender, the Administrative Agent, any Letter of Credit Issuer or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedge Transactions to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17 Release of Collateral and Guarantee Obligations.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent, on behalf of the Secured Parties, by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence and Section 5.14(b) of the Guarantee) and (vi)

as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary or otherwise becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Transactions, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Transactions, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

13.18 USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.21 Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

13.22 Collateral Matters; Hedge Transactions. The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Person (a) under any Secured Hedge Transaction, in each case, after giving effect to all netting arrangements relating to such Hedge Transactions or (b) under any Secured Cash Management Agreement; provided that, with respect to any Secured Hedge Transaction or Secured Cash Management Agreement that remains secured after the Hedge Bank thereto or the Cash Management Bank thereunder is no longer a Lender or an Affiliate of a Lender, the provisions of Section 12 shall also continue to apply to such Hedge Bank or Cash Management Bank in consideration of its benefits hereunder and each such Hedge Bank or Cash Management Bank, as applicable, shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Section 12. No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Transaction or Secured Cash Management Agreement.

13.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.24 Flood Insurance Provisions. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, in no event is any “Building” (as defined in the applicable Flood Insurance Regulation) or “Manufactured (Mobile) Home” (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” (as defined in any Credit Document) and no “Building” or “Manufactured (Mobile) Home” is hereby encumbered by this Agreement or any other Credit Document.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ROAN RESOURCES LLC as the Borrower

By: /s/ David Rottino
Name: David Rottino
Authorized Signer

Signature Page

Roan Resources

CITIBANK, N.A., as Administrative Agent, Letter of Credit Issuer and Lender

By: /s/ Phil Ballard
Name: Phil Ballard
Title: Managing Director

Signature Page

Roan Resources

ROYAL BANK OF CANADA, as Lender

By: /s/ Don J. McKinnerney
Name: Don J. McKinnerney
Title: Authorized Signatory

Signature Page

Roan Resources

PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender

By: /s/ John Engel
Name: John Engel
Title: Vice President

Signature Page

Roan Resources

BARCLAYS BANK PLC, as Co-Syndication Agent and Lender

By: /s/ Christopher M. Aitkin
Name: Christopher M. Aitkin
Title: Assistant Vice President

Signature Page

Roan Resources

JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and Lender

By: /s/ Anson Williams
Name: Anson Williams
Title: Authorized Officer

Signature Page

Roan Resources

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agent

By: /s/ Michael King
Name: Michael King
Title: Vice President

Signature Page

Roan Resources

MORGAN STANLEY BANK, N.A., as Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page

Roan Resources

ABN AMRO CAPITAL USA LLC, as Lender

By: /s/ Darrell Holley
Name: Darrell Holley
Title: Managing Director

By: /s/ David Montgomery
Name: David Montgomery
Title: Managing Director

Signature Page

Roan Resources

CADENCE BANK, N.A. as Lender

By: /s/ Anthony Blanco
Name: Anthony Blanco
Title: Senior Vice President

Signature Page

Roan Resources

CAPITAL ONE, NATIONAL ASSOCIATION, as Lender

By: /s/ Nancy Mak
Name: Nancy Mak
Title: Senior Vice President

Signature Page

Roan Resources

CANADIAN IMPERIAL BANK OF COMMERCE, as Lender

By: /s/ Donovan Broussard
Name: Donovan Broussard
Title: Authorized Signatory

By: /s/ Trudy Nelson
Name: Trudy Nelson
Title: Authorized Signatory

Signature Page

Roan Resources

COMERICA BANK, as Lender

By: /s/ Jason M. Klesel
Name: Jason M. Klesel
Title: Assistant Vice President

Signature Page

Roan Resources

DEUTSCHE BANK, as Lender

By: /s/ Mary Kate Coyle
Name: Mary Kate Coyle
Title: Managing Director

By: /s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

Signature Page

Roan Resources

DNB CAPITAL LLC, as Lender

By: /s/ Byron Cooley
Name: Byron Cooley
Title: Senior Vice President

By: /s/ James Grubb
Name: James Grubb
Title: Vice President

Signature Page

Roan Resources

FIFTH THIRD BANK, as Lender

By: /s/ Justin Bellamy
Name: Justin Bellamy
Title: Director

Signature Page

Roan Resources

KEY BANK, N.A., as Lender

By: /s/ George E. McKean
Name: George E. McKean
Title: Senior Vice President

Signature Page

Roan Resources

SOCIÉTÉ GÉNÉRALE, as Lender

By: /s/ Max Sonnostine
Name: Max Sonnostine
Title: Director

Signature Page

Roan Resources

SUNTRUST BANK, as Lender

By: /s/ John Kovarik
Name: John Kovarik
Title: Director

Signature Page

Roan Resources

Schedule 1.1(a)

Commitments

Lender	Commitment	Allocation	Commitment Percentage
Citibank, NA	$52,500,000.00	$14,000,000.00	7.00%
Royal Bank of Canada	48,750,000.00	13,000,000.00	6.50%
PNC Bank, National Association	48,750,000.00	13,000,000.00	6.50%
Barclays Bank PLC	48,750,000.00	13,000,000.00	6.50%
JPMorgan Chase Bank, N.A.	48,750,000.00	13,000,000.00	6.50%
Morgan Stanley Bank, N.A.	48,750,000.00	13,000,000.00	6.50%
ABN AMRO Capital USA LLC	41,250,000.00	11,000,000.00	5.50%
Cadence Bank, N.A.	41,250,000.00	11,000,000.00	5.50%
Capital One, National Association	41,250,000.00	11,000,000.00	5.50%
Canadian Imperial Bank of Commerce	41,250,000.00	11,000,000.00	5.50%
Comerica Bank	41,250,000.00	11,000,000.00	5.50%
Deutsche Bank	41,250,000.00	11,000,000.00	5.50%
DNB Capital LLC	41,250,000.00	11,000,000.00	5.50%
Fifth Third Bank	41,250,000.00	11,000,000.00	5.50%
Key Bank, N.A.	41,250,000.00	11,000,000.00	5.50%
Société Générale	41,250,000.00	11,000,000.00	5.50%
SunTrust Bank	41,250,000.00	11,000,000.00	5.50%

Total	$750,000,000.00	$200,000,000.00	100.00%

Schedule 1.1(a)

SCHEDULE 1.1(b)

EXCLUDED STOCK

None.

Schedule 1.1(b)

SCHEDULE 8.4

LITIGATION

None.

Schedule 8.4

SCHEDULE 8.18

HEDGE TRANSACTIONS

None.

Schedule 8.18

SCHEDULE 8.25

DEPOSIT ACCOUNTS

Deposit Accounts, Securities Accounts and Commodity Accounts

DEPOSIT ACCOUNTS

None.

SECURITIES ACCOUNTS

None.

Schedule 8.25

SCHEDULE 10.5

CLOSING DATE INVESTMENTS

None.

Schedule 10.5

SCHEDULE 10.8

CLOSING DATE NEGATIVE PLEDGE AGREEMENTS

None.

Schedule 10.12

SCHEDULE 10.9

CLOSING DATE RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS

None.

Schedule 10.12

SCHEDULE 10.12

CLOSING DATE AFFILIATE TRANSACTIONS

None.

Schedule 10.12

SCHEDULE 13.2

Addresses for Notice

Roan Resources 600 Travis Street Suite 1400 Houston, TX 77002 Phone: 713- Fax: 713- Attn:

OPS III

New Castle, DE 19720

Facsimile:

Telephone:

with a copy to:

Citibank, N.A., as Administrative Agent

811 Main Street

Suite 4000

Houston TX 77002

Attn: R.P. Ballard

CIBC

Angela Tom

CIBC-CPS-Us Loan Operations

595 Bay Street, 5th Floor

Toronto, ON M5G 2C2

Phone: (416) 542-4446

Fax: (905) 948-1934

Comerica Bank

Mary Jones

Specialized Loan Analyst

39200 W. Six Mile Road

Livonia, MI 48152

(T) 734 632 4610

(F) 734 632 2993

clsloanservicingtx@comerica.com

Deutsche Bank

Ranjith Johnson

5022 Gate Parkway,

Jacksonville, FL 32256

(T) +44 207 7794724

Ranjith.johnson@db.com

Fifth Third

Brian Miller

Commercial Participation Analyst

5050 Kingsley Drive

Cincinnati, OH 45227

(T) 513-358-7072

Brian.Miller@53.com

ABN AMRO

Lilia Engelsbel-Sporysheva

Executive Director Trade Finance Operations

100 Park Avenue, 17th floor

New York, New York 10017

tradefinance@abnamro.com

917-284-6962; 917-284-6921

(F) 917-284-6697

Barclays US Loan Operations Barclays 700 Prides Crossing Newark, DE 19713 (T) (1) 201 499 0040 (F) (1) 972 535 5728 19725355728@tls.ldsprod.com
Cadence Bank, N.A. Commercial Services 2800 Post Oak Blvd. Suite 3800 Houston, TX 77056 (T) 205 777 6412 (F) 205 463 4439

Capital One, NA

Tri Truong

Principal Operations Coordinator

6200 Chevy Chase Drive

Laurel, MD 20707

(T) 301-939-5910

(F) 1-469-522-3588

14695223588@tld.ldsprod.com

Citibank, N.A. as Administrative Agent

1615 Brett Road

Schedule 13.2

JP Morgan

Non Agented Servicing Team

10 South Dearborn L2

Chicago, Illinois 60603

(F) 214-307-6874

CB-NAST@tls.ldsprod.com

Key Bank

Justice Ring

726 Exchange St, Suite 900

Buffalo, NY 14210

Key Agency Services

(T) 716-819-5880

(F) 216-370-5997

Morgan Stanley (Use for Initial Funding)

Primary Docs

1 New York Plaza

New York, NY 10004

(T) 212-276-7315

(F) 718-233-2132

primarydocs@morganstanley.com

Morgan Stanley Loan Servicing

1300 Thames Street Wharf, 4th floor

Baltimore, MD 21231

(T) 443-627-4355

(F) 718-233 2140

msloanservicing@morganstanley.com

PNC Bank, National Association

Closing Operations Contact

Michelle Hallom

Loan Closer Associate

(T) 440.546-3492

(F) 877.733.1128

ParticipationLA6BRV@pnc.com

Royal Bank of Canada - WFC Branch

Attention: US Specialized Service Officer

Three World Financial Center

200 Vesey Street

New York, NY 10281-8098

Telephone: (416) 955-6569

Fax: (212) 428-2372

Telex: ROYBAN 62519

Email: Azza.El-Zoghby@rbc.com

Please send copy to:

Royal Bank of Canada

Attention: Don McKinnerney

3900 Williams Tower

2800 Post Oak Blvd.

Houston, TX 77056

Telephone:    (713) 403-5607

Fax:        (713) 403-5624

Schedule 13.2

Société Générale

Ann McDonough

480 Washington Blvd

Jersey City, NJ 07310

Tel: 201-839-8460

Fax: +1-201-693-4233 PLEASE USE FAX FOR FUNDING NOTICES

US-OPER-FIN-SERV@socgen.com

SunTrust Bank

Robin Redding

Credit Services Specialist

211 Perimeter Ctr Pkwy Ste 500

Atlanta GA 30346

(T) 770-352-5311

(F) 844-245-5723

Robin.GACCS.RightFax@suntrust.com

DNB Bank ASA

200 Park Avenue 31st Floor

New York, NY 10166

Jocelyn Leung / Winnie Chin

(T) 212 681 3945 / 212-681-3929

nyloanscsd@dnb.no

Schedule 13.2

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Letterhead of Borrower]

[Date] 1

Citibank, N.A.

as Administrative Agent

Re:	Roan Resources LLC – Notice of Borrowing

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of September [    ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Roan Resources LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

The Borrower hereby requests that a Loan be extended as follows:

(i) Aggregate amount of the requested Loan is $[                ];

(ii) Date of such Borrowing is [                ], 20[    ];

(iii) Requested Borrowing is to be [an ABR Loan][a LIBOR Loan];

(iv) In the case of a LIBOR Loan, the initial Interest Period applicable thereto is [                ];2

(v) Amount of the Loan Limit in effect on the date hereof is $[                ]; and

(vi) [Funds are to be disbursed to Borrower’s account at [    ] account ending in [__].]

[1]

Date of Notice of Borrowing: To be submitted (A) prior to 12:00 noon (New York City time) at least three Business Days’ prior to each Borrowing of Loans if such Loans are to be initially LIBOR Loans or (B) prior to 12:00 noon (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans.

[2]	If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Exhibit A

OR

[Location and number of the Borrower’s account to which funds are to be disbursed is as follows:

[                                                 ]

[                                                 ]

[                                                 ]

[                                                 ]

[                                                 ]]

The Borrower hereby represents and warrants that:

(i) Each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects on and as of the date hereof, both before and after giving effect to the Loan requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date;

(ii) No Default or Event of Default has occurred and is continuing under the Credit Agreement; and

(iii) Pro forma Total Exposures (i.e., outstanding principal amount of Loans and total Letter of Credit Exposure after giving effect to the requested Borrowing) shall not exceed the Loan Limit.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Borrowing by its authorized representative as of the day and year first above written.

ROAN RESOURCES LLC

By:
Name:
Title:

Signature Page

Roan Resources LLC

Notice of Borrowing

EXHIBIT A-1

FORM OF NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Citibank, N.A.,

as Administrative Agent

Re:    Roan Resources LLC – Notice of Account Designation

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.4 of the Credit Agreement dated as of September [        ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Roan Resources LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:

Account Number:

Account Name:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

A-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Account Designation by its authorized representative as of the day and year first above written.

ROAN RESOURCES LLC

By:
Name:
Title:

Signature Page

Roan Resources LLC

Notice of Account Designation

EXHIBIT B

FORM OF LETTER OF CREDIT REQUEST

[Letterhead of Borrower]

[Date] 3

Citibank, N.A.

as Administrative Agent

[                        ],

as a Letter of Credit Issuer

Re:    Roan Resources LLC – Letter of Credit Request

Ladies and Gentlemen:

This Letter of Credit Request is delivered to you pursuant to Section 3.2 of the Credit Agreement, dated as of September [        ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Roan Resources LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

The Borrower hereby requests that a Letter of Credit be issued:

(i) on [insert date of issuance]

(ii) in the aggregate Stated Amount of $[                    ];

(iii) in favor of [insert name and address of beneficiary];

(iv) which expires on [insert date at least five days prior to Maturity Date]; and

(v) which specifies that a drawing may be made only in the event of the occurrence of the following conditions: [insert drawing conditions]

The Borrower hereby represents and warrants that:

(i) The Stated Amount of the Letter of Credit requested by this Letter of Credit Request shall not (x) when added to the Letters of Credit Outstanding at this time, exceed the Letter of Credit Commitment now in effect or (y) cause the aggregate amount of the Lenders’ Total Exposures to exceed the Loan Limit now in effect.

[3]

Date of Letter of Credit Request (prior to 1:00 p.m. New York City time) at least two Business Days prior to the date of issuance or such lesser number as may be agreed by the Administrative Agent and the applicable Letter of Credit Issuer).

B-1

(ii) Each of the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects on and as of the date hereof, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

(iii) No Default or Event of Default has occurred and is continuing under the Credit Agreement.

The undersigned hereby agrees that each Letter of Credit Issuer is expressly authorized to make such changes from the forms of this Request as such Letter of Credit Issuer in its sole discretion may deem advisable, provided no such changes shall vary the principal terms hereof.

[Remainder of page intentionally left blank; signature page follows]

B-2

IN WITNESS WHEREOF, the undersigned has duly executed this Letter of Credit Request by its authorized representative as of the day and year first above written.

ROAN RESOURCES LLC

By:
Name:
Title:

Signature Page

Roan Resources LLC

Letter of Credit Request

EXHIBIT C

FORM OF GUARANTEE

[To be attached.]

C-1

Exhibit C

GUARANTEE

made by

each of the Guarantors

from time to time party hereto

in favor of

CITIBANK, N.A.,

as Administrative Agent

Dated as of [                    ]

GUARANTEE

GUARANTEE, dated as of [                    ] (this “Guarantee”), is made by ROAN RESOURCES LLC, a Delaware limited liability company, (the “Borrower”) and each of the Subsidiaries of the Borrower that is a signatory hereto (each of the Subsidiaries of the Borrower that is a signatory hereto, together with any other Subsidiary of the Borrower that becomes a party hereto from time to time after the date hereof, individually a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; and together with the Borrower, the “Guarantors”), in favor of CITIBANK, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties.

WHEREAS, pursuant to that certain Credit Agreement, dated as of September [    ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the banks, financial institutions and other lending institutions or entities from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and a Letter of Credit Issuer, (a) the Lenders severally agreed to make Loans to the Borrower and the Letter of Credit Issuers agreed to issue Letters of Credit for the account of the Borrower or its Subsidiaries upon the terms and subject to the conditions set forth therein, (b) one or more Cash Management Banks or Hedge Banks have or may from time to time enter into Secured Cash Management Agreements or Secured Hedge Transactions with the Borrower and/or its Subsidiaries and (c) one or more Cash Management Banks have or may from time to time provide Cash Management Services pursuant to Secured Cash Management Agreements to the Borrower and/or any of its Subsidiaries (clauses (a), (b), and (c), collectively, the “Extensions of Credit”);

WHEREAS, each Subsidiary Guarantor is a Domestic Subsidiary of the Borrower;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Subsidiary Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, pursuant to the terms of the Credit Agreement, the Subsidiary Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Lenders and the Letter of Credit Issuers to make the Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Transactions with the Borrower and/or its Subsidiaries and to induce one or more Cash Management Banks to provide Cash Management Services pursuant to Secured Cash Management Agreements with the Borrower and/or its Subsidiaries, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. Definitions

1.1    Defined Terms.

(a)    Unless otherwise defined herein, each term defined in the Credit Agreement and used herein (including terms used in the preamble and recitals hereto) shall have the meaning given to it in the Credit Agreement.

(b)    The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement shall apply to this Guarantee, including terms defined in the preamble and recitals hereto.

(c)    As used herein, “Guaranteed Transaction Documents” means the Credit Documents, any Secured Cash Management Agreement and any Secured Hedge Transaction.

(d)    As used herein, “Termination Date” means the date on which all Obligations are paid in full (other than Hedging Obligations under any Secured Hedge Transactions, Cash Management Obligations under any Secured Cash Management Agreements or contingent indemnification obligations not then due) and the Total Commitment and all Letters of Credit are terminated (other than Letters of Credit that have been cash collateralized on terms reasonably satisfactory to the applicable Letter of Credit Issuer in respect thereof or back-stopped following the termination of the Commitments).

SECTION 2. Guarantee

2.1    Guarantee.

(a)    Subject to the provisions of Section 2.1(b), (i) the Borrower hereby unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of those Obligations comprising Hedging Obligations under any Secured Hedge Transactions (but excluding, for the avoidance of doubt, any Excluded Hedge Obligation) between a Hedge Bank and any Subsidiary of the Borrower or Cash Management Obligations under any Secured Cash Management Agreements between a Cash Management Bank and any Subsidiary of the Borrower (including, in each case, any extensions, modifications, substitutions, amendments and renewals of any or all of such Obligations) and (ii) each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (including any extensions, modifications, substitutions, amendments and renewals of any or all of such Obligations). This Guarantee is a guarantee of payment and not of collection.

(b)    Anything herein or in any other Guaranteed Transaction Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Guaranteed Transaction Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under the Bankruptcy Code or any applicable federal and state Requirements of Law relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

(c)    To the extent that the Borrower would be required to make payments pursuant to Section 13.5 of the Credit Agreement, each Subsidiary Guarantor further agrees to pay any and all expenses (including without limitation, all reasonable fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Subsidiary Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Termination Date, notwithstanding that from time to time prior thereto no amounts may be outstanding under the Guaranteed Transaction Documents.

(d)    Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(e)    No payment or payments made by the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Subsidiary Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of, or in payment of, the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments (other than payments made by the Borrower or such Subsidiary Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Termination Date.

(f)    Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

2.2    Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.4. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3    Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by applicable Requirements of Law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of any Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding deposits held by such Guarantor as a fiduciary for others), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor and the Administrative Agent promptly of any such set-off and the appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such set-off and appropriation and application.

2.4    No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation or application of funds of any of the Guarantors by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations until the Termination Date, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with Section 11 of the Credit Agreement.

2.5    Amendments, etc. with respect to the Obligations; Waiver of Rights. Except for termination of a Guarantor’s obligations hereunder as provided in Section 5.14, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor: (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued; (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party (with the consent of the applicable Credit Parties where required by the terms hereof or thereof); (c) the Credit Agreement and the other Guaranteed Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, waived, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable documents; and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Guarantors, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any other Guarantor or guarantor, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any such other Guarantor or guarantor or any release of the Borrower or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Each Guarantor hereby waives to the fullest extent permitted by applicable law any and all defenses that it might otherwise have with respect to or as a result of any of the matters set forth in this Section 2.5.

2.6    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee. All dealings between the Borrower and any of the Subsidiary

Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable Requirement of Law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to, or upon, the Borrower or any other Guarantor with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to, and each Guarantor waives to the fullest extent permitted by applicable law, any and all defenses that it might otherwise have with respect to or as a result of, (a) the validity, regularity or enforceability of the Credit Agreement or any other Guaranteed Transaction Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any other Secured Party, (c) release or non-perfection of any Lien or any Collateral, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such other Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Credit Parties for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Parties against such Guarantor. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from financing arrangements contemplated by the Guaranteed Transaction Documents and the waivers set forth herein are knowingly made in contemplation of such benefits. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties, and their respective successors, indorses, transferees and assigns, until the Termination Date, notwithstanding that from time to time any Guaranteed Transaction Documents may be free from any Obligations. A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Subsidiary Guarantor shall be automatically released under the circumstances described in Section 13.17 of the Credit Agreement.

2.7    Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.8    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent set forth in Schedule 13.2 to the Credit Agreement or at such other address designated by the Administrative Agent in a written notice to the Guarantors. Each Subsidiary Guarantor agrees that the provisions of Sections 5.4 and 13.19 of the Credit Agreement shall apply to such Subsidiary Guarantor’s obligations under this Guarantee.

SECTION 3. Representations and Warranties

Each Subsidiary Guarantor hereby represents and warrants that, in the case of such Subsidiary Guarantor, the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Subsidiary Guarantor or to the other Credit Documents to which such Subsidiary Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

Each Subsidiary Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Subsidiary Guarantor on and as of the date of each Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

SECTION 4. Covenants

4.1    Covenants. Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that, from and after the date of this Guarantee until the Termination Date, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

4.2    Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting in the manner set forth in Section 12 of the Credit Agreement, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 5. Miscellaneous

5.1    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower at the Borrower’s address provided in Section 13.2 of the Credit Agreement.

5.2    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Guarantee and the making of the Loans and the issuance of Letters of Credit.

5.3    Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or a “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

5.4    Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.5    Integration. This Guarantee and the other Credit Documents represent the agreement of the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Guarantors, any Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. THIS GUARANTEE AND THE OTHER CREDIT DOCUMENTS (AS DEFINED IN THE CREDIT AGREEMENT) CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.6    Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

5.7 GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.8    Submission to Jurisdiction; Waivers. Each Guarantor hereto hereby irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Guaranteed Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at the Borrower’s address referred to in Section 5.1 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.8 any special, exemplary, punitive or consequential damages; and

(f)    agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

5.9    Acknowledgments. Each Guarantor hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the other Guaranteed Transaction Documents;

(b)    neither the Administrative Agent nor any Secured Party has any fiduciary relationship with or duty to such Guarantor arising out of or in connection with this Guarantee or any of the other Guaranteed Transaction Documents, and the relationship between the Administrative Agent and the Secured Parties, on one hand, and such Guarantor, on the other hand, in connection herewith or therewith is solely that of guarantor and creditor; and

(c)    no joint venture is created hereby or by the other Guaranteed Transaction Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent and the other Secured Parties or among the Borrower, the Administrative Agent and the other Secured Parties.

5.10 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

5.11 Amendments in Writing; No Waiver; Cumulative Remedies.

(a)    None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantor(s) and the Administrative Agent in accordance with Section 13.1 of the Credit Agreement.

(b)    Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 5.11(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or any Secured Party would otherwise have on any future occasion.

(c)    The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and not exclusive of any other rights, remedies, powers and privileges provided by law.

5.12 Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the Secured Parties and their successors and assigns.

5.13 Additional Obligors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 9.10 of the Credit Agreement shall become a Subsidiary Guarantor, with the same force and effect as if originally named as a Subsidiary Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a supplement in the form of Annex A hereto or such other form reasonably satisfactory to the Administrative Agent (each an “Assumption Agreement”). The execution and delivery of any instrument adding an additional Subsidiary Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Guarantee.

5.14 Termination or Release.

(a)    This Guarantee shall terminate on the Termination Date.

(b)    A Subsidiary Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary.

(c)    In connection with any termination or release, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.14 shall be without recourse to or warranty by the Administrative Agent.

5.15    [Intentionally Omitted].

5.16 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 5.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.16, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 5.16 shall remain in full force and effect until all amounts owing to the Secured Parties on account of the Obligations are irrevocably and indefeasibly paid in full in cash, no Letter of Credit shall be outstanding and all of the Commitments are terminated. Each Qualified ECP Guarantor intends that this Section 5.16 constitute, and this Section 5.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section 5.16 Qualified ECP Guarantor means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered as of the day and year first above written.

ROAN RESOURCES LLC, as the Borrower

By:
Name:
Title:

[ ] as Guarantor

By:
Name:
Title:

Signature Page

Roan Resources LLC

Guarantee

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page

Roan Resources LLC

Guarantee

ANNEX A

TO GUARANTEE

FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of            , 201    , is made by                                        , a                            (the “Additional Obligor”), in favor of CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below and all other Secured Parties.

R E C I T A L S

A.    Reference is made to that certain Credit Agreement, dated as of September [    ], 2017 (the “Credit Agreement”) among Roan Resources LLC, a Delaware limited liability company (the “Borrower”), the banks, financial institutions and other lending institutions from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and a Letter of Credit Issuer.

B.    In connection with the Credit Agreement, the Borrower and certain Subsidiaries (other than the Additional Obligor) have entered into that certain Guarantee, dated as of [    ] (as amended, supplemented or otherwise modified from time to time, the “Guarantee”) in favor of the Administrative Agent and the other Secured Parties.

C.    Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Guarantee or the Credit Agreement, as applicable. The rules of construction and the interpretive provisions specified in Section 1.1(b)) of the Guarantee shall apply to this Assumption Agreement, including terms defined in the preamble and recitals hereto.

D.    The Guarantors have entered into the Guarantee in order to (a) induce the Lenders, and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, (b) to induce one or more Hedge Banks to enter into Secured Hedge Transactions with the Borrower or any Subsidiary of the Borrower and (c) induce one or more Cash Management Banks to provide Cash Management Services pursuant to Secured Cash Management Agreements to the Borrower or any Subsidiary of the Borrower.

E.    Section 5.13 of the Guarantee provides that each Subsidiary of the Borrower that is required to become a party to the Guarantee pursuant to Section 9.10 of the Credit Agreement and the terms thereof shall become a Subsidiary Guarantor, with the same force and effect as if originally named as a Subsidiary Guarantor therein, for all purposes of the Guarantee upon execution and delivery by such Subsidiary of an instrument in the form of this Assumption Agreement. The Additional Obligor is executing this Assumption Agreement in accordance with the requirements of the Guarantee to become a Subsidiary Guarantor under the Guarantee in order to induce (a) the Lenders, and the Letter of Credit Issuers, to make additional Extensions of Credit to the Borrower under the Credit Agreement and as consideration for Extensions of Credit previously made, (b) one or more Hedge Banks to enter into Secured Hedge Transactions with the Borrower or any Subsidiary of the Borrower and (c) one or more Cash Management Banks may from time to time provide Cash Management Services pursuant to Secured Cash Management Agreements to the Borrower or any Subsidiary of the Borrower.

F.    Now, therefore, it is agreed:

SECTION 1. By executing and delivering this Assumption Agreement, the Additional Obligor, as provided in Section 5.13 of the Guarantee, hereby becomes a party to the Guarantee as a Subsidiary

Annex A- 1

Guarantor thereunder with the same force and effect as if originally named therein as a Subsidiary Guarantor and, without limiting the generality of the foregoing, hereby expressly agrees to all the terms and provisions of the Guarantee applicable to it as a Subsidiary Guarantor thereunder and expressly guarantees, jointly and severally, to the Secured Parties the Obligations. The Additional Obligor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Guarantee is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date). Each reference to a Subsidiary Guarantor in the Guarantee shall be deemed to include each Additional Obligor. The Guarantee is hereby incorporated herein by reference.

SECTION 2. Each Additional Obligor represents and warrants to the Administrative Agent and the other Secured Parties that this Assumption Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3. This Assumption Agreement may be executed by one or more of the parties to this Assumption Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or a tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Assumption Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Assumption Agreement shall become effective as to each Additional Obligor when the Administrative Agent shall have received counterparts of this Assumption Agreement that, when taken together, bear the signatures of such Additional Obligor and the Administrative Agent.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Assumption Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and of the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. THIS ASSUMPTION AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each

Annex A- 2

Additional Obligor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

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Annex A- 3

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered by its duly Authorized Officer as of the date first above written.

[ADDITIONAL OBLIGOR], as Guarantor

By:
Name:
Title:

Signature Page

Roan Resources LLC

Assumption Agreement to Guarantee

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page

Roan Resources LLC

Assumption Agreement to Guarantee

EXHIBIT D

FORM OF PLEDGE AGREEMENT

[To be attached.]

D-1

EXHIBIT D

PLEDGE AGREEMENT

among

ROAN RESOURCES LLC,

each of the Subsidiary Pledgors

from time to time party hereto

and

CITIBANK, N.A.,

as Administrative Agent

Dated as of [                    ]

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of [                    ] (this “Agreement”), among Roan Resources LLC, a Delaware limited liability company (the “Borrower”), each of the Subsidiaries of the Borrower listed on the signature pages hereto or that becomes a party hereto pursuant to Section 9 (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Borrower are referred to collectively as the “Pledgors”) and Citibank, N.A., as Administrative Agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) under the Credit Agreement referred to below for the benefit of the Secured Parties.

WHEREAS, pursuant to that certain Credit Agreement, dated as of September [    ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the banks, financial institutions and other lending institutions or entities from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and a Letter of Credit Issuer, (a) the Lenders severally agreed to make Loans to the Borrower and the Letter of Credit Issuers agreed to issue Letters of Credit for the account of the Borrower or its Subsidiaries upon the terms and subject to the conditions set forth therein, (b) one or more Cash Management Banks or Hedge Banks have or may from time to time enter into Secured Cash Management Agreements or Secured Hedge Transactions with the Borrower and/or its Subsidiaries and (c) one or more Cash Management Banks have or may from time to time provide Cash Management Services pursuant to Secured Cash Management Agreements to the Borrower and/or any of its Subsidiaries (clauses (a), (b), and (c), collectively, the “Extensions of Credit”);

WHEREAS, pursuant to the Guarantee, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Pledgor has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to the Subsidiary Pledgors in connection with the operation of their respective businesses;

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, pursuant to the terms of the Credit Agreement, the Borrower and the Subsidiary Pledgors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 and issued by the entities named therein (such Equity Interests are, together with any other Equity Interests required to be pledged pursuant to Section 9.10 of the Credit Agreement (the “After-acquired Shares”), referred to collectively herein as the “Pledged Shares”), as such Schedule may be amended pursuant to Section 9.10 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and to induce the Lenders and Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, to induce one or more Hedge Banks to enter into Secured Hedge Transactions with the Borrower and/or its Subsidiaries and to induce one or more Cash Management Banks to provide Cash Management Services pursuant to Secured Cash Management Agreements with the Borrower and/or its Subsidiaries, the Pledgors hereby agree with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

1.    Defined Terms.

(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used in this Agreement (including terms used in the preamble and the recitals) shall have the meanings given to them in the Credit Agreement.

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(b)    Terms used herein that are not defined herein or in the Credit Agreement, but that are terms defined in the UCC shall have the meanings specified therein (and if defined in more than one article of the UCC, shall have the meaning specified in Article 9 thereof); the term “instrument” shall have the meaning specified in Article 9 of the UCC.

(c)    The rules of construction and other interpretive provisions specified in Sections 1.2, 1.5, 1.6 and 1.7 of the Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals to this Agreement.

(d)    The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“After-acquired Shares” shall have the meaning assigned to such term in the recitals.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Collateral” shall have the meaning assigned to such term in Section 2.

“Credit Agreement” shall have the meaning assigned to such term in the recitals.

“Equity Interests” shall mean Stock and Stock Equivalents.

“Extensions of Credit” shall have the meaning assigned to such term in the recitals.

“Guarantee” shall have the meaning assigned to such term in the recitals.

“Lenders” shall have the meaning assigned to such term in the recitals.

“Obligations” shall have the meaning given such term in the Credit Agreement; provided that references herein to (i) the Obligations of the Borrower shall refer to the Obligations (as defined in the Credit Agreement), and (ii) the Obligations of any Subsidiary Pledgor shall refer to such Subsidiary Pledgor’s Subsidiary Pledgor Obligations.

“Pledged Shares” shall have the meaning assigned to such term in the recitals.

“Pledgors” shall have the meaning assigned to such term in the preamble.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Pledgor (a) any consideration received from the sale, exchange, license, lease or other Disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer

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or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, (b) all cash and negotiable instruments received by or held on behalf of the Administrative Agent and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Secured Debt Documents” shall mean, collectively, the Credit Documents, each Secured Hedge Transaction and each Secured Cash Management Agreement.

“Subsidiary Pledgor Obligations” shall mean, with respect to any Subsidiary Pledgor, all Obligations (as defined in the Credit Agreement) of such Subsidiary Pledgor which may arise under or in connection with the Guarantee and any other Secured Debt Document to which such Subsidiary Pledgor is a party.

“Subsidiary Pledgors” shall have the meaning assigned to such term in the preamble.

“Termination Date” shall mean the date on which all Obligations are paid in full (other than Hedging Obligations under any Secured Hedge Transactions, Cash Management Obligations under any Secured Cash Management Agreements or contingent indemnification obligations not then due) and the Total Commitment and all Letters of Credit are terminated (other than Letters of Credit that have been cash collateralized on terms reasonably satisfactory to the applicable Letter of Credit Issuer in respect thereof or back-stopped following the termination of the Commitments).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(e)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor’s Collateral or the relevant part thereof.

2.    Grant of Security. Each Pledgor hereby transfers, assigns and pledges to the Administrative Agent, for the ratable benefit of the Secured Parties, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a lien on and a security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following assets and properties, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of such Pledgor’s Obligations:

(a)    the Pledged Shares held by such Pledgor and the certificates, if any, representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; provided that the Pledged Shares under this Agreement shall not include any Excluded Stock; and

(b)    to the extent not covered by clause (a) above, all Proceeds of any or all of the foregoing Collateral.

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3.    Security for Obligations. This Agreement secures the payment of all the Obligations. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by any Pledgor to the Administrative Agent or the other Secured Parties under the Secured Debt Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Pledgor.

4.    Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Administrative Agent pursuant hereto to the extent required by the Credit Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and with notice to the relevant Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a schedule describing the assets theretofore and then being pledged hereunder, which shall be attached hereto as part of Schedule 1 and made a part hereof; provided that the failure to attach any such schedule hereto shall not affect the validity of such pledge of such securities. Each schedule so delivered shall supplement any prior schedules so delivered.

5.    Representations and Warranties. Each Pledgor represents and warrants as follows:

(a)    Schedule 1 (i) correctly represents as of the date hereof the issuer, the certificate number, if any, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests required to be pledged pursuant to Sections 6.2 and 9.10 of the Credit Agreement and Section 9(b) hereof. Except as set forth on Schedule 1, the Pledged Shares represent all (or 66% of all the issued and outstanding voting Equity Interests in the case of pledges of Equity Interests in Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the date hereof.

(b)    Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for Liens permitted by Section 10.2 of the Credit Agreement and the Lien created by this Agreement.

(c)    As of the date hereof, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d)    The execution and delivery by such Pledgor of this Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, (i) in the case of certificates or instruments representing or evidencing the Collateral, upon the earlier of (x) delivery of such Collateral to the Administrative Agent in the State of New York and (y) the filing of Uniform Commercial Code financing statements naming such Pledgor as debtor and Administrative Agent as secured party and describing the Collateral in reasonably sufficient detail as the collateral (and otherwise meeting the requirements for a financing statement under the laws in the jurisdiction of such Pledgor’s “location” (as defined in the UCC)) and (ii) in the case of all other Collateral, upon the filing of Uniform Commercial Code financing statements

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naming such Pledgor as debtor and Administrative Agent as secured party and describing the Collateral in reasonably sufficient detail as the collateral (and otherwise meeting the requirements for a financing statement under the laws in the jurisdiction of such Pledgor’s “location” (as defined in the UCC)), shall create a perfected first priority security interest in such Collateral, securing the payment of the Obligations, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(e)    Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Agreement and this Agreement, constitutes a legal, valid and binding obligation of each Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

6.    Certification of Limited Liability Company and Limited Partnership Interests

(a)    Any Equity Interests required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall either

(i)    be represented by a certificate and the applicable Pledgor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following in order to provide that such interests shall be governed by Article 8 of the Uniform Commercial Code:

“The Partnership/LLC hereby irrevocably elects that all membership interests in the Partnership/LLC shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing partnership/membership interests in the Partnership/LLC shall bear the following legend: “This certificate evidences an interest in [name of Partnership/LLC] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

or (ii) the applicable Pledgor shall cause the issuer of such interests not to elect to have such interests treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable.

(b)    Each Pledgor will comply with Section 9.10 of the Credit Agreement.

7.    Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Requirements of Law, or which the Administrative Agent or the Administrative Agent may reasonably request, in order (a) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (b) to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

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8.    Voting Rights; Dividends and Distributions; Etc.

(a)    So long as no Event of Default shall have occurred and be continuing:

(i)    Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the other Secured Debt Documents.

(ii)    The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to clause (i) above.

(b)    Subject to Subsection (c) of this Section 8, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by this Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent not prohibited by any Secured Debt Document; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Administrative Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

(c)    Upon written notice to a Pledgor by the Administrative Agent following the occurrence and during the continuance of an Event of Default,

(i)    all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default; provided that, unless otherwise directed by the Majority Lenders, the Administrative Agent shall have the right (but not the obligation) from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Administrative Agent under Section 8(a)(ii) shall be reinstated);

(ii)    all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions

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and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Administrative Agent must repay to each Pledgor (without interest) all dividends, distributions, and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain, and use pursuant to the terms of Section 8(b);

(iii)    all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Administrative Agent shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsements); and

(iv)    in order to permit the Administrative Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b), to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i), and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and 8(c)(iii), such Pledgor shall from time to time execute and deliver to the Administrative Agent, appropriate proxies, dividend payment orders and other instruments as the Administrative Agent may reasonably request in writing.

9.    Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:

(a)    Not except as permitted by the Credit Agreement (including pursuant to waivers and consents thereunder) (i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien created by this Agreement; provided that, in the event such Pledgor sells or otherwise Disposes of assets as permitted by the Credit Agreement (including pursuant to waivers and consents thereunder), and such assets are or include any of the Collateral, the Administrative Agent shall release such Collateral to such Pledgor free and clear of the Lien created by this Agreement concurrently with the consummation of such sale or Disposition in accordance with Section 13.17 of the Credit Agreement and Section 14;

(b)    pledge and, if applicable, cause each Domestic Subsidiary required to become a party to this Agreement to pledge, to the Administrative Agent for the ratable benefit of the Secured Parties, immediately upon acquisition thereof, all the After-acquired Shares required to be pledged hereunder pursuant to Section 9.10 of the Credit Agreement, in each case pursuant to a supplement to this Agreement substantially in the form of Annex A or such other form reasonably acceptable to the Administrative Agent (it being understood that the execution and delivery of such a supplement shall not require the consent of any Pledgor hereunder and that the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Agreement); and

(c)    defend its and the Administrative Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than Liens permitted by Section 10.2 of the Credit Agreement and the Lien created by this Agreement), however arising, and any and all Persons whomsoever.

10.    Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Administrative Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the

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occurrence and during the continuance of an Event of Default and with notice to such Pledgor, that the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11.    The Administrative Agent’s Duties. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.

12.    Remedies. If any Event of Default shall have occurred and be continuing:

(a)    The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable Requirement of Law or in equity and also may with notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any Requirement of Law now existing or hereafter enacted. The Administrative Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Administrative Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

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(b)    The Administrative Agent shall apply the Proceeds of any collection or sale of the Collateral in the manner specified in Section 11 of the Credit Agreement. Upon any sale of the Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

(c)    The Administrative Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.

(d)    All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Administrative Agent as Collateral in the same form as so received (with any necessary indorsement).

13.    Amendments, etc. with Respect to the Obligations; Waiver of Rights. Except for the termination of a Pledgor’s Obligations hereunder as provided in Section 14, each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Secured Debt Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms of the applicable Secured Debt Document, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Borrower or any Pledgor or any other person, and any failure by the Administrative Agent or any other Secured Party to make any such demand or to collect any payments from the Borrower or any Pledgor or any other person or any release of the Borrower or any Pledgor or any other person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

14.    Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a)    This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Termination Date, notwithstanding that from time to time prior to the Termination Date, the Pledgors may be free from any Obligations.

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(b)    A Subsidiary Pledgor shall automatically be released from its obligations hereunder and the Collateral of such Subsidiary Pledgor shall be automatically released upon consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Pledgor ceases to be a Subsidiary or otherwise becomes an Excluded Subsidiary; provided that, the Majority Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c)    The Collateral shall be automatically released from the Liens of this Agreement (i) upon any Disposition by any Pledgor of any Collateral that is permitted under the Credit Agreement (other than to another Pledgor) and (ii) upon the effectiveness of any written consent to the release of the security interest granted in such Collateral pursuant to Section 13.17 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral shall result in such Collateral being sold, transferred or Disposed of, as applicable, free and clear of the Liens of this Agreement.

(d)    [Intentionally Omitted].

(e)    In connection with any termination or release pursuant to the foregoing Subsections (a), (b) or (c), the Administrative Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Administrative Agent.

15.    Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.

16.    Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

17.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or a “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of copies of this Agreement signed by all of the parties shall be lodged with the Administrative Agent and the Borrower.

18.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such

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prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

19.    Integration. This Agreement together with the other Secured Debt Documents represents the agreement of each of the Pledgors with respect to the subject matter hereof and thereof and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Debt Documents. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (AS DEFINED IN THE CREDIT AGREEMENT) CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

20.    [Intentionally Omitted].

21.    Amendments in Writing; No Waiver; Cumulative Remedies.

(a)    None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor(s) and the Administrative Agent in accordance with Section 13.1 of the Credit Agreement; provided, however, that this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through agreements substantially in the form of Annex A, in each case duly executed by each Pledgor directly affected thereby.

(b)    Neither the Administrative Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 21(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof or of any other applicable Secured Debt Document. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion.

(c)    The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Requirement of Law.

22.    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

23.    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, except pursuant to a transaction permitted by the Credit Agreement.

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24.    WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

25.    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 16 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 25 any special, exemplary, punitive or consequential damages.

26.    Acknowledgments. Each party hereto hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Secured Debt Documents to which it is a party;

(b)    (i) neither the Administrative Agent nor any other Agent or Secured Party has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Pledgor with respect to any of the transactions contemplated in this Agreement or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Secured Debt Document (irrespective of whether the Administrative Agent or any other Agent or Secured Party has advised or is currently advising any of the Pledgors or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent or Secured Party has any obligation to any of the Pledgors or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Secured Debt Documents; (ii) the Administrative Agent and its Affiliates, each other Agent and each other Secured Party and each Affiliate of the

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foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Pledgors and their respective Affiliates, and neither the Administrative Agent nor any other Agent or Secured Party has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iii) neither the Administrative Agent nor any other Agent or Secured Party has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Secured Debt Document) and the Pledgors have consulted their own respective legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Pledgor agrees that it will not claim that the Administrative Agent or any other Agent or Secured Party, as the case may be, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Pledgor, in connection with the transactions contemplated in this Agreement or the process leading thereto; and

(c)    no joint venture is created hereby or by the other Secured Debt Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders, the Administrative Agent and any other Secured Party or among the Pledgors and the Lenders, the Administrative Agent and any other Secured Party.

27.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the day and year first above written.

ROAN RESOURCES LLC as Pledgor

By:
Name:
Title:

Signature Page

Pledge Agreement

Roan Resources LLC

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page

Pledge Agreement

Roan Resources LLC

SCHEDULE 1

TO THE PLEDGE AGREEMENT

PLEDGED SHARES

Pledged Shares

Pledgor	Issuer	Issuer’s Jurisdiction of Formation	Type/Class of Equity Interest	Certificate No(s)	Number of Units	Percentage of Issued and Outstanding Units
Roan Resources LLC	[ ]	[ ]	[ ]	[ ]	[ ]	100%

Schedule I

Pledge Agreement

Roan Resources LLC

ANNEX A

TO THE PLEDGE AGREEMENT

SUPPLEMENT NO. [    ], dated as of [            ], 201[    ] (this “Supplement”) to the PLEDGE AGREEMENT, dated as of [            ], 201[    ] (the “Pledge Agreement”), among Roan Resources LLC, a Delaware limited liability company (the “Borrower”), each of the Subsidiaries of the Borrower listed on the signature pages thereto or that becomes a party thereto pursuant to Section 9 thereof (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Borrower are referred to collectively as the “Pledgors”) and Citibank, N.A., as Administrative Agent (in such capacity, together with its successors, in such capacity the “Administrative Agent”) under the Credit Agreement referred to below for the benefit of the Secured Parties.

A.

Reference is made to (a) that certain Credit Agreement, dated as of September [    ], 2017 (the “Credit Agreement”) among the Borrower, the banks, financial institutions and other lending institutions from time to time party thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and a Letter of Credit Issuer and (b) the Guarantee, dated as of [                    ] (the “Guarantee”), among the Guarantors party thereto and the Administrative Agent.

B.

Capitalized terms used herein and not otherwise defined herein (including in the preamble and the recitals hereto) shall have the meanings assigned to such terms in the Pledge Agreement or the Credit Agreement, as applicable. The rules of construction and the interpretive provisions specified in Section 1(c) of the Pledge Agreement shall apply to this Supplement, including terms defined in the preamble and recitals hereto.

C.

The Pledgors have entered into the Pledge Agreement in order to induce the Administrative Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to (a) induce the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, (b) to induce one or more Hedge Banks to enter into Secured Hedge Transactions with the Borrower or any Subsidiary of the Borrower and (c) induce one or more Cash Management Banks to provide Cash Management Services pursuant to Secured Cash Management Agreements to the Borrower or any Subsidiary of the Borrower.

D.

The undersigned [Pledgor] [Domestic Subsidiary] (each an “Additional Pledgor”) is the legal and beneficial owner of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with all other Equity Interests required to be pledged under the Pledge Agreement (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”).

E.

Section 9.10 of the Credit Agreement and Section 9(b) of the Pledge Agreement provide [that additional Subsidiaries of the Borrower may become Subsidiary Pledgors under the Pledge Agreement] [that existing Pledgors may pledge Additional Pledged Shares] by execution and delivery of an instrument in the form of this Supplement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Administrative Agent, for the ratable benefit of the Secured Parties, the Additional Pledged Shares [and to become a Subsidiary Pledgor under the Pledge Agreement] in order to induce (a) the Lenders and the Letter of Credit Issuers to make additional Extensions of Credit to the Borrower under the Credit Agreement and as consideration for Extensions of

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Credit previously made, (b) one or more Hedge Banks to enter into Secured Hedge Transactions with the Borrower or any Subsidiary of the Borrower and (c) one or more Cash Management Banks may from time to time provide Cash Management Services pursuant to Secured Cash Management Agreements to the Borrower or any Subsidiary of the Borrower.

Accordingly, the Administrative Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1. In accordance with Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Administrative Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”) as collateral security for the prompt payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations:

(a)

the Additional Pledged Shares held by such Additional Pledgor and the certificates, if any, representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares; provided that the Additional Pledged Shares under this Supplement shall not include any Excluded Stock; and

(b)	to the extent not covered by clause (a) above, all Proceeds of any or all of the foregoing Additional Collateral.

For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral.

[SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.]

SECTION [2][3]. Each Additional Pledgor represents and warrants as follows:

(a)

Schedule 1 correctly represents as of the date hereof the issuer, the certificate number, if any, the Additional Pledgor and record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares. Except as set forth on Schedule 1, the Pledged Shares represent all (or 66% of all the issued and outstanding voting Equity Interests, in the case of pledges of Equity Interests in Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer on the date hereof.

(b)

Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for Liens permitted by Section 10.2 of the Credit Agreement and the Lien created by this Supplement to the Pledge Agreement.

A-2

Pledge Agreement

Roan Resources LLC

(c)

As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d)

The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral and, (i) in the case of certificates or instruments representing or evidencing the Collateral, upon the earlier of (x) delivery of such Collateral to the Administrative Agent in the State of New York and (y) the filing of Uniform Commercial Code financing statements naming such Pledgor as debtor and Administrative Agent as secured party and describing the Collateral in reasonably sufficient detail as the collateral (and otherwise meeting the requirements for a financing statement under the laws in the jurisdiction of such Pledgor’s “location” (as defined in the UCC)) and (ii) in the case of all other Collateral, upon the filing of Uniform Commercial Code financing statements naming such Pledgor as debtor and Administrative Agent as secured party and describing the Collateral in reasonably sufficient detail as the collateral (and otherwise meeting the requirements for a financing statement under the laws in the jurisdiction of such Pledgor’s “location” (as defined in the UCC)), shall create a perfected first priority security interest in such Collateral, securing the payment of the Obligations, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(e)

Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement, and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION [3] [4]. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Administrative Agent and the Borrower. This Supplement shall become effective as to each Additional Pledgor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Administrative Agent.

SECTION [4] [5]. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION [5] [6]. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

A-3

Pledge Agreement

Roan Resources LLC

SECTION [6] [7]. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION [7] [8]. THIS SUPPLEMENT NO. [    ] TO THE PLEDGE AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION [8] [9]. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

A-4

Pledge Agreement

Roan Resources LLC

IN WITNESS WHEREOF, each Additional Pledgor and the Administrative Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[ADDITIONAL PLEDGOR], as Additional Pledgor

By:
Name:
Title:

Annex A - Signature Page

Pledge Agreement

Roan Resources LLC

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

Annex A - Signature Page

Pledge Agreement

Roan Resources LLC

SCHEDULE 1

TO SUPPLEMENT NO. [    ]

TO THE PLEDGE AGREEMENT

PLEDGED SHARES

Pledged Shares

Pledgor	Issuer	Issuer’s Jurisdiction of Formation	Class of Equity Interest	Certificate No(s)	Number of Units	Percentage of Issued and Outstanding Units

Annex A — Schedule 1

Pledge Agreement

Hilcorp San Juan, L.P.

EXHIBIT E

FORM OF MORTGAGE (OKLAHOMA)

[To be attached.]

E-1

EXHIBIT E

WHEN RECORDED OR FILED,

PLEASE RETURN TO:

Ryan Cicero

Willkie Farr & Gallagher LLP

600 Travis Street

Suite 2310

Houston, TX 77002

MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE

FILING AND FINANCING STATEMENT

FROM

ROAN RESOURCES LLC,

AS MORTGAGOR

a Delaware limited liability company

Organizational Identification Number

(Taxpayer I.D. No. XX-XXX         )

TO

CITIBANK, N.A.,

AS ADMINISTRATIVE AGENT AND MORTGAGEE

Effective as of September 5, 2017

THIS INSTRUMENT IS, AMONG OTHER THINGS, A FINANCING STATEMENT UNDER THE UNIFORM COMMERCIAL CODE COVERING AS-EXTRACTED COLLATERAL, INCLUDING MINERALS AND THE LIKE (INCLUDING OIL AND GAS), ACCOUNTS RESULTING FROM THE SALE OF MINERALS AND THE LIKE (INCLUDING OIL AND GAS), AND GOODS WHICH ARE, OR ARE TO BECOME, FIXTURES ON THE REAL PROPERTY HEREIN DESCRIBED. THIS INSTRUMENT IS TO BE RECORDED IN THE REAL PROPERTY RECORDS OF THE COUNTY CLERK OF EACH COUNTY IN THE STATE OF OKLAHOMA IN WHICH IS SITUATED ANY OF THE COLLATERAL COVERED HEREBY, AND FILED IN THE APPROPRIATE UNIFORM COMMERCIAL CODE RECORDS. THE REAL PROPERTY SUBJECT HERETO IS DESCRIBED IN OR REFERRED TO IN EXHIBIT “A” HERETO OR THE INSTRUMENTS OR DOCUMENTS DESCRIBED IN OR REFERRED TO IN EXHIBIT “A” HERETO.

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS. THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES.

THE MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH INTEREST IS DESCRIBED IN OR REFERRED TO IN EXHIBIT A HERETO OR IN THE INSTRUMENTS OR DOCUMENTS DESCRIBED IN OR REFERRED TO IN EXHIBIT A HERETO.

SOME OF THE PERSONAL PROPERTY CONSTITUTING A PORTION OF THE MORTGAGED PROPERTY IS OR IS TO BE AFFIXED TO THE PROPERTIES DESCRIBED IN OR REFERRED TO IN EXHIBIT A HERETO, AND THIS FINANCING STATEMENT IS TO BE FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS.

THIS INSTRUMENT COVERS “FIXTURES” (AND ACCOUNTS WITH RESPECT TO SAME), AS EACH SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE.

THIS INSTRUMENT COVERS MINERALS, AS-EXTRACTED COLLATERAL AND OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING WITHOUT LIMITATION OIL AND GAS) AND THE ACCOUNTS RELATED THERETO, WHICH WILL BE FINANCED AT THE WELLHEADS OF THE WELL OR WELLS LOCATED ON THE PROPERTIES DESCRIBED IN OR REFERRED TO IN EXHIBIT A HERETO.

THIS INSTRUMENT IS TO BE FILED AGAINST THE TRACT INDEX IN THE REAL ESTATE RECORDS OF EACH OKLAHOMA COUNTY WHERE ANY PART OF THE MORTGAGED PROPERTY IS LOCATED.

A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW THE ADMINISTRATIVE AGENT AS MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON AN EVENT OF DEFAULT BY THE MORTGAGOR (AS HEREINAFTER DEFINED) UNDER THIS MORTGAGE.

MORTGAGE, ASSIGNMENT OF PRODUCTION, SECURITY AGREEMENT, FIXTURE

FILING AND FINANCING STATEMENT

This Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement (this “Mortgage”) is entered into on the date shown for Mortgagor’s acknowledgment hereto, and shall be effective as of September 5, 2017 (the “Effective Date”), and is from ROAN RESOURCES LLC, a Delaware limited liability company (“Mortgagor”), whose address is 600 Travis Street, Houston, TX 77002 to CITIBANK, N.A., as administrative agent for the Holder, as hereinafter defined (together with its successors in such capacity, the “Mortgagee”), whose address is 1615 Brett Road, OPS III, New Castle, DE 19720 with a copy to Citibank, N.A., Attn: R. P. Ballard, 811 Main Street, Suite 4000, Houston, TX 77002, for its own account and for the account of every other present and future holder or holders of all or any part of the Mortgage Obligations (hereinafter defined), including, for the avoidance of doubt, each of the Lenders (hereinafter defined) and each of the other Secured Parties (as defined in the Credit Agreement) (Mortgagee and such other holder or holders, whether one or more, are hereinafter collectively referred to as the “Holder”). Terms used but not defined herein have the meanings assigned to them in the Credit Agreement (as defined below).

Mortgagor, for and in consideration of the sum of $10.00 and other good and valuable consideration, in hand paid by Holder, the receipt and adequacy of which are hereby acknowledged and confessed by Mortgagor, and for and in consideration of the debt, purposes and trusts hereinafter set forth, to secure the full and complete payment and performance of the Mortgage Obligations and to secure the performance of the covenants, obligations, agreements and undertakings of Mortgagor hereinafter described, has MORTGAGED, GRANTED, BARGAINED, SOLD, PLEDGED, ASSIGNED, CONVEYED, TRANSFERRED and SET OVER, and by these presents does hereby MORTGAGE, GRANT, BARGAIN, SELL, PLEDGE, ASSIGN, CONVEY, TRANSFER and SET OVER unto Mortgagee and Mortgagee’s substitutes or successors, and its and their assigns, for the benefit of and unto, Holder and Holder’s successors in title and assigns, all of the following types and items of real and personal property and interests, whether now owned or hereafter acquired under Law or in equity (collectively, the “Mortgaged Property”); the inclusion of certain specific types and items of property and interests in one or more of the following paragraphs is not intended in any way to limit the effect of the more general descriptions:

A. All of Mortgagor’s present and future rights, titles, interests and estates in and to those certain oil, gas and mineral leases, royalty interests, overriding royalty interests, production payments, net profits interests, fee interests, surface interests, carried interests, reversionary interests and all other rights, titles, interests or estates described in or referred to in Exhibit A attached hereto and made a part hereof (or described in or referred to in any of the instruments or documents described in or referred to in Exhibit A hereto), including any and all interests of whatsoever kind or nature in any and all lands in each and every Section of a Township and Range referenced or mentioned in or referred to in Exhibit A hereto (or described in or referred to in any of the instruments or documents described in or referred to in Exhibit A hereto), regardless of whether such Section of a Township and Range may be referenced in conjunction with or applicable to a particular oil or gas lease or well, and, without limiting the generality of the foregoing, including any oil and gas lease (including all lands described or referred to therein), wells, fee, mineral, overriding royalty, royalty and other interests (whether created or earned contractually or via regulatory order, or otherwise) whether or not specifically described or referred to in Exhibit A hereto (or described in or referred to in any of the instruments or documents described or referred to in Exhibit A hereto) (all of which rights, titles, interests and estates described in this Paragraph A are hereinafter included within the term “Subject Interests”). The term “oil, gas and mineral leases,” as used in this instrument and in Exhibit A includes, in addition to oil, gas and mineral leases, oil and gas leases, oil, gas and sulphur leases, other mineral leases, co-lessor’s agreements and extensions, amendments, ratifications and subleases of all or any of the foregoing.

B. All of Mortgagor’s present and future rights, titles, interests and estates in and to present and future drilling, spacing, proration or production units, as created by the terms of any unitization, communitization and pooling agreements, and all properties, property rights and estates created thereby, which include, belong or appertain to the Subject Interests, including, without limitation, all such units formed voluntarily or under or pursuant to any Law relating to any of the Subject Interests (all of which rights, titles, interests and estates described in this Paragraph B are hereinafter included within the term “Subject Interests”). As used herein, the term “Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality, or Tribunal, and the term “Tribunal” means any court or governmental department, commission, board, bureau, agency, or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

C. All present and future oil, natural gas, casinghead gas, drip gasoline, natural gasoline, distillate, all other liquid or gaseous Hydrocarbons obtained or processed in conjunction therewith, all products, by-products and all other substances derived therefrom or the processing thereof, and all other similar minerals now or hereafter accruing to, attributable to or obtained from the Subject Interests or to which Mortgagor now or hereafter may be entitled as a result or by virtue of Mortgagor’s ownership of the Subject Interests (collectively, “Hydrocarbons”).

D. All present and future sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value (whether similar to the foregoing or not), and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite now or hereafter accruing to, attributable to or produced from the Subject Interests or to which Mortgagor now or hereafter may be entitled as a result of or by virtue of Mortgagor’s ownership of the Subject Interests (collectively, “Other Minerals”).

E. All present and future oil and gas wells, disposal and injection wells, rigs, improvements, fixtures, machinery and other equipment, inventory and articles of personal property, wherever located, now owned or hereafter acquired by Mortgagor, including, without limitation, connection apparatus and flow lines from wells to tanks, wells, pipelines, gathering lines, trunk lines, lateral lines, flow lines, compressor, dehydration and pumping equipment, pumping plants, gas plants, processing plants, pumps, dehydration units, separators, heater treaters, valves, gauges, meters, derricks, rig substructures, tanks, reservoirs, tubing, rods, liquid extractors, engines, boilers, tools, appliances, cables, wires, tubular goods, machinery, supplies and any and all other equipment, inventory and articles of personal property of any kind or character whatsoever appurtenant to, or used or held for use in connection with the production of Hydrocarbons or Other Minerals from the Subject Interests, or now or hereafter located on any of the lands (the “Lands”) covered or encumbered by any of the Subject Interests, including, without limitation, as listed on or referred to in Exhibit A hereto, or used on or about the Lands in connection with the operations thereon, together with all present and future improvements or products of, accessions, attachments and other additions to, tools, parts and equipment used in connection with, and substitutes and replacements for, all or any part of the foregoing (all of the types or items of property and interests described in this Paragraph E are hereinafter collectively referred to as the “Personal Property”).

F. All present and future rights, titles, interests and estates now owned or hereafter acquired by Mortgagor (including, without limitation, all rights to receive payments) under or by virtue of all easements, permits, licenses, rights-of-way, surface leases, franchises, servitudes, division orders, transfer orders and other agreements relating or pertaining to purchasing, exchanging, exploring for, developing, operating, treating, processing, storing, marketing or transporting Hydrocarbons now or hereafter found in, on or under, or produced from, any of the Subject Interests, or under or by virtue of any contract relating in any way to all or any part of the Mortgaged Property otherwise described herein (and expressly including, for the avoidance of doubt, the Management Services Agreements (as defined in the Credit Agreement)), including, without limitation, farmout contracts, farmin contracts, operating or joint operating agreements, trade letter agreements, all agreements creating rights-of-way for ingress and egress to and from the Subject Interests (all of such rights, titles, interests and estates referred to or described in this Paragraph F are hereinafter collectively referred to as the “Subject Contracts”).

G. All present and future accounts (including, but not limited to, all open accounts receivable and accounts receivable arising under or pursuant to any joint operating agreements, division orders or other agreements, documents or instruments relating to any of the Subject Interests), general intangibles, chattel paper, documents, instruments, cash and noncash proceeds and other rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against manufacturers of, or claims against any other person or entity with respect to, all or any part of the Mortgaged Property (all of which types and items of property and interests described in this Paragraph G are hereinafter collectively referred to as the “Accounts”).

H. All present and future tenements, hereditaments, appurtenances, profits and properties in anywise appertaining, belonging, affixed or incidental to, or used or useful in connection with, all or any part of the Mortgaged Property otherwise described herein, including, without limitation, all reversions, remainders, carried interests, tolls, rents, revenues, issues, proceeds, earnings, income, products, profits, deposits, easements, permits, licenses, servitudes, surface leases, rights-of-way and franchises relating to all or any part of the Mortgaged Property.

I. Without limitation of any of the preceding paragraphs, all of Mortgagor’s present and future rights, title and interests in and to (i) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to or which protect Mortgagor or any of its Subsidiaries against fluctuations in interest rates or currency exchange rates, (ii) all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to or which protect Mortgagor against fluctuations in commodity prices (including, without limitation, the Hedge Agreements (as defined in the Credit Agreement)), (iii) the Credit Agreement and the other Credit Documents, (iv) the Contribution Agreement (as defined in the Credit Agreement), (v) all amounts paid or payable to Mortgagor under any of the foregoing and (vi) all proceeds thereof (whether or not any of the foregoing (i) through (v) are otherwise related to or attributable to, or entered into in connection with, any of the Mortgaged Properties or Hydrocarbons produced (or to be produced) therefrom).

J. All other interests of every kind and character that Mortgagor now has or at any time hereafter acquires in and to the types and items of property and interests described in Paragraphs A, B, C, D, E, F, G, H and I preceding and all property which is used or useful in connection with the Mortgaged Property and the proceeds and products of all of the foregoing, whether now owned or hereafter acquired.

To further secure the full and complete payment and performance of the Mortgage Obligations, Mortgagor hereby grants to Mortgagee for the pro rata use and benefit of the Holder and Holder’s successors in title and assigns, as secured party, a first and prior security interest in and to the following types and items of property, and interests (all of which are intended to be included within the term “Mortgaged Property” which was initially defined above): (a) all present and future Personal Property, Subject Contracts and Accounts; (b) all present and future Subject Interests, Hydrocarbons and Other Minerals insofar as the same consist of minerals or the like (including oil and gas), as defined in and subject to the UCC (as defined in the Credit Agreement), and for which the creation and perfection of a security interest or lien therein is governed by the provisions of the UCC; (c) all present and future Mortgaged Property consisting of accounts, contract rights, general intangibles, chattel paper, documents, instruments, inventory, investment property, equipment, fixtures, patents, patent licenses, trade secrets, technical and business data and information, as-extracted collateral and other goods and articles of personal property of any kind or character defined in and subject to the UCC; (d) all present and future increases, profits, combinations, reclassifications, improvements and products of, accessions, attachments and other additions to, tools, parts and equipment used in connection with, and substitutes and replacements for, all or any part of the Mortgaged Property; (e) all present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, cash and noncash proceeds and other rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against manufacturers of, or claims against any other person or entity with respect to, all or any part of the Hydrocarbons, the Other Minerals or the Mortgaged Property; (f) all present and future security for the payment to Mortgagor of any of the Mortgaged Property and goods that gave or will give rise to any of such Mortgaged Property or are evidenced, identified, or represented therein or thereby; (g) all deposit accounts from time to time maintained at any depositary bank in the name or for the benefit of Mortgagor, all funds or amounts from time to time deposited into any such deposit accounts and all proceeds of any and all of the foregoing (whether or not related to or attributable to, or entered into in connection with, any of the Mortgaged Properties or Hydrocarbons produced (or to be produced) therefrom) (h) all commodities accounts and commodities contracts, including all contracts, funds and other balances held in such accounts (whether or not related to or attributable to, or entered into in connection with any of the Mortgaged Properties or Hydrocarbons produced (or to be produced) therefrom),

(i) all securities accounts (as defined in Article 8 of the UCC), including all deposits, securities and other balances held in any such accounts, (j) all rights and interests pursuant to the Oil and Gas Owner’s Lien Act of 2010 (OKLA. STAT. tit.52 §§ 549.1 et seq. as amended from time to time) (k) all books and records pertaining to the Mortgaged Property;

provided that the Mortgaged Property shall not extend to or include (1) any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Insurance Regulations (as defined in the Credit Agreement)), (2) any contract, contract right, license, permit, privileges or other asset which by its terms prohibits the granting of a security interest in such asset arising or which contains or is subject to a restriction on assignment; provided that any of the foregoing exclusions shall not apply if (x) such prohibition has been waived or such other Person has otherwise consented to the creation hereunder of a security interest in such agreement, or (y) such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law or principles of equity; (3) any Excluded Account for so long as such account is an Excluded Account, (4) motor vehicles and other assets subject to certificates of title, (5) letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and (6) commercial tort claims, provided, further, that nothing in this paragraph shall be deemed to permit any action prohibited by this instrument or by terms incorporated in this instrument;

provided, and notwithstanding the generality, breadth or specificity of the descriptions of, or types of property included in, the Mortgaged Property in clauses (A) through (J) above, the Mortgaged Property shall in no event include (i) any fee lands or fee properties, surface leases or, except for the right of ingress and egress granted by oil and gas leases, easements or rights of way, or (ii) any real property or real estate that, if included in the term “Mortgaged Property” hereunder, would result in this Mortgage being a “real estate mortgage” as used in OKLA. STAT. tit. 68 §§ 1901, et seq., as in effect on the date of this Mortgage, imposing a real estate mortgage tax on real estate mortgages. In all events, the provisions of this paragraph shall prevail and control over the contrary provisions of clauses (A) through (J) above

TO HAVE AND TO HOLD the Mortgaged Property, together with all and singular the rights, privileges, contracts, hereditaments and appurtenances now or hereafter, at any time before the foreclosure or release hereof, in anywise appertaining or belonging thereto, unto Mortgagee and Mortgagee’s successors or substitutes, and its and their assigns, for the benefit of, and unto, Holder and Holder’s successors and assigns, for the uses and purposes hereinafter set forth, forever. Mortgagor hereby binds and obligates Mortgagor and Mortgagor’s successors-in-title and assigns to warrant and forever defend, all and singular, the Mortgaged Property unto Mortgagee and Mortgagee’s successors or substitutes, and its and their assigns and unto Holder and Holder’s successors-in-title and assigns, against the lawful claims of any and all persons or entities whomsoever claiming or to claim the same or any part thereof (other than Permitted Encumbrances (hereinafter defined)).

A. The covenants and promises of this instrument shall be covenants running with the land, and each and every subsequent owner of any part of the Mortgaged Property covenants and agrees that such owner will perform, observe, and comply with each and every covenant and condition hereof. Mortgagor may not, without the prior written consent of Holder, assign any rights, duties or obligations hereunder.

B. In the event of an assignment of all or part of the Mortgage Obligations (hereinafter defined), the Liens (as defined in the Credit Agreement) and other Rights hereunder, to the extent applicable to the part of the Mortgage Obligations so assigned, may be transferred therewith.

C. Reference herein to Holder in the singular is for convenience only, and the Rights and Liens created by this instrument are for the ratable benefit of all holders of the Mortgage Obligations, or any part thereof. Unless and until Mortgagee shall have, by an instrument recorded in the appropriate records of the county or counties where this Mortgage has been recorded, assigned all of its Rights, titles and interests arising under this instrument, Mortgagee shall be the non-fiduciary administrative agent for each other Holder, and Mortgagee shall have the exclusive right, without the joinder of any other Holder, to exercise any and all Rights in favor of Holder hereunder, including, without limitation, conducting any foreclosure sales hereunder and executing full or partial releases hereof, amendments or modifications hereto, or consents or waivers hereunder, and exercising all Rights with respect to the assignment of production from the Mortgagor as set forth in Section 4. The Rights of each Holder vis-a-vis Mortgagee and each other Holder may be subject to one or more separate agreements between or among such parties, but Mortgagor need not inquire about any such agreement or be subject to any terms thereof unless Mortgagor specifically joins therein; and, consequently, Mortgagor shall not be entitled to any benefits or provisions of any such separate agreement or be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure or refusal of any party thereto to comply with the provisions thereof.

SECTION 1. THE SECURED OBLIGATIONS.

This instrument and all Rights, titles, interests and Liens created hereby or arising by virtue hereof, are given to secure payment and performance of the following covenants, indebtedness, liabilities and obligations (collectively, the “Mortgage Obligations”);

1.1 All covenants, indebtedness, liabilities and obligations of Roan Resources LLC., a Delaware limited liability company (herein, in such capacity, the “Borrower”) now or hereafter incurred or arising pursuant to the provisions of that certain Credit Agreement dated as of August [31], 2017, among the Borrower, the financial institutions from time to time party thereto (together with their respective successors and assigns in such capacity, the “Lenders”), the Mortgagee, as the administrative agent (in such capacity together with its successors and assigns in such capacity, the “Administrative Agent”) and each other person from time to time party thereto, and all supplements thereto and amendments or modifications thereof, and all agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part (such agreement, as the same may from time to time be supplemented, amended or modified, and all other agreements given in substitution therefor or in restatement, renewal or extension thereof, in whole or in part, being herein called the “Credit Agreement”) including, without limitation, the Obligations (as such term is defined in the Credit Agreement) and all covenants, indebtedness, liabilities and obligations of any Credit Party (as defined in the Credit Agreement) now or hereafter incurred or arising pursuant to the provisions of any Guarantee (as the same may from time to time be further supplemented, amended, restated or modified, the “Guarantee Agreement”), executed and delivered by any such Credit Party, guarantying the Obligations, if any;

1.2 All indebtedness and other obligations of the Mortgagor evidenced by all promissory notes (if any) issued from time to time under the Credit Agreement, as such promissory notes may be amended or endorsed or otherwise modified from time to time and all other promissory notes accepted in substitution or replacement therefor or renewal thereof (the “Notes”);

1.3 All covenants, indebtedness, liabilities and obligations arising under, in connection with, or pursuant to, (i) this instrument, (ii) any other Credit Document (as defined in the Credit Agreement), (iii) the provisions of any other present or future mortgage, deed of trust, security agreement, collateral pledge agreement, assignment, loan agreement or an agreement, document or instrument of any kind now or hereafter existing as security for, executed in connection with, or related to, all or any part of any covenants, indebtedness, liabilities and obligations, present or future, of the Mortgagor in favor of any of the Lenders, the Administrative Agent or the Mortgagee (the Credit Agreement, the Guarantee Agreement, this instrument, such other Credit Documents and any other such present or future mortgage, deed of trust, security agreement, collateral pledge agreement, assignment loan agreement or other agreement, document or instrument being referred to collectively as the “Other Security Instruments”) or (iv) any Secured Hedge Transaction (as defined in the Credit Agreement) whether direct or indirect (including those acquired by assumption), absolute contingent, due or to become due, now existing or hereafter arising (but expressly excluding any such debts, liabilities, obligations, covenants and duties with respect to any Subsidiary that is not an “eligible contract participant” under the Commodity Exchange Act);

1.4 Payment of and performance of any and all debts, liabilities, obligations, covenants and duties of, Mortgagor or any Credit Party arising under any Secured Cash Management Agreement (as defined in the Credit Agreement) entered into between the Mortgagor or any Credit Party and any Cash Management Bank (as defined in the Credit Agreement), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising;

1.5 All loans and advances that any Lender may hereafter make to the Borrower, the Mortgagor or any other Guarantor and all other and additional indebtedness, liabilities and obligations of every kind and character of the Borrower, the Mortgagor or any Subsidiary, now or hereafter existing, in favor of a Lender, regardless of whether such obligations are direct, indirect, primary, secondary, joint, several, joint and several, liquidated, unliquidated, fixed or contingent, it being the intention and contemplation of the Mortgagor and the Lenders that future advances may be made to the Borrower, the Mortgagor, any other Guarantor or any Subsidiary for a variety of purposes, that the Borrower, the Mortgagor or any other Guarantor may guarantee, or otherwise become directly or contingently obligated with respect to, the obligations of others to any Lender, that from time to time overdrafts of the Borrower’s, the Mortgagor’s or any other Guarantor’s accounts with a Lender may occur;

1.6 Any and all renewals, extensions or rearrangements of all or any part of the loans, advances, indebtedness, liabilities, covenants and obligations described or referred to in any of Sections 1.1 through 1.6 preceding, together with interest accruing thereon and all court costs, attorneys’ fees and other costs incurred in the enforcement or collection of all or any part thereof; and

1.7 Without limiting the generality of the foregoing, all post-petition interest, expenses, and other duties and liabilities with respect to indebtedness or other obligations described in this Section 1, that would be owed but for the fact that they are unenforceable or not allowable due to any proceeding under any Bankruptcy Code (as defined in the Credit Agreement).

1.8 Future Advances. This Mortgage is delivered pursuant to the Credit Agreement, and all or any part of the principal balance of the indebtedness thereunder may be advanced to the Borrower, repaid by the Borrower and re-advanced to the Borrower from time to time, this Mortgage continuing to secure the full principal amount of any outstanding Loans regardless of any such repayments by the Borrower, even if there is at any time no principal balance or other obligations outstanding under the Credit Agreement, until this Mortgage is released by the Mortgagee. The Mortgagor, the Mortgagee and the other Secured Parties expressly intend that this Mortgage secure, and this Mortgage shall secure, a line of credit and other additional amounts advanced, from time to time, or other sums that may be advanced or otherwise become due to the Administrative Agent and the Other Secured Parties under the Credit Agreement, this Mortgage, the Guarantee, any other Credit Document, any Secured Cash Management Agreement, any Secured Hedge Agreement or any extension, renewal or modification of any, thereof, including, without limitation, loans made on a demand, term or revolving credit basis.

SECTION 2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

Mortgagor hereby represents, warrants and covenants, as follows:

2.1 Leases and Contracts; Performance of Obligations. The oil, gas and/or mineral leases, contracts, servitudes and other agreements forming a part of the Mortgaged Properties, to the extent the same cover or otherwise relate to any Mortgaged Property, are in full force and effect, and Mortgagor agrees to maintain them in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of the Mortgaged Properties, have been, and will continue to be, properly and timely paid. Mortgagor is not in default with respect to Mortgagors’ obligations (and Mortgagor is not aware of any default by any third party with respect to such third party’s obligations) under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of any part of the Mortgaged Properties, where such default would reasonably be expected to adversely affect the ownership or operation of the Mortgaged Properties; and Mortgagor will fulfill all such obligations coming due in the future. Mortgagor is not currently accounting (and will not hereafter agree to account) for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to Mortgagor than proceeds received by Mortgagor (calculated at the well) from sale of production, and there are no situations where Mortgagor is aware that a contingent liability may exist to account on a basis other than on the basis of proceeds received by Mortgagor (calculated at the well).

2.2 Mortgaged Property.

(a) Mortgagor owns the net revenue interest and working interests as are specified in Exhibit A under the terms “Net Revenue Interest” and “Working Interest”

attributable to each well, unit or oil, gas and mineral lease described or referred to in Exhibit A hereto and comprising a part of the Mortgaged Property, free of any and all liens or other agreements, restrictions or limitations of any nature or kind (all such liens and other agreements, restrictions or limitations being herein collectively called the “Encumbrances”), except as specified on Exhibit A hereto and except for Permitted Liens (as defined in the Credit Agreement) (such permitted encumbrances and liens being herein collectively called the “Permitted Encumbrances”).

With respect to the foregoing warranties and representations, it is acknowledged that Mortgagor’s intention is to mortgage and affect hereby the entirety of the interest that Mortgagor owns in all of the Mortgaged Property, whether now or hereafter, and as a consequence thereof, if for any reason the interest of Mortgagor in any Mortgaged Property in fact exceeds the Net Revenue Interest and/or the Working Interest, as applicable (as specified in Exhibit A hereto), which Mortgagor represents and warrants herein that it owns, Mortgagor agrees that (i) such warranted Net Revenue Interest and Working Interest, as applicable (as specified in Exhibit A hereto), are intended to be the minimum undivided interests owned by and attributable to Mortgagor, and (ii) this Mortgage creates a valid lien and security interest in the entirety of the interest owned by and attributable to such Mortgaged Property whether such interests are equal to or greater than the interests specified as Net Revenue Interests and Working Interests (as applicable) in Exhibit A hereto.

(b) This Mortgage is, and always will be kept, a direct first priority Lien upon the Collateral; provided that Permitted Encumbrances may exist as provided in the Credit Agreement, but no intent to subordinate the priority of the Liens created hereby is intended or inferred by such existence. The Mortgagor will not create or suffer to be created or permit to exist any Lien, security interest or charge prior or junior to or on a parity with the Lien of this Mortgage upon the Collateral or any part thereof other than such Permitted Encumbrances. Mortgagor will warrant and defend the title to the Mortgaged Property against the claims and demands of all other persons other than Permitted Encumbrances, and will take any actions reasonably requested by the Mortgagee to maintain and preserve the lien created hereby so long as any of the Mortgage Obligations secured hereby remains unpaid.

(c) (i) The cover page to this instrument lists as of the date hereof the legal name of the Mortgagor and its organizational identification number, each as registered in the jurisdiction in which the Mortgagor is organized, formed or incorporated, and the last four digits of Mortgagor’s taxpayer identification number; and (ii) as of the date hereof, Mortgagor is not now and has not been known by any trade name or assumed name.

2.3 Operation of Mortgaged Properties. The Mortgaged Properties (and properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Mortgaged Properties after the date hereof, have in the past been), and hereafter will be, maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all oil, gas and/or other mineral leases and other contracts and agreements forming a part of the Mortgaged Properties and in conformity with the Permitted Encumbrances. Mortgagor has, and will have in the future, all governmental licenses and permits necessary or appropriate to own and operate the Mortgaged Properties. Mortgagor has not received notice of any material violations in respect of any such licenses or permits.

2.4 Mortgagor not a Foreign Person. Mortgagor is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (hereinafter called the “Code”), Sections 1445 and 7701 (i.e., Mortgagor is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

SECTION 3. DEFAULTS AND REMEDIES.

3.1 The term “Event of Default,” as used herein, shall have the same meaning assigned to the term “Event of Default” as set forth in Section 11 of the Credit Agreement.

3.2 (a) Implications of Event of Default. Upon the occurrence and during the continuance of an Event of Default, in addition to the remedies set forth in the Credit Agreement, the Administrative Agent may, at its option and to the extent permitted by applicable Law, any one or more of the following:

(i) As to Mortgaged Properties located in the State of Oklahoma, Mortgagor hereby confers on Mortgagee the power to sell the Mortgaged Properties in accordance with the Oklahoma Power of Sale Mortgage Foreclosure Act (OKLA. STAT. tit. 46, §§40 -49 (the “Oklahoma POS Act”)), as the same may be amended from time to time. A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW THE MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON AN EVENT OF DEFAULT BY THE MORTGAGOR UNDER THIS MORTGAGE. Regardless of any provision to the contrary in this Mortgage, it is the intent of the parties that the power of sale granted herein may be exercised by the Mortgagee pursuant to the terms and provisions of the Oklahoma POS Act. The conduct of a sale pursuant to a power of sale shall be sufficient hereunder if conducted in accordance with the requirements of the Oklahoma POS Act and other applicable laws of the State of Oklahoma in effect at the time of such sale, notwithstanding any other provision contained in this Mortgage to the contrary. In the event of a conflict between the provisions hereof and the Oklahoma POS Act, the Oklahoma POS Act shall control. Mortgagor hereby represents and warrants that this Mortgage transaction does not involve a consumer loan as said term is defined in Section 3-104 of Title 14A of the Oklahoma Statutes, that this Mortgage does not secure an extension of credit made primarily for agricultural purposes as defined in paragraph 4 of Section 1-301 of Title 14A of the Oklahoma Statutes, and that this Mortgage is not a mortgage on the Mortgagors’ homestead; and

(ii) Judicial Foreclosure. Holder may proceed by suit or suits, at law or in equity, to enforce the payment and performance of the Mortgage Obligations in accordance with the terms hereof, of the Notes and of the Other Security Instruments evidencing it, to foreclose the Liens and this instrument as against all or any part of the Mortgaged Property, and to have all or any part of the Mortgaged Property sold under the judgment or decree of a court of competent jurisdiction.

(iii) Appointment of a Receiver. To the extent permitted by Law, Holder, as a matter or right and without regard to the sufficiency of the Mortgaged Property, and without any showing of insolvency, fraud, or mismanagement on the part of Mortgagor, and without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, shall be entitled to the appointment of a receiver or receivers of the Mortgaged Property, or any part thereof, and of the income, royalties, revenues, benefits, rents, issues, and profits thereof. Mortgagor hereby consents to the appointment of such receiver or receivers, agrees not to oppose any application therefor by Holder and agrees that such appointment shall in no manner affect the Rights of Holder under Section 4 hereof.

(iv) Entry Upon Mortgaged Property; Personal Property. Following commencement of a foreclosure proceeding, Holder may

(A) without notification, if permitted by applicable Law, enter upon the Mortgaged Property, take possession of the Mortgaged Property, and remove the Personal Property, or any part thereof, with or without judicial process, and, in connection therewith, without any responsibility or liability on the part of Holder, take possession of any property located on or in the Mortgaged Property that is not a part of the Mortgaged Property, and hold or store such property at Mortgagor’s expense. If necessary to obtain the possession provided for in this subsection 3.2(a)(iv), Holder may undertake any and all remedies to dispossess Mortgagor, including specifically one or more actions for forcible entry or unlawful detainer, trespass to try title and restitution.

(B) require Mortgagor to assemble the Personal Property and any other items of the Mortgaged Property, or any part thereof, and make it available to Holder at a place to be designated by Holder that is reasonably convenient to Mortgagor and Holder.

(C) retain the Personal Property and any other items of the Mortgaged Property, or any part thereof, in satisfaction of the Mortgage Obligations whenever the circumstances are such that Holder is entitled to do so under the UCC.

(D) buy any items of the Mortgaged Property, or any part thereof, at any private disposition of the Mortgaged Property, or the part thereof, being disposed of.

(v) Upon the occurrence and continuance of an Event of Default,

Mortgagee may exercise its Rights.

(b) Holder as Purchaser of Mortgaged Property. If Holder is the purchaser of the Mortgaged Property, or any part thereof, at any sale thereof, whether such sale be upon any foreclosure of the Liens hereof, or otherwise, Holder shall, upon any such purchase, acquire good and marketable title to the Mortgaged Property so purchased, free of the Liens of these presents.

(c) Other Purchaser of Mortgaged Property. In case the Liens hereof shall be foreclosed by judicial or other non-judicial action, the purchaser at any such sale shall receive, as an incident to such purchaser’s ownership, immediate possession of the Mortgaged Property, or any part thereof sold to such purchaser, and, subsequent to foreclosure, Mortgagor shall be divested of any and all interest and claim thereto, including any interest or claim to all insurance policies, bonds, loan commitments, contracts, and other intangible property covered by this instrument, Mortgagor shall be considered a tenant at sufferance of the purchaser at the foreclosure sale, and any Person occupying the Mortgaged Property, or portion thereof so sold, after demand has been made for possession thereof, shall be guilty of forcible entry or unlawful detainer and shall be subject to eviction and removal, forcible or otherwise, with or without process of Law, and all damages by reason thereof are hereby expressly waived. Mortgagor further agrees that in the event Holder prevails in its forcible entry or unlawful detainer action, Holder is entitled to recover reasonable attorneys’ fees from Mortgagor. This remedy is cumulative of any and all remedies the purchaser may have hereunder or otherwise.

(d) Application of Proceeds. The proceeds of any sale of, and the Proceeds and other income generated by the holding, leasing, operating, or other use of the Mortgaged Property shall be applied by Holder (or the receiver, if one is appointed) as set forth in the Credit Agreement. Mortgagor and any other party liable on the Mortgage Obligations shall be liable for any deficiency remaining in the Mortgage Obligations subsequent to any sale referenced in this Section 3.

(e) Federal Lands. Upon a sale conducted pursuant to this Section 3 of all or any portion of the Mortgaged Properties consisting of interests (the “Federal Interests”) in leases, easements, rights-of-way, agreements or other documents and instruments covering, affecting or otherwise relating to federal or tribal lands (including, without limitation, leases, easements and rights-of-way issued by the Bureau of Land Management), Mortgagor agrees to take all action and execute all instruments necessary or advisable to transfer the Federal Interests to the purchaser at such sale, including, without limitation, to execute, acknowledge and deliver assignments of the Federal Interests on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements, to seek and request approval thereof and to take all other action necessary or advisable in connection therewith. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact and proxy, with full power and authority in the place and stead of Mortgagor, in the name of Mortgagor or otherwise, to take any such action and to execute any such instruments on behalf of Mortgagor that Mortgagee may deem necessary or advisable to so transfer the Federal Interests, including, without limitation, the power and authority to execute, acknowledge and deliver such assignments, to seek and request approval thereof and to take all other action deemed necessary or advisable by Mortgagee in connection therewith; and Mortgagor hereby adopts, ratifies and confirms all such actions and instruments. Such power of attorney and proxy is coupled with an interest, shall survive the dissolution, termination, reorganization or other incapacity of Mortgagor and shall be irrevocable. No such action by Mortgagee shall constitute acknowledgment of, or assumption of liabilities relating to, the Federal and Tribal Interests, and neither Mortgagor nor any other party may claim that Mortgagee is bound, directly or indirectly, by any such action.

(f) Waiver of Appraisement. To the full extent Mortgagor may lawfully do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any appraisement, valuation, stay, extension or redemption Laws, now or hereafter in force, in order to prevent or hinder the enforcement of this instrument or the absolute sale of the Mortgaged Property, or any part thereof, or the possession thereof by any purchaser at any such sale, but Mortgagor, insofar as Mortgagor now or hereafter may lawfully do so, hereby waives the benefit of all such Laws; provided that the appraisement of any of the Mortgaged Property is hereby expressly waived or not waived at the option of Holder, such option to be exercised prior to or at the time judgment is rendered in any foreclosure of this instrument

(g) Other Rights of Holder; Rights Cumulative. Holder shall have and may exercise any and all other Rights, at law, in equity or otherwise, that Holder may have under the UCC, by virtue of the Other Security Instruments or the Secured Hedge Transactions. All Rights available to Holder hereunder are cumulative of and in addition to all of the Rights granted to Holder at law or in equity, or under the Other Security Instruments or the Secured Hedge Transactions.

(h) Easements or Contracts Violative of Mortgage. To the extent permitted by applicable Law, the purchaser at any foreclosure sale hereunder may disaffirm any easement granted or rental, lease, or other contract made in violation of any provision of this Mortgage and may take immediate possession of the Mortgaged Property free from, and despite the terms of, such grant of easement or rental, lease, or other contract.

(i) At any sale pursuant to this Section 3.2, to the extent permitted by applicable Law, (i) each and every recital contained in any instrument of conveyance made by Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein including, without limitation, nonpayment of the Obligations, advertisement and conduct of such sale in the manner provided herein and otherwise by Law and appointment of any successor Mortgagee hereunder; (ii) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed; (iii) the receipt of Mortgagee or of such other party or officer making the sale shall be sufficient to discharge to the purchaser or purchasers for his or their purchase money, and no such purchaser or purchasers, or his or their assigns or personal representatives, shall thereafter be obligated to see to the application of such purchase money or be in any way answerable for any loss, misapplication, or non-application thereof; (iv) to the fullest extent permitted by applicable Law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, and demand whatsoever, either at Law or in equity, in and to the property sold, and such sale shall be a perpetual bar both at Law and in equity against Mortgagor and against all other persons claiming or to claim the property sold or any part thereof by, through or under Mortgagor; and (v) to the extent and under such circumstances as are permitted by applicable Law, Holder may be a purchaser at any such sale and may credit the bid against the Mortgage Obligations. After such sale, Mortgagee shall make to the purchaser or purchasers thereunder good and sufficient deeds, assignments, or bills of sale in the name or names of Mortgagor, conveying or transferring the Mortgaged Property, or any part thereof, so sold to the purchaser or purchasers containing such warranties of title as area customarily given, which warranties shall be binding upon Mortgagor. Sale of a part of the Mortgaged Property shall not exhaust the power of sale, but sales may be made from time to time until the Mortgage Obligations are paid and performed in full. It shall not be necessary to have present or to exhibit at any such sale any of the Personal Property.

(j) In the event any questions should be raised as to the regularity or validity of any sale hereunder, Mortgagee shall have the right and is hereby authorized to make resale of said property so as to remove any questions or doubt as to the regularity or validity of the previous sale, and as many resales may be made as may be appropriate. It is agreed that, in any deed or deeds given by Mortgagee, any and all statements of fact or other recitals therein made as to the identity of Holder, or as to the occurrence or existence of any Event of Default, or as to the request to sell, notice of sale, time, place, terms, and manner of sale, and receipt , distribution , and application of the money realized therefrom, and, without being limited by the foregoing, as to any other act or thing having been duly done by Holder or by Mortgagee, shall be taken by all Tribunals as prima facie evidence that the said statements or recitals are true and correct and are without further question to be so accepted, and Mortgagor does hereby ratify and confirm any and all acts that Mortgagee may lawfully do in the premises by virtue hereof.

3.3 Upon the occurrence and continuance of an Event of Default, the Mortgagee, as non-fiduciary administrative agent for Holder and Holder’s successors in title and assigns is now and shall be entitled to all of the rights, remedies, powers, privileges and benefits (herein, collectively referred to as “Rights”) afforded a secured party by the UCC with reference to the Mortgaged Property in which the Mortgagee, as non-fiduciary administrative agent for Holder, has been granted a security interest herein, or the Mortgagee, as agent for Holder, may proceed as to all or any part of the Mortgaged Property, whether real or personal property, in accordance with the Rights granted under this instrument in respect of the real property covered hereby, the Rights under this paragraph being cumulative of and in addition to those granted the Mortgagee or Holder under any other provision of this instrument or under any other instrument, executed in connection with or as security for the Mortgage Obligations.

SECTION 4. ASSIGNMENT OF PRODUCTION.

4.1 Effective from and after the Effective Date, Mortgagor does hereby GRANT, SELL, ASSIGN, CONVEY, TRANSFER and SET OVER unto Mortgagee and Mortgagee’s substitutes or successors, and his and their assigns, for the benefit of and unto, Holder and Holder’s successors in title and assigns, all of the following:

(a) All Hydrocarbons and Other Minerals, and the proceeds therefrom, and products obtained or processed therefrom, and proceeds therefrom.

(b) All amounts or proceeds hereafter payable to or to become payable to Mortgagor or to which Mortgagor is entitled pursuant to all Subject Contracts now or hereafter relating to any part of the Subject Interests; and

(c) All amounts, sums, monies, revenues and income, that become payable to Mortgagor from, or with respect to, any of the Mortgaged Property or pursuant to any Subject Contract, present or future, now or hereafter constituting a part of the Mortgaged Properties.

TO HAVE and TO HOLD said interests unto Mortgagee and Mortgagee’s substitutes or successors, and his and their assigns, for the benefit of and unto, Holder and Holder’s successors in title and assigns, forever, subject however, to the terms and provisions of this instrument.

4.2 Mortgagor hereby authorizes and empowers Mortgagee to demand, collect, receive and receipt for the “Proceeds” (defined herein to mean all production, proceeds and payments assigned hereunder, as described in Section 4.1 hereof), and to endorse and cash any checks and drafts payable to Mortgagor or to Mortgagee for the account of Mortgagor received in connection with the Proceeds, subject, however, to the terms and provisions of this instrument. Mortgagor hereby appoints Mortgagee as the appointed agent and attorney-in-fact of Mortgagor, for the purpose of executing any “Receipt” (defined herein to mean any transfer order, payment order, division order, receipt, release or other instrument) that Mortgagee deems necessary in order for Mortgagee to demand, collect, receive and receipt for the Proceeds. In addition, Mortgagor agrees that, upon Mortgagee’s request, Mortgagor shall promptly execute and deliver to Mortgagee such Receipts as Mortgagee may deem necessary, convenient or appropriate in connection with the payment and delivery directly to Mortgagee of all Proceeds. Mortgagor hereby authorizes and directs all “Purchasers” (defined herein to mean all pipeline companies, purchasers, transporters, any other Person now or hereafter purchasing Hydrocarbons, or any part thereof, or now or hereafter having in their possession or control any Proceeds from or allocated to the Subject Interests, or any part thereof, or now or hereafter otherwise owing monies to Mortgagor under the Subject Contracts herein assigned), to pay or deliver such Proceeds directly to Mortgagee at the address set forth in the Preamble hereof, or in such other manner as Mortgagee may direct the Purchasers in writing, and this authorization shall continue until this instrument is released. All Receipts may be relied upon in all respects by Purchasers, and the same shall be binding upon Mortgagor. No Purchaser shall have any responsibility to see to the application of the assignment herein contained and each Purchaser shall be released hereby from any and all liability to Mortgagor to the full extent and amount of all Proceeds so paid or delivered. Mortgagor agrees to indemnify and hold harmless each Purchaser against any and all liabilities, actions, claims, judgments, costs, charges, costs of investigation and attorneys’ fees resulting from the paying for or delivery of any such Proceeds to Mortgagee. Should Mortgagee bring suit against any Purchaser for collection of any amounts or sums included within this assignment (and Mortgagee shall have the right to bring any such suit), it may sue either in its own name or in the name of Mortgagor.

4.3 Upon the occurrence and during the continuance of an Event of Default, Mortgagee may elect to exercise immediately its right to receive payment to it directly of the Proceeds and the Purchasers shall make such payment or delivery of the Proceeds to Mortgagee after such time as written demand therefor has been made upon them by Mortgagee that payment or delivery of the Proceeds be made directly to Mortgagee in accordance with this Section 4. Such failure by Mortgagee to exercise its rights immediately shall not in any way waive the right of Mortgagee to receive any of the Proceeds, or to make any such demand, or to affect any such assignment as to any Proceeds not theretofore paid or delivered to Mortgagor. In this regard, if any of the Proceeds are paid or delivered directly to Mortgagee and then, at the request of Mortgagee, the Proceeds are, for a period or periods of time, paid or delivered to Mortgagor, Mortgagee shall nevertheless have the right, effective upon written notice, to require that future Proceeds be again paid or delivered directly to it.

4.4 Independently of the foregoing provisions and authorities herein granted, if an Event of Default shall be continuing, Mortgagor shall execute and deliver, any and all Receipts that may be requested by Mortgagee or that may be required by any Purchaser to effect payment or delivery of the Proceeds directly to Mortgagee in accordance with this Section 4. If, pursuant to any existing Subject Contract, any Proceeds are required to be paid or delivered by any Purchaser directly to Mortgagor so that under such existing Subject Contracts the Proceeds cannot be paid or delivered directly to Mortgagee in the absence of foreclosure, then, if Mortgagee has requested that the Proceeds be paid or delivered directly to it under the assignment herein contained, the Proceeds that for any reason must be paid or delivered to Mortgagor shall, when received by Mortgagor, constitute trust funds in Mortgagor’s hands and shall be immediately paid over by Mortgagor to Mortgagee.

4.5 Mortgagee is hereby absolved from all liability for failure to enforce collection of the Proceeds assigned under Section 4.1 hereof and from all other responsibility in connection therewith, except the responsibility to account (by application upon the Mortgage Obligations or otherwise) for funds actually received. If Mortgagee receives monies in excess of the amount of the Proceeds to which Mortgagor is entitled, Mortgagee will make a reasonable effort to pay any such excess monies of which Mortgagee is aware to the other parties legally entitled thereto; provided that Mortgagor agrees to indemnify and hold Mortgagee harmless against any and all liabilities, actions, claims, judgments, costs, charges and attorneys’ fees by reason of the assertion that it has received, either before or after payment and performance in full of the Mortgage Obligations, funds from the Proceeds of Hydrocarbons claimed by a third Person, or any other Proceeds in which a Person claims an adverse interest.

4.6 The Rights of Mortgagee pursuant hereto shall be cumulative of all other security of any and every character now or hereafter existing to secure the payment of the Mortgage Obligations. Proceeds received under this Section 4 assignment shall be applied as set forth in Section 11 of the Credit Agreement. Mortgagee may, in its sole discretion, permit Proceeds received by it to be returned to Mortgagor (rather than applied to the Mortgage Obligations) for use in Mortgagor’s operations.

SECTION 5. MISCELLANEOUS.

5.1 If the Mortgage Obligations and the Notes are indefeasibly paid and performed in full in accordance with the terms of the Notes, the Secured Hedge Transactions, this instrument and the other Credit Documents, then this instrument shall become null and void and, at

Mortgagor’s expense (to the extent permitted by applicable Law), it shall be released by Mortgagee; otherwise, it shall remain in full force and effect; provided that no release hereof shall impair Mortgagor’s warranties and indemnities contained herein or the liabilities assumed by Mortgagor hereunder. Holder may, at any time, and from time to time, release any part of the Mortgaged Property, or any property in which Mortgagor has granted a security interest to Holder, or any items assigned pursuant to Section 4 hereof, from the Liens evidenced by this instrument, but no such partial release shall ever affect or impair Holder’s Rights or Liens hereunder, except to the extent specifically stated in such instrument of partial release. Upon the sale or disposition of all or part of the Mortgaged Property, as permitted by the Credit Agreement, Holder or Mortgagee shall execute and deliver releases or other instruments as shall be necessary to release the lien of this instrument. Notwithstanding anything contained herein to the contrary, the Mortgagee shall not be required, except as expressly provided in the Credit Agreement, to obtain the consent of any Secured Party (as defined in the Credit Agreement) in order to amend, modify, revise, discharge, release or terminate this Mortgage regardless of whether this Mortgage secures a Mortgage Obligation or any other obligations or liabilities of the Borrower, the Mortgagor, any other Guarantor or any Subsidiary owed to such Secured Party.

5.2 This Mortgage and any and all covenants herein may from time to time, by instrument in writing signed by the Mortgagee and Mortgagor, be amended, waived, modified or supplemented, in each case, to such extent and in such manner as the Mortgagee may desire, but no such amendment, waiver, modification or supplement shall ever affect or impair Holder’s Rights or Liens hereunder, except to the extent specifically stated in such written instrument.

5.3 If Mortgagor conveys any interest in the Mortgaged Property (in compliance with or as permitted by the Credit Agreement), the Mortgagee shall execute and deliver a release covering the portion of the Mortgaged Property (and such related other property) that is subject to such conveyance, without in any way modifying or affecting Holder’s Rights and Liens hereunder with respect to the Mortgaged Property not subject to such conveyance or the liability of Mortgagor for payment and performance of the Mortgage Obligations, in whole.

5.4 In those instances where provision is made in this instrument to the effect that costs and expenses incurred or advances made by Holder shall constitute a demand obligation owing by Mortgagor and shall draw interest, and shall be secured by the Liens evidenced by this instrument, it is agreed that if no demand is made before the final maturity of the Notes, then the maturity of such items shall be contemporaneous with the maturity of the Notes, howsoever such maturity may occur.

5.5 Whenever herein the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender herein shall include each other gender where appropriate.

5.6 The captions, headings and arrangements used in this instrument are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

5.7 All Notices (as defined in Section 13.2 of the Credit Agreement) hereunder shall be in writing and mailed, telecopied, facsimile transmitted or delivered, to the applicable address provided in the Credit Agreement. All such Notices shall be effective, in the case of written Notices, when deposited in the mails or when telecopied or transmitted against receipt of a confirmation.

5.8 If any provision of this instrument, the Notes or of the other Credit Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term hereof and thereof, such provision shall be fully severable from all other provisions in this instrument, the Notes and the other Credit Documents, and this instrument, the Notes and the other Credit Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.

5.9 GOVERNING LAW. THIS INSTRUMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND COVERED BY THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT, EACH LETTER OF CREDIT ISSUER, EACH LENDER, EACH HEDGE BANK AND EACH OTHER SECURED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW AND, EXCEPT TO THE EXTENT THAT THE LAW OF A STATE IN WHICH A PORTION OF THE MORTGAGED PROPERTY IS LOCATED (OR WHICH IS OTHERWISE APPLICABLE TO A PORTION OF THE MORTGAGED PROPERTY) NECESSARILY GOVERNS WITH RESPECT TO PROCEDURAL AND SUBSTANTIVE MATTERS RELATING TO THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS, SECURITY INTERESTS AND OTHER RIGHTS AND REMEDIES OF THE SECURED PARTIES GRANTED HEREIN, THE LAWS OF SUCH STATE SHALL APPLY AS TO THAT PORTION OF THE MORTGAGED PROPERTY LOCATED IN (OR OTHERWISE SUBJECT TO THE LAWS OF) SUCH STATE.

5.10 The terms, provisions, covenants and conditions hereof shall be binding upon Mortgagor, and Mortgagor’s successors-in-title and assigns and shall inure to the benefit of Holder, and their respective successors-in-title and assigns.

5.11 This instrument may be construed and enforced from time to time as a mortgage, assignment, security agreement, fixture filing, financing statement, or contract, or any one or more of them as may be appropriate under applicable Laws, in order fully to effectuate the Liens hereof and the purposes and agreements herein set forth.

5.12 Without in any manner limiting the generality of any of the foregoing provisions hereof: this Mortgage covers goods that are or are to become fixtures on the real property described herein, and this Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Mortgaged Property; this Mortgage shall also be effective as a financing statement covering as-extracted collateral (including without limitation oil and gas and accounts related thereto), which will be financed at the wellhead or minehead of the wells or mines located on the Mortgaged Properties; this Mortgage is to be filed for record in the real/immovable property records of each county where any part of the Mortgaged Properties is situated, and may also be filed in the offices of the Bureau of Land Management or any relevant Federal or state agency (or any successor agencies); this Mortgage shall also be effective as a financing statement covering any other Mortgaged Property and may be filed in any other appropriate filing or recording office, including the real estate records. For purposes of this Mortgage as a financing statement, the Mortgagor is the “debtor” and the Mortgagee is the “secured party.” For purposes of contact by third parties, the mailing address of Mortgagor is the address of Mortgagor set forth in the first paragraph of this Mortgage and the address of Mortgagee from which information concerning the security interests hereunder may be obtained is the address of Mortgagee set forth in the first paragraph of this Mortgage. By the execution and delivery hereof, Mortgagor hereby authorizes the Mortgagee to file any financing statements, and any amendments or continuation statements with respect thereto, as to the Mortgaged Property pursuant to the UCC without the Mortgagor’s signature thereon. A carbon, photographic or other reproduction of this instrument shall be sufficient as a financing statement. Pursuant to the UCC, the Mortgagor authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Mortgaged Property without the signature of the Mortgagee in such form and in such offices as the Mortgagee reasonably determines appropriate to perfect the security interests of the Mortgagee under this Mortgage. The Mortgagor also authorizes the Mortgagee, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Mortgagor”, “all personal property of the Mortgagor” or words of similar effect. The Mortgagor shall pay all costs associated with the filing of such instruments.

In that regard, the following information is provided:

Name of Debtor:	ROAN RESOURCES, LLC
Address of Debtor:	600 Travis Street
Houston, TX 77002

State of Formation/Location: Delaware
Organizational ID Number:
Taxpayer ID Number:
Facsimile:
Telephone:

Principal Place of Business of Debtor:	600 Travis Street
Houston, TX 77002

Name of Secured Party:	Citibank, N.A.
as Administrative Agent and Mortgagee

Address of Secured
Party:	1615 Brett Road
OPS III New Castle, DE 19720

Owner of Record of Real Property:	ROAN RESOURCES, LLC

5.13 [Benefit to Mortgagor. Mortgagor acknowledges and agrees that it is in the best interest of Mortgagor to execute and deliver this instrument, as Mortgagor will receive substantial benefits as a result of the Borrower having entered into the borrowing base, revolving credit facility with the Lenders provided for in and evidenced by the Credit Agreement. Mortgagor further acknowledges and agrees that the value of the consideration received and to be received by Mortgagor is reasonably worth at least as much as the liability and obligation of Mortgagor incurred or arising under the Guarantee Agreement, this Mortgage, the other Credit Documents, and all related papers and arrangements. Mortgagor’s shareholders, partners, members, directors, and officers (as applicable) have determined that such liability and obligation may reasonably be expected to substantially benefit Mortgagor directly or indirectly. Mortgagor has had full and complete access to the underlying papers relating to the Loans to Borrower hereinabove described, and all other papers executed by Borrower or any other Guarantor, or any other Person in connection with such Loans, has reviewed them and is fully aware of the meaning and effect of their contents. Mortgagor is fully informed of all circumstances that bear upon the risks of executing the Guarantee Agreement and this Mortgage and that a diligent inquiry would reveal. Mortgagor has adequate means to obtain from Borrower on a continuing basis information concerning such Borrower’s financial condition, and is not depending on the Lenders, the Letter of Credit Issuers (as defined in the Credit Agreement) or the Administrative Agent to provide such information, now or in the future. Mortgagor agrees that none of the Lenders, affiliates of any Lender party to a Secured Hedge Transaction (as defined in the Credit Agreement), any Letter of Credit Issuer or the Administrative Agent shall have any obligation to advise or notify Mortgagor or to provide Mortgagor with any such financial data or information. Anything herein to the contrary notwithstanding, the maximum liability of Mortgagor hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Mortgagor under the Bankruptcy Code or any applicable federal and state requirements of law relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.]1

5.14 Any part of the Mortgaged Property may be released by Holder without affecting, subordinating, or releasing the lien, security interest, and assignment hereof against the remainder of the Mortgaged Property. The lien, security interest, and other rights granted hereby shall not affect or be affected by any other security taken for the Mortgage Obligations or any part thereof. The taking of additional security or the rearrangement, extension, or renewal of the Mortgage Obligations, or any part thereof, shall not release or impair the lien, security interest, and other rights granted hereby or affect the liability of any endorser, guarantor, or surety or improve the right of any permitted junior lienholder; and this Mortgage, as well as any instrument given to secure any rearrangement, renewal, or extension of the Mortgage Obligations secured hereby, or any part thereof, shall be and remain a first and prior lien, except as otherwise provided herein, on all of the Mortgaged Property not expressly released until the Mortgage Obligations is completely paid.

[1]	Include if applicable

5.15 This instrument has been executed in a number of identical counterparts, each of which shall be deemed an original, and all of which are identical, except that in order to facilitate recordation, portions of Exhibit A hereto that describe Mortgaged Property situated in jurisdictions other than the particular jurisdiction in which a counterpart hereof is being recorded may be omitted from such counterpart. In making proof of this instrument, it shall not be necessary for Holder to account for all counterparts, and it shall be sufficient for Holder to produce but one such counterpart.

5.16 Capitalized Terms. Capitalized terms not otherwise defined herein shall have the respective meanings provided for such terms in the Credit Agreement. Whenever a recorded counterpart of this instrument contains specific descriptions that are less than all of the descriptions contained in any full counterpart lodged with Mortgagee, the omitted descriptions are hereby included by reference in such recorded counterpart as if each recorded counterpart conformed to any full counterpart lodged with Mortgagee.

5.17 THIS INSTRUMENT, THE NOTES, THE CREDIT AGREEMENT, AND THE OTHER CREDIT DOCUMENTS REFERRED TO THEREIN REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

5.18 Capitalized Terms. Capitalized terms not otherwise defined herein shall have the same respective meanings provided for such terms in the Credit Agreement.

5.19 Maturity Date. A portion of the Mortgage Obligations shall mature on September 5, 2022.

(Signatures begin on following page)

In Witness Whereof this instrument is executed as of the day and year set forth for Mortgagor’s acknowledgment hereto, but shall be effective as of the Effective Date.

MORTGAGOR:

ROAN RESOURCES LLC

By:
Name:
Title:

CITIBANK, N.A., as Mortgagee

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on September 5, 2017, by                        ,                          of Roan Resources LLC, a Delaware limited liability company, on behalf of said limited liability company, and in the capacity and for the purpose and consideration therein stated.

NOTARY PUBLIC in and for the State of Texas
Printed Name:
My commission expires:
Notarial No.:

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This instrument was acknowledged before me on September 5, 2017, by                        ,                          of Citibank, N.A., a national association, on behalf of said national association, and in the capacity and for the purpose and consideration therein stated.

NOTARY PUBLIC in and for the State of Texas
Printed Name:
My commission expires:
Notarial No.:

Exhibit A

Mortgage, Assignment of Production, Security Agreement,

Fixture Filing and Financing Statement,

dated as of September 5, 2017

from Roan Resources LLC, as Mortgagor

TO

Citibank, N.A., as Administrative Agent and as Mortgagee

Mortgaged Properties

1. Depth limitations, unit designations, unit tract descriptions and descriptions (including percentages, decimals or fractions) of undivided leasehold interests, well names, “Operating Interests”, “Working Interests” and “Net Revenue Interests” contained in this Exhibit A and the listing of any percentage, decimal or fractional interest in this Exhibit A shall not be deemed to limit or otherwise diminish the interests being subjected to the lien, security interest and encumbrance of this instrument.

2. Some of the land descriptions in this Exhibit A may refer only to a portion of the land covered by a particular oil and gas lease. This Mortgage is not limited to the land described in Exhibit A but is intended to cover the entire interest of the Mortgagor in any lease or lands described in Exhibit A even if such interest relates to land not described in Exhibit A. Reference is made to the land descriptions contained in the documents of title recorded as described in this Exhibit A. To the extent that the land descriptions in this Exhibit A are incomplete, incorrect or not legally sufficient, the land descriptions contained in the documents so recorded are incorporated herein by this reference. Furthermore, to the extent that lands are described by or refer to Section, Township and Range in Exhibit A, it is the intent of the parties hereto that Mortgagor is encumbering all of its right, title and interest in and to the lands so described or referred to on Exhibit A, including, but not limited to, any oil and gas leases, wells or other interests (whether created or earned contractually or via regulatory order, or otherwise) now owned or hereafter acquired by Mortgagor in such lands whether or not specifically described on Exhibit A.

3. Some of the descriptions contained in this Exhibit A may refer to a well or wells. This instrument is not limited to the well or wells described in this Exhibit A, but is intended to cover the entire interest of the Mortgagor in the well, any and all leases underlying the well, any pooling interest acquired or owned by the Mortgagor in any unit comprised of the well and all personal property associated therewith.

4. References in Exhibit A to instruments on file in the public records are made for all purposes. Unless provided otherwise, all recording references in Exhibit A are to the official conveyance records of the county in which (or, if the Mortgaged Property is located on the outer continental shelf, then of the county or counties adjacent to which) the Mortgaged Property is located and in which records such documents are or in the past have been customarily recorded, whether Conveyance Records, Oil and Gas Records, Oil and Gas Lease Records or other records.

5. A statement herein that a certain interest described herein is subject to the terms of certain described or referred to agreements, instruments or other matters shall not operate to subject such interest to any such agreement, instrument or other matter except to the extent that such agreement, instrument or matter is otherwise valid and presently subsisting nor shall such statement be deemed to constitute a recognition by the parties hereto that any such agreement, instrument or other matter is valid and presently subsisting.

WHENEVER IN EXHIBIT A TO THIS MORTGAGE THERE IS A PROPERTY DESCRIPTION THAT REFERS TO A GOVERNMENTAL SECTION (WHETHER AS “SECTION”, “SEC,” SIMPLY “S” OR WITHOUT ANY DESIGNATION EXCEPT IN THE COLUMN HEADER) WITHOUT FURTHER REFERRING TO A PARTICULAR GOVERNMENTAL SUBDIVISION(S) OF THE SECTION, THAT PROPERTY DESCRIPTION IS INTENDED TO REFER TO AND ENCOMPASS THE ENTIRE GOVERNMENTAL SECTION.

[Do not detach this page]

EXHIBIT A

[To be attached]

EXHIBIT F

FORM OF CREDIT PARTY CLOSING CERTIFICATE

[To be attached.]

F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	Roan Resources LLC

4.	Administrative Agent:	Citibank, N.A., as Administrative Agent under the Credit Agreement (as defined below).

5.	Credit Agreement:	The Credit Agreement, dated as of September [ ], 2017 (the “Credit Agreement”), among ROAN RESOURCES LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), CITIBANK, N.A., as Administrative Agent and as a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

G-1

6. Assigned Interest:

Total Commitment for all Lenders	Amount of Commitment/Loans Assigned	Commitment Percentage[1]
$	$	%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[ ]	[ ]

[Remainder of page intentionally left blank; signature page follows]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

G-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Signature Page

Roan Resources LLC

Assignment and Acceptance Agreement

Consented to and Accepted:

CITIBANK, N.A., as Administrative Agent and as a Letter of Credit Issuer

By:
Name:
Title:

[[ ], as a Letter of Credit Issuer]

By:
Name:
Title:

Signature Page

Roan Resources LLC

Assignment and Acceptance Agreement

Consented to:

ROAN RESOURCES LLC

By:
Name:
Title:

Signature Page

Roan Resources LLC

Assignment and Acceptance Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Annex 1-1

EXHIBIT H

FORM OF PROMISSORY NOTE

New York, New York

[                    ], 201[        ]

FOR VALUE RECEIVED, the undersigned, ROAN RESOURCES LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of [                    ] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as CITIBANK, N.A. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below) on the Maturity Date, the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 2.5(e) of the Credit Agreement, dated as of September [    ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto (the “Lenders”), CITIBANK, N.A., as Administrative Agent and as a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Section 1 of the Credit Agreement).

This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

H-1

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5 of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

H-2

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ROAN RESOURCES LLC,

By:
Name:
Title: